Exhibit (a)(1)(i)
Offer to Purchase for Cash
All Outstanding Shares of Common Stock
of
MYOKARDIA, INC.
at
$225.00 Net Per Share
by
GOTHAM MERGER SUB INC.
a wholly owned subsidiary of
BRISTOL-MYERS SQUIBB COMPANY
THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT MIDNIGHT (NEW YORK CITY TIME), ONE MINUTE AFTER 11:59 P.M. NEW YORK CITY TIME, ON NOVEMBER 16, 2020, UNLESS THE
OFFER IS EXTENDED OR EARLIER TERMINATED.
THIS OFFER IS BEING MADE PURSUANT TO THE AGREEMENT AND PLAN OF MERGER, DATED AS OF OCTOBER 3, 2020, (TOGETHER WITH ANY AMENDMENTS OR SUPPLEMENTS THERETO, THE “MERGER AGREEMENT”) BY AND AMONG MYOKARDIA, INC., A DELAWARE CORPORATION (“MYOKARDIA”), BRISTOL-MYERS SQUIBB COMPANY, A DELAWARE CORPORATION (“PARENT”) AND GOTHAM MERGER SUB INC., A DELAWARE CORPORATION AND A WHOLLY OWNED SUBSIDIARY OF PARENT (“PURCHASER”). PURCHASER IS OFFERING TO PURCHASE ALL OF THE OUTSTANDING SHARES OF COMMON STOCK (THE “SHARES”), PAR VALUE $0.0001 PER SHARE, OF MYOKARDIA FOR $225.00 PER SHARE, NET TO THE SELLER IN CASH, WITHOUT INTEREST AND LESS ANY REQUIRED WITHHOLDING TAXES, UPON THE TERMS AND SUBJECT TO THE CONDITIONS SET FORTH IN THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL (WHICH, TOGETHER WITH ANY AMENDMENTS OR SUPPLEMENTS HERETO AND THERETO, COLLECTIVELY CONSTITUTE THE “OFFER”). UNDER NO CIRCUMSTANCES WILL WE PAY INTEREST ON THE CONSIDERATION PAID FOR SHARES PURSUANT TO THE OFFER, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT. THE MERGER AGREEMENT PROVIDES, AMONG OTHER THINGS, THAT AS SOON AS PRACTICABLE FOLLOWING (BUT IN ANY EVENT ON THE SAME DATE AS) THE ACCEPTANCE OF THE SHARES FOR PAYMENT (THE “OFFER ACCEPTANCE TIME”), SUBJECT TO THE SATISFACTION OR WAIVER OF THE OTHER CONDITIONS SET FORTH IN THE MERGER AGREEMENT AND IN ANY EVENT NO LATER THAN ONE BUSINESS DAY FOLLOWING THE SATISFACTION OR WAIVER OF SUCH CONDITIONS, PURCHASER WILL BE MERGED WITH AND INTO MYOKARDIA (THE “MERGER”), WITHOUT A VOTE OF THE STOCKHOLDERS OF MYOKARDIA IN ACCORDANCE WITH SECTION 251(H) OF THE DELAWARE GENERAL CORPORATION LAW (THE “DGCL”).
THE BOARD OF DIRECTORS OF MYOKARDIA, AT A MEETING DULY CALLED AND HELD, UNANIMOUSLY ADOPTED RESOLUTIONS (A) DETERMINING THAT THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT, INCLUDING THE OFFER AND THE MERGER (THE “TRANSACTIONS”), ARE ADVISABLE, FAIR TO AND IN THE BEST INTERESTS OF MYOKARDIA AND ITS STOCKHOLDERS, (B) AUTHORIZING AND APPROVING THE EXECUTION, DELIVERY AND PERFORMANCE BY MYOKARDIA OF THE MERGER AGREEMENT AND THE CONSUMMATION BY MYOKARDIA OF THE TRANSACTIONS, (C) RESOLVING THAT THE MERGER WILL BE EFFECTED UNDER SECTION 251(H) OF THE DGCL AND THAT THE MERGER WILL BE CONSUMMATED AS SOON AS PRACTICABLE FOLLOWING THE

OFFER ACCEPTANCE TIME, AND (D) RECOMMENDING THAT MYOKARDIA’S STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES IN THE OFFER. MYOKARDIA HAS BEEN ADVISED THAT ALL OF ITS DIRECTORS AND EXECUTIVE OFFICERS INTEND TO TENDER ALL OF THEIR TRANSFERRABLE SHARES PURSUANT TO THE OFFER.
THE OFFER IS NOT CONDITIONED ON OBTAINING FINANCING OR THE FUNDING THEREOF. HOWEVER, THE OFFER IS SUBJECT TO VARIOUS OTHER CONDITIONS, INCLUDING, AMONG OTHER THINGS, THAT THE NUMBER OF SHARES VALIDLY TENDERED (AND NOT PROPERLY WITHDRAWN) PRIOR TO THE EXPIRATION OF THE OFFER (BUT EXCLUDING SHARES TENDERED PURSUANT TO GUARANTEED DELIVERY PROCEDURES THAT HAVE NOT YET BEEN “RECEIVED”, AS DEFINED BY SECTION 251(H)(6) OF THE DGCL), TOGETHER WITH THE SHARES THEN OWNED BY PARENT OR PURCHASER, REPRESENTS AT LEAST ONE SHARE MORE THAN 50% OF THE THEN OUTSTANDING SHARES. A SUMMARY OF THE PRINCIPAL TERMS OF THE OFFER, INCLUDING THE CONDITIONS, APPEARS ON PAGES (1) THROUGH (8).
A SUMMARY OF THE PRINCIPAL TERMS OF THE OFFER IS PROVIDED HEREIN UNDER THE HEADING “SUMMARY TERM SHEET”. THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION, AND YOU SHOULD READ BOTH CAREFULLY BEFORE DECIDING WHETHER TO TENDER YOUR SHARES.
QUESTIONS, REQUESTS FOR ASSISTANCE AND REQUESTS FOR ADDITIONAL COPIES OF THIS OFFER TO PURCHASE, THE LETTER OF TRANSMITTAL AND THE NOTICE OF GUARANTEED DELIVERY MAY BE DIRECTED TO THE INFORMATION AGENT AT THE ADDRESS AND TELEPHONE NUMBER SET FORTH ON THE BACK COVER OF THIS OFFER TO PURCHASE. STOCKHOLDERS ALSO MAY CONTACT THEIR BROKERS, DEALERS, BANKS, TRUST COMPANIES OR OTHER NOMINEES FOR ASSISTANCE CONCERNING THE OFFER.
October 19, 2020

IMPORTANT
If you desire to tender all or any portion of your Shares in the Offer, this is what you must do:
•
If you are a record holder (i.e., a stock certificate or uncertificated stock in book-entry form has been issued to you), you must complete and sign the enclosed Letter of Transmittal, in accordance with the instructions provided therein, and send it with your stock certificate and any other documents required in the Letter of Transmittal to Equiniti Trust Company, the depositary for the Offer (the “Depositary”), or follow the procedures for book-entry transfer set forth in Section 3 of this Offer to Purchase. These materials must reach the Depositary prior to the expiration of the Offer. Detailed instructions are contained in the Letter of Transmittal and in “The Offer—Section 3—Procedures for Tendering Shares” of this Offer to Purchase.

•
If you are a record holder and your stock is certificated but your stock certificate is not available or you cannot deliver it to the Depositary prior to the expiration of the Offer, you may be able to tender your Shares using the enclosed Notice of Guaranteed Delivery. Please call MacKenzie Partners, Inc., the information agent for the Offer, toll free, at 1-800-322-2885 for assistance. See “The Offer—Section 3—Procedures for Tendering Shares” for further details.

•
If you hold your Shares through a broker, dealer, commercial bank, trust company or other nominee, you must contact your broker, dealer, commercial bank, trust company or other nominee and give instructions that your Shares be tendered.

The Letter of Transmittal, the certificates for the Shares and any other required documents must reach the Depositary prior to the expiration of the Offer (currently scheduled for midnight (New York City time), one minute after 11:59 p.m. New York City time, on November 16, 2020, unless extended or earlier terminated), unless the procedures for guaranteed delivery described in “The Offer—Section 3—Procedure for Tendering Shares” of this Offer to Purchase are followed.
This transaction has not been approved or disapproved by the U.S. Securities and Exchange Commission (the “SEC”) or any state securities commission nor has the SEC or any state securities commission passed upon the fairness or merits of this transaction or upon the accuracy or adequacy of the information contained in this Offer to Purchase or the Letter of Transmittal. Any representation to the contrary is unlawful.
* * *
Questions and requests for assistance may be directed to the information agent at the address and telephone number set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other related materials may be obtained from the information agent or from your broker, dealer, commercial bank, trust company or other nominee. Copies of these materials may also be found at the website maintained by the SEC at www.sec.gov. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance.

SUMMARY TERM SHEET
Gotham Merger Sub Inc. (“Purchaser”), a wholly owned subsidiary of Bristol-Myers Squibb Company (“Parent”), is offering to purchase all of the outstanding shares of common stock, par value $0.0001 per share, of MyoKardia, Inc. (“MyoKardia”) for $225.00 per share (the “Offer Price”), net to the seller of such Shares in cash, without interest and less any required withholding taxes, upon the terms and subject to the conditions set forth in this Offer to Purchase, the related Letter of Transmittal, and pursuant to the Agreement and Plan of Merger, dated as of October 3, 2020, by and among MyoKardia, Parent and Purchaser (the “Merger Agreement”). The following are some of the questions you, as a MyoKardia stockholder, may have, and answers to those questions. This summary term sheet is not meant to be a substitute for the more detailed information contained in the remainder of this Offer to Purchase, and you should carefully read this Offer to Purchase and the accompanying Letter of Transmittal in their entirety because the information in this summary term sheet is not complete and additional important information is contained in the remainder of this Offer to Purchase and the related Letter of Transmittal. This summary term sheet includes cross-references to other sections of this Offer to Purchase to direct you to the sections of the Offer to Purchase containing a more complete description of the topics covered in this summary term sheet. Unless the context otherwise requires, the terms “we,” “us” and “our” refer to Purchaser. The information concerning MyoKardia contained herein and elsewhere in the Offer to Purchase has been provided to Parent and Purchaser by MyoKardia or has been taken from or is based upon publicly available documents or records of MyoKardia on file with the SEC or other public sources at the time of the Offer. Parent and Purchaser have not independently verified the accuracy or completeness of such information.
Securities Sought
All of the outstanding shares of common stock, par value $0.0001 per share (the “Shares”), of MyoKardia.
Price Offered Per Share
$225.00, net to the seller in cash, without interest, and subject to deduction for any required withholding of taxes.
Scheduled Expiration of Offer
Midnight (New York City time), one minute after 11:59 p.m. New York City time, on November 16, 2020, unless the Offer is extended or earlier terminated.
Purchaser
Gotham Merger Sub Inc., a Delaware corporation and a wholly owned subsidiary of Bristol-Myers Squibb Company, a Delaware corporation.
Who is offering to buy my securities?
Our name is Gotham Merger Sub Inc., a wholly owned subsidiary of Parent. We are a Delaware corporation formed for the purpose of making this tender offer for all of the outstanding Shares and completing the process by which we will be merged with and into MyoKardia. See the “Introduction” to this Offer to Purchase and “The Offer—Section 9 —Certain Information Concerning Purchaser and Parent.”
What securities are you offering to purchase?
We are offering to purchase all of the outstanding Shares, on the terms and subject to the conditions set forth in this Offer to Purchase and the related Letter of Transmittal. We refer to each share of MyoKardia common stock as a “Share.” See the “Introduction” to this Offer to Purchase and “The Offer—Section 1—Terms of the Offer.”
Why are you making the Offer?
We are making the Offer to acquire the entire equity interest in MyoKardia. If the Offer is consummated, upon the terms and subject to the conditions set forth in the Merger Agreement and in accordance with the provisions of the General Corporation Law of the State of Delaware (the “DGCL”), Purchaser will be merged with and into MyoKardia (the “Merger”), with MyoKardia surviving the Merger. Upon consummation of the Merger, MyoKardia will cease to be a publicly traded company and will become a wholly owned subsidiary of Parent.

How much are you offering to pay for my securities and what is the form of payment? Will I have to pay any fees or commissions?
We are offering to pay $225.00 per Share, net to the seller in cash, without interest and less any required withholding taxes. If you are the record holder of your Shares (i.e., a stock certificate or uncertificated stock in book-entry form has been issued to you) and you directly tender your Shares to Purchaser in the Offer, you will not have to pay brokerage fees or similar expenses. If you own your Shares through a broker, dealer, commercial bank, trust company or other nominee, and your broker, dealer, commercial bank, trust company or other nominee tenders your Shares on your behalf, then they may charge you a fee for doing so. You should consult your broker, dealer, commercial bank, trust company or other nominee to determine whether any charges will apply. See the “Introduction” to this Offer to Purchase and “The Offer—Section 2—Acceptance for Payment and Payment for Shares.”
Do you have the financial resources to pay for the Shares?
Yes. We have sufficient resources available to make the payment for your Shares. Based upon MyoKardia’s filings with the SEC and more recent information provided to Purchaser by MyoKardia, we estimate that we will need approximately $13.1 billion to acquire MyoKardia pursuant to the Offer and the Merger, to pay amounts payable in respect of the MyoKardia Stock Options, the MyoKardia RSU Awards the MyoKardia PSU Awards (each as defined below), to pay related fees and expenses and to pay all other amounts that may become due and payable as a result of the Offer and the Merger. Parent and its controlled affiliates expect to contribute or otherwise advance to Purchaser the funds necessary to consummate the Offer and the Merger and to pay related fees and expenses. It is anticipated that all of such funds will be obtained from Parent’s or its controlled affiliates’ general corporate funds.
The Offer is not conditioned upon any financing arrangements or the funding thereof. See “The Offer—Section 10—Source and Amount of Funds.”
Is your financial condition relevant to my decision to tender in the Offer?
No. We do not think our financial condition is relevant to your decision whether to tender Shares and accept the Offer because:
•	the Offer is being made for all outstanding Shares solely for cash;
•
as described above, we, through Parent and its controlled affiliates, have sufficient funds available to purchase all Shares validly tendered, and not withdrawn, in the Offer and to provide funding for the Merger, which is expected to occur as soon as practicable following (but in any event on the same day as) the Offer Acceptance Time (as defined below), subject to the satisfaction or waiver of the other conditions set forth in the Merger Agreement and in any event no later than one business day following the satisfaction or waiver of such conditions;

•	consummation of the Offer is not subject to any financing condition; and
•	if we consummate the Offer, we expect to acquire any remaining Shares for the same cash per Share price in the Merger.
See “The Offer—Section 10—Source and Amount of Funds.”
What are the most significant conditions to the Offer?
Notwithstanding any other provision of the Merger Agreement or the Offer and in addition to (and not in limitation of) our right to extend and amend the Offer pursuant to the provisions of the Merger Agreement, we will not be required to (and Parent will not be required to cause Purchaser to) accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act, pay for any Shares validly tendered and not properly withdrawn pursuant to the Offer if any of the following conditions, among other conditions, exist or have occurred and are continuing at the scheduled Expiration Time of the Offer:
•
the number of Shares validly tendered (and not properly withdrawn) prior to the expiration of the Offer (but excluding Shares tendered pursuant to guaranteed delivery procedures that have not yet been “received”, as defined by Section 251(h)(6) of the DGCL), together with the Shares then owned by Parent or Purchaser, does not represent at least one Share more than 50% of the then outstanding Shares (the “Minimum Condition”);

•
any Restraint is in effect enjoining, making illegal or otherwise prohibiting consummation of the Offer or the Merger (the “Restraints Condition”); “Restraints” means any outstanding order, judgment, injunction, ruling, writ, stipulation, settlement, award, finding, determination or decree of any governmental authority enacted, promulgated, issued, entered, amended or enforced or deemed applicable by any governmental authority of competent jurisdiction or any applicable Law; “Law(s)” means laws (whether foreign, federal, state, provincial, local, municipal, common or otherwise), statutes, treaties, directives, ordinances, codes, acts, constitutions, conventions, executive orders, decrees, rules or regulations enacted, adopted, promulgated or applied by any governmental authority;

•
there is an Action instituted or pending by a governmental authority of competent jurisdiction seeking any judgment (a) to prevent, prohibit or make illegal the consummation of the Offer or the Merger, (b) to prohibit Parent’s ability to vote, transfer, receive dividends or otherwise exercise full rights of ownership with respect to the stock of MyoKardia or (c) in connection with the Offer or the Merger, to prohibit, limit, restrain or impair in any material respect Parent’s ability to own, control, direct, manage, or operate or to retain or change any material portion of the assets, licenses, operations, rights, product lines, businesses or interests therein of MyoKardia or its subsidiaries or any of the material assets, licenses, operations, rights, product lines, businesses or interests therein of Parent or its subsidiaries (other than, in each case, a Divestiture Action (as defined below) required to be taken by Parent and Purchaser pursuant to the Merger Agreement) (the “Actions Condition”); an “Action” means any pending or threatened legal or administrative claim, audit, arbitration, proceeding, suit, charge, complaint, arbitration or action by or before any governmental authority;

•
the waiting period (and any extension thereof) applicable to the consummation of the Offer or the Merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the “HSR Act”) has neither expired nor has early termination thereof been granted or there is in effect any voluntary agreement between Parent, Purchaser or MyoKardia and the Federal Trade Commission or the Department of Justice pursuant to which Parent, Purchaser or MyoKardia will not consummate the Merger for any period of time (the “Governmental Consents Condition”);

•
there is an inaccuracy in the representations and warranties made by MyoKardia in the Merger Agreement, subject to the materiality and other qualifications set forth in the Merger Agreement, as described in more detail in “The Offer—Section 15—Conditions to the Offer”;

•
MyoKardia has not complied with or performed in all material respects its obligations required to be complied with or performed by it prior to the scheduled Expiration Time under the Merger Agreement; and

•
since the date of the Merger Agreement there has been a Material Adverse Effect (as defined in the Merger Agreement and described in more detail in “The Offer—Section 15—Conditions to the Offer”) that is continuing as of the scheduled Expiration Time.

Other conditions to the Offer are described in “The Offer—Section 15—Conditions to the Offer.” See also “The Offer—Section 16—Certain Legal Matters; Regulatory Approvals.” Consummation of the Offer is not conditioned on obtaining financing or the funding thereof.
Is there an agreement governing the Offer?
Yes. MyoKardia, Parent and Purchaser have entered into the Agreement and Plan of Merger, dated as of October 3, 2020. Pursuant to the Merger Agreement, the parties have agreed on, among other things, the terms and conditions of the Offer and, following consummation of the Offer, the Merger of Purchaser with and into MyoKardia. See the “Introduction” to this Offer to Purchase and “The Offer—Section 13—The Transaction Documents—The Merger Agreement.”
What does MyoKardia’s board of directors think about the Offer?
MyoKardia’s board of directors (the “MyoKardia Board”), at a meeting duly called and held, unanimously adopted resolutions:
•	determining that the Merger Agreement and the Transactions are advisable, fair to and in the best interests of MyoKardia and its stockholders;

•	authorizing and approving the execution, delivery and performance by MyoKardia of the Merger Agreement and the consummation by MyoKardia of the Transactions;
•	resolving that the Merger will be effected under Section 251(h) of the DGCL and that the Merger will be consummated as soon as practicable following the Offer Acceptance Time; and
•	recommending that MyoKardia’s stockholders accept the Offer and tender their Shares in the Offer.
MyoKardia will file a Tender Offer Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC (the “Schedule 14D-9”) indicating the approval of the Merger Agreement, the Offer, the Merger and the other transactions contemplated by the Merger Agreement by the MyoKardia Board and recommending that MyoKardia’s stockholders tender their Shares in the Offer.
See “The Offer—Section 11—Background of the Offer; Contacts with MyoKardia” and “The Offer—Section 13—The Transaction Documents—The Merger Agreement.” We expect that a more complete description of the reasons for the MyoKardia Board’s approval of the Offer and the Merger will be set forth in the Schedule 14D-9 filed with the SEC and mailed to MyoKardia stockholders.
How long do I have to decide whether to tender my Shares in the Offer?
You have until midnight (New York City time), one minute after 11:59 p.m. New York City time, on November 16, 2020, to decide whether to tender your Shares in the Offer. See “The Offer—Section 1—Terms of the Offer.” If you cannot deliver everything required to make a valid tender to Equiniti Trust Company, the depositary for the Offer (the “Depositary”), prior to such time, you may be able to use a guaranteed delivery procedure, which is described in “The Offer—Section 3—Procedures for Tendering Shares.” In addition, if we extend the Offer as described below under “Introduction” to this Offer to Purchase, you will have an additional opportunity to tender your Shares. Please be aware that if your Shares are held by a broker, dealer, commercial bank, trust company or other nominee, they may require advance notification before the expiration time of the Offer.
When and how will I be paid for my tendered Shares?
In accordance with the terms and conditions of the Merger Agreement, and subject only to the satisfaction or waiver (to the extent such waiver is permitted by the Merger Agreement and applicable Law) of the conditions to the Offer set forth in “The Offer—Section 15—Conditions of the Offer” and, for the avoidance of doubt, no other conditions, Purchaser will (and Parent will cause Purchaser to), at or as promptly as practicable following the expiration of the Offer, irrevocably accept for payment (such time of acceptance for payment, the “Offer Acceptance Time”) and, at or as promptly as practicable following the Offer Acceptance Time (and in any event within three business days), pay for all Shares validly tendered and not properly withdrawn pursuant to the Offer.
We will pay for your validly tendered and not properly withdrawn Shares by depositing the purchase price with the Depositary, which will act as your agent for the purpose of receiving payments from Purchaser and transmitting such payments to you. In all cases, payment for tendered Shares will be made only after timely receipt by the Depositary of certificates for such Shares (or of a confirmation of a book-entry transfer of such Shares as described in “The Offer—Section 3—Procedures for Tendering Shares”), a properly completed and duly executed Letter of Transmittal (or manually signed facsimile thereof) and any other required documents for such Shares.
Can the Offer be extended and under what circumstances?
Yes. If, at the then-scheduled expiration of the Offer, any of the conditions to the Offer (the “Offer Conditions”) have not been satisfied or waived by Parent and Purchaser (to the extent such waiver is permitted under the Merger Agreement and applicable Law), then (a) we may, in our sole discretion (and without the consent of MyoKardia or any other person) and (b) upon MyoKardia’s written request, we will, and Parent will cause Purchaser to, extend the Offer on one or more occasions in consecutive increments of up to ten business days each (each such increment to end at 5:00 p.m., New York City time, on the last business day of such increment) in order to permit the satisfaction of such Offer Condition(s); provided, however, that (i) we will not be required to extend the Offer to a date later than the Outside Date (as defined below) and we will not be permitted to extend the offer to a date later than the Outside Date without the prior written consent of MyoKardia and (ii) if at any then scheduled expiration of the Offer, all of the Offer Conditions (other than the Minimum Condition and any Offer Conditions that are by their nature to be satisfied at the Offer Acceptance Time) have been satisfied or waived (to the extent permitted by the Merger Agreement and applicable Law) and the Minimum Condition has not been satisfied, we will not be required to

(and Parent will not be required to cause Purchaser to) extend the Offer for more than three additional consecutive increments of ten business days (or such shorter periods as may be agreed to by MyoKardia and Purchaser). We will extend the Offer for the minimum period required by applicable Law, interpretation or position of the SEC or its staff or The NASDAQ Global Select Market (the “NASDAQ”) or its staff. We will not, and Parent will not permit Purchaser to, extend the Offer in any manner except as required or expressly permitted as set forth in this paragraph. See “The Offer—Section 1—Terms of the Offer.” The “Outside Date” means March 3, 2021; provided that, if as of five business days prior to such date, any of (a) the Restraints Condition (if the Restraint relates to an Antitrust Law), (b) the Actions Conditions (if the Action relates to an Antitrust Law) and (c) the Governmental Consents Condition will not have been satisfied or waived (to the extent permitted by the Merger Agreement and applicable Law), then Parent or MyoKardia may extend the Outside Date for an additional thirty days.
Will you provide a subsequent offering period?
We do not presently intend to offer a subsequent offering period.
How will I be notified if the Offer is extended?
If we extend the Offer, we will inform the Depositary of that fact and will make a public announcement of the extension no later than 9:00 a.m., New York City time, on the business day after the day on which the Offer was scheduled to expire.
How do I tender my Shares?
If you wish to accept the Offer, this is what you must do:
•
If you are a record holder (i.e., a stock certificate or uncertificated stock in book-entry form has been issued to you), you must complete and sign the enclosed Letter of Transmittal, in accordance with the instructions provided therein, and send it with your stock certificates and any other documents required in the Letter of Transmittal to the Depositary or follow the procedures for book-entry transfer set forth in Section 3 of this Offer to Purchase. These materials must reach the Depositary prior to the expiration of the Offer. Detailed instructions are contained in the Letter of Transmittal and in “The Offer—Section 3—Procedures for Tendering Shares.”

•
If you are a record holder and your stock is certificated, but your stock certificate is not available or you cannot deliver it to the Depositary prior to the expiration of the Offer, you may be able to tender your Shares using the enclosed Notice of Guaranteed Delivery. Please call MacKenzie Partners, Inc., the Information Agent, toll free, at 1-800-322-2885 or by email at tenderoffer@mackenziepartners.com for assistance. See “The Offer—Section 3—Procedures for Tendering Shares” for further details.

•
If you hold your Shares through a broker, dealer, commercial bank, trust company or other nominee, you must contact your broker, dealer, commercial bank, trust company or other nominee and give instructions that your Shares be tendered.

How do I tender Shares that are not represented by a certificate?
If you directly hold uncertificated Shares in an account with MyoKardia’s transfer agent, Computershare Trust Company, N.A., you should follow the instructions for book-entry transfer of your Shares as described in Section 3 of this Offer to Purchase and in the attached Letter of Transmittal. If you hold your uncertificated MyoKardia Shares through a broker, dealer, commercial bank, trust company or other nominee, you must contact your broker, dealer, commercial bank, trust company or other nominee and give instructions that your MyoKardia Shares be tendered.
Until what time can I withdraw tendered Shares?
You can withdraw some or all of the Shares that you previously tendered in the Offer at any time prior to the expiration time of the Offer (as it may be extended from time to time). Further, if we have not accepted your Shares for payment by December 18, 2020, you may withdraw them at any time after December 18, 2020. Once we accept your tendered Shares for payment upon expiration of the Offer, however, you will no longer be able to withdraw them. See “The Offer—Section 4—Withdrawal Rights.”

How do I withdraw tendered Shares?
To withdraw Shares that you previously tendered in the Offer, you must deliver a written notice of withdrawal, or a facsimile of one, which includes the required information, to the Depositary while you have the right to withdraw such Shares. If you tendered Shares by giving instructions to a broker, dealer, commercial bank, trust company or other nominee, then you must instruct the broker, dealer, commercial bank, trust company or other nominee to arrange to withdraw the Shares. See “The Offer—Section 4—Withdrawal Rights.”
Can holders of stock options and/or restricted stock units participate in the Offer?
The Offer is only for the outstanding shares of common stock of MyoKardia that are not subject to vesting conditions and not for (a) any options to purchase Shares, whether granted under a MyoKardia Stock Plan (as defined below) or otherwise (“MyoKardia Stock Options”), or any options to purchase Shares granted under the MyoKardia ESPP (as defined below), (b) any award of restricted stock units subject only to time-based vesting conditions, whether granted under a MyoKardia Stock Plan or otherwise (“MyoKardia RSU Awards”), or (c) any award of restricted stock units subject to performance-based vesting conditions, whether granted under a MyoKardia Stock Plan or otherwise (“MyoKardia PSU Awards”). If you hold unexercised MyoKardia Stock Options and you wish to participate in the Offer, you must exercise your MyoKardia Stock Options (to the extent they are exercisable) in accordance with the terms of the award agreement and tender such Shares received upon the exercise in accordance with the terms of the Offer. “MyoKardia Stock Plan” means each of the MyoKardia, Inc. 2012 Equity Incentive Plan, as amended, and the MyoKardia, Inc. 2015 Stock Option and Incentive Plan, as amended. Holders of unexercisable MyoKardia Stock Options will be unable to exercise such MyoKardia Stock Options and are not eligible to participate in the Offer with respect to the Shares underlying such MyoKardia Stock Options, unless they become exercisable by their terms prior to the Offer Acceptance Time.
Prior to the time at which the Merger becomes effective (the “Merger Effective Time”), the MyoKardia Board (or, if appropriate, any committee thereof administering the MyoKardia Stock Plans) will adopt such resolutions and take such other lawful actions (which, in each case, do not involve the payment of any consideration in excess of, or in addition to, the consideration described in clauses (a) through (c) below) as may be required to provide that, immediately prior to the Merger Effective Time, by virtue of the Merger and without any action on the part of the holder thereof:
(a) each MyoKardia Stock Option, whether vested or unvested, that is outstanding and unexercised immediately prior to the Merger Effective Time will be cancelled and automatically converted into solely the right to receive, for each Share underlying such MyoKardia Stock Option, without interest and subject to deduction for any required withholding under applicable tax law, an amount in cash from Parent or the surviving corporation equal to the excess of (i) the Offer Price over (ii) the per share exercise price of such MyoKardia Stock Option (the “Option Payment”); from and after the Merger Effective Time, the holder of any cancelled MyoKardia Stock Option will only be entitled to receive the Option Payment in respect of such cancelled MyoKardia Stock Option (See “The Offer—Section 13—The Transaction Documents—The Merger Agreement—MyoKardia Stock Options”);
(b) each MyoKardia RSU Award that is outstanding immediately prior to the Merger Effective Time, whether vested or unvested, will be cancelled and automatically converted into solely the right to receive, for each Share underlying such MyoKardia RSU Award, without interest and subject to deduction for any required withholding under applicable tax law, an amount in cash from Parent or the surviving corporation equal to the Offer Price (the “RSU Award Payment”); from and after the Merger Effective Time, the holder of any cancelled MyoKardia RSU Award will only be entitled to receive the RSU Award Payment in respect of such cancelled MyoKardia RSU Award (See “The Offer—Section 13—The Transaction Documents—The Merger Agreement—MyoKardia RSU Awards”); and
(c) each MyoKardia PSU Award that is outstanding immediately prior to the Merger Effective Time will be cancelled and automatically converted into solely the right to receive, for each Share underlying such MyoKardia PSU Award, without interest and subject to deduction for any required withholding under applicable tax law, an amount in cash from Parent or the surviving corporation equal to the Offer Price, which amount will be payable on the same schedule and subject to the same vesting conditions (including any acceleration of vesting conditions) as applied to the MyoKardia PSU Award immediately prior to the Merger Effective Time (the “PSU Award Payment”); from and after the Merger Effective Time, the holder of any cancelled MyoKardia PSU Award will only be entitled to receive the PSU Award Payment in respect of such cancelled MyoKardia PSU Award (See “The Offer—Section 13—The Transaction Documents—The Merger Agreement—MyoKardia PSU Awards”).

As promptly as reasonably practicable following the date of the Merger Agreement, MyoKardia will take such actions (to the extent not already taken prior to the date of the Merger Agreement) with respect to the MyoKardia Amended and Restated Employee Stock Purchase Plan (the “MyoKardia ESPP”) as may be required to provide that (a) participation following the date of the Merger Agreement will be limited to those employees who participated in the MyoKardia ESPP immediately prior to the execution and delivery of the Merger Agreement, (b) participants may not increase their payroll deductions or purchase elections from those in effect immediately prior to the execution and delivery of the Merger Agreement (unless otherwise required by the Internal Revenue Code of 1986, as amended (the “Code”)), (c) no new offering period will commence, nor will any existing offering period be extended, after the execution and delivery of the Merger Agreement, (d) each participant’s outstanding right to purchase Shares under the MyoKardia ESPP will terminate on the day immediately prior to the day on which the Merger Effective Time occurs (if not earlier terminated pursuant to the terms of the MyoKardia ESPP); provided that all amounts allocated to each participant’s account under the MyoKardia ESPP as of such date will be returned to the participant by MyoKardia pursuant to the terms of the MyoKardia ESPP, and (e) the MyoKardia ESPP will terminate no later than immediately prior to the Merger Effective Time. See “The Offer—Section 13—The Transaction Documents—The Merger Agreement—MyoKardia Amended and Restated Employee Stock Purchase Plan.”
Will the Offer be followed by a Merger if not all of the Shares are tendered in the Offer? If the Offer is completed, will MyoKardia continue as a public company?
If the Minimum Condition is satisfied and the Offer is consummated, subject to the satisfaction or waiver of the other conditions to the Merger, we will effect the Merger of Purchaser into MyoKardia as promptly as practicable in accordance with the terms of the Merger Agreement without a vote or any further action by the stockholders of MyoKardia pursuant to Section 251(h) of the DGCL. Pursuant to the Merger Agreement, if the Minimum Condition is not satisfied, we are not required to (nor are we permitted without MyoKardia’s consent to) accept Shares for purchase in the Offer nor will we be able to consummate the Merger.
However, if the Offer is consummated, we expect to complete the Merger pursuant to the applicable provisions of the DGCL, after which the surviving corporation will be a wholly owned subsidiary of Parent and the Shares will no longer be publicly traded. If the Merger takes place, all remaining stockholders (other than MyoKardia, any of its subsidiaries, Parent, Purchaser or any subsidiary of Parent, or any stockholders who have properly exercised their appraisal rights under Delaware law) will receive the price per Share paid in the Offer. See the “Introduction” to this Offer to Purchase and “The Offer—Section 12—Purpose of the Offer; Plans for MyoKardia; Stockholder Approval; Appraisal Rights” and “The Offer—Section 13—The Transaction Documents—The Merger Agreement.”
If I decide not to tender, how will the Offer affect my Shares?
If the Merger is consummated between MyoKardia and Purchaser, MyoKardia stockholders not tendering their Shares in the Offer (other than MyoKardia, any of its subsidiaries, Parent, Purchaser or any subsidiary of Parent, or any stockholders who have properly exercised their appraisal rights under Delaware law) will receive cash in an amount equal to the price per Share paid in the Offer, less any required withholding taxes. If we accept and purchase Shares in the Offer, we will consummate the Merger as soon as practicable without a vote of or any further action by the stockholders of MyoKardia, pursuant to Delaware law. Therefore, if the Merger takes place and you do not validly exercise your appraisal rights under Section 262 of the DGCL, the only difference to you between tendering your Shares and not tendering your Shares is that you will be paid earlier if you tender your Shares.
While we intend to consummate the Merger as soon as practicable after we consummate the Offer, if the Merger does not take place and the Offer is consummated, there may be so few remaining stockholders and publicly traded Shares that there will no longer be an active or liquid public trading market (or, possibly, any public trading market) for Shares held by stockholders other than Purchaser. We cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for, or marketability of, the Shares. Also, MyoKardia may no longer be required to make filings with the SEC or otherwise may no longer be required to comply with the SEC rules relating to publicly held companies. See “The Offer—Section 7—Possible Effects of the Offer on the Market for the Shares; Stock Exchange Listing; Registration under the Exchange Act; Margin Regulations” and “The Offer—Section 13—The Transaction Documents—The Merger Agreement.”
Assuming the Minimum Condition is satisfied and we purchase the tendered Shares in the Offer, no stockholder vote will be required to consummate the Merger, and we do not expect there to be a significant period of time between the consummation of the Offer and the consummation of the Merger. See “The Offer—Section 12—Purpose of the Offer; Plans for MyoKardia; Stockholder Approval; Appraisal Rights—No Stockholder Approval.”
Are appraisal rights available in either the Offer or the Merger?
No appraisal rights are available in connection with the Offer. However, pursuant to the DGCL, if the Merger is consummated, any stockholder who does not tender its Shares in the Offer, who is entitled to demand and properly demands appraisal of such Shares pursuant to, and who fully complies in all respects with, the applicable provisions of Section 262 of the DGCL, will have the right to choose not to accept the consideration payable for their Shares pursuant to the Merger, and instead to demand an appraisal of their Shares by the Court of Chancery of the State of Delaware and receive a cash payment of the “fair value” of their Shares as of the Merger Effective Time as determined by the Court of Chancery of the State of Delaware. The “fair value” of such Shares as of the Merger Effective Time may be more than, less than, or equal to the Offer Price. See “The Offer—Section 12—Purpose of the Offer; Plans for MyoKardia; Stockholder Approval; Appraisal Rights—Appraisal Rights.”
What is the market value of my Shares as of a recent date?
On October 2, 2020, the last full trading day before we announced our intention to commence the Offer, the highest intraday sale price of the Shares on the NASDAQ Global Select Market (“NASDAQ”) was $140.93 per share. On October 16, 2020, the last full trading day before the date of this Offer to Purchase, the closing price of the Shares on NASDAQ was $222.00. Please obtain a recent quotation for the Shares before deciding whether or not to tender your Shares.
Have any stockholders already agreed to tender their Shares in the Offer or to otherwise support the Offer?
Yes. On October 3, 2020, concurrently with the execution of the Merger Agreement, Tassos Gianakakos, MyoKardia’s President and Chief Executive Officer, entered into a Tender and Support Agreement (the “Support Agreement”) with Parent and Purchaser. As of October 3, 2020, the outstanding shares of Company Common Stock beneficially owned by Mr. Gianakakos represented 1.2% of the total outstanding shares of Company Common Stock. See “The Offer—Section 13—The Transaction Documents—The Tender and Support Agreement.”
What are the material U.S. federal income tax consequences of exchanging my Shares pursuant to the Offer?
In general, your exchange of Shares for cash pursuant to the Offer will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under applicable state, local or foreign income or other tax laws. You should consult your tax advisor about the tax consequences to you of exchanging your Shares pursuant to the Offer in light of your particular circumstances. See “The Offer—Section 5—Material U.S. Federal Income Tax Consequences.”
Who can I talk to if I have questions about the Offer?
You can call MacKenzie Partners, Inc., the Information Agent, toll free, at 1-800-322-2885 or by email at tenderoffer@mackenziepartners.com. See the back cover of this Offer to Purchase.

To the Stockholders of MyoKardia:
INTRODUCTION
Gotham Merger Sub Inc., a Delaware corporation (“Purchaser”) and a wholly owned subsidiary of Bristol-Myers Squibb Company, a Delaware corporation (“Parent”), is offering to purchase all outstanding shares (the “Shares”) of common stock, par value $0.0001 per share, of MyoKardia, Inc., a Delaware corporation (“MyoKardia”), for $225.00 per Share (the “Offer Price”), net to the seller of such Shares in cash, without interest and less any required withholding taxes, upon the terms and subject to the conditions set forth in this Offer to Purchase and the related Letter of Transmittal (which, as amended or supplemented from time to time, together constitute the “Offer”). Unless the context requires otherwise, the terms “we” and “our” refer to Purchaser.
If you are the record holder of your Shares (i.e., a stock certificate or uncertificated stock in book-entry form has been issued to you), you will not be required to pay brokerage fees, commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, stock transfer taxes on the exchange of Shares for cash pursuant to the Offer. However, if you do not complete and sign the IRS Form W-9 that is included in the Letter of Transmittal (or other applicable form), you may be subject to backup withholding at a current rate of 24% on the gross proceeds payable to you. See “The Offer—Section 3—Procedures for Tendering Shares—Backup Withholding.” Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules will be refunded or credited against your U.S. federal income tax liability, provided the required information is timely furnished to the Internal Revenue Service. Stockholders with Shares held in street name by a broker, dealer, commercial bank, trust company or other nominee should consult with their nominee to determine if they will be charged any transaction fees. We will pay all charges and expenses of Equiniti Trust Company, the depositary for the Offer (the “Depositary”) and MacKenzie Partners, Inc., the information agent for the Offer (the “Information Agent”) incurred in connection with the Offer. See “The Offer—Section 17—Fees and Expenses.”
We are making the Offer pursuant to the Agreement and Plan of Merger, dated as of October 3, 2020 (the “Merger Agreement”), among MyoKardia, Parent and Purchaser. The Merger Agreement provides, among other things, that as soon as practicable following (but in any event on the same date as) the Offer Acceptance Time, subject to the satisfaction or waiver of the other conditions set forth in the Merger Agreement and in any event no later than one business day following the satisfaction or waiver of such conditions, Purchaser will merge with and into MyoKardia (the “Merger”), with MyoKardia continuing as the surviving corporation and a wholly owned subsidiary of Parent. At the effective time of the Merger (the “Merger Effective Time”), each outstanding Share (other than Shares held by MyoKardia, any of its subsidiaries, Parent, Purchaser or any subsidiary of Parent, or any stockholders who have properly exercised their appraisal rights under Section 262 of the Delaware General Corporation Law (the “DGCL”)) will be converted into the right to receive the Offer Price in cash, without interest and less any required withholding taxes. The Merger is subject to the satisfaction or waiver of certain conditions described in “The Offer—Section 13—The Transaction Documents—The Merger Agreement—Conditions to the Merger.” “The Offer—Section 13—The Transaction Documents—The Merger Agreement” contains a more detailed description of the Merger Agreement. “Section 5—Material U.S. Federal Income Tax Consequences” summarizes the material U.S. federal income tax consequences of the sale of Shares in the Offer and the Merger.
The Offer is only for the outstanding shares of common stock of MyoKardia that are not subject to vesting conditions and not for (a) any options to purchase Shares, whether granted under a MyoKardia Stock Plan (as defined below) or otherwise (“MyoKardia Stock Options”) or any options to purchase Shares granted under the MyoKardia ESPP (as defined below), (b) any award of restricted stock units subject only to time-based vesting conditions, whether granted under a MyoKardia Stock Plan or otherwise (“MyoKardia RSU Awards”), or (c) any award of restricted stock units subject to performance-based vesting conditions, whether granted under a MyoKardia Stock Plan or otherwise (“MyoKardia PSU Awards”). If you hold unexercised MyoKardia Stock Options and you wish to participate in the Offer, you must exercise your MyoKardia Stock Options (to the extent they are exercisable) in accordance with the terms of the award agreement and tender such Shares received upon the exercise in accordance with the terms of the Offer. “MyoKardia Stock Plan” means each of the MyoKardia, Inc. 2012 Equity Incentive Plan, as amended, and the MyoKardia, Inc. 2015 Stock Option and Incentive Plan, as amended. Holders of unexercisable MyoKardia Stock Options will be unable to exercise such MyoKardia Stock Options and are not eligible to participate in the Offer with respect to the Shares underlying such MyoKardia Stock Options, unless they become exercisable by their terms prior to the Offer Acceptance Time.
Prior to Merger Effective Time, the MyoKardia Board (or, if appropriate, any committee thereof administering the MyoKardia Stock Plans) will adopt such resolutions and take such other lawful actions (which, in each case, do not involve the payment of any consideration in excess of, or in addition to, the consideration described in clauses (a) through (c) below) as may be required to provide that, immediately prior to the Merger Effective Time, by virtue of the Merger and without any action on the part of the holder thereof:
(a) each MyoKardia Stock Option, whether vested or unvested, that is outstanding and unexercised immediately prior to the Merger Effective Time will be cancelled and automatically converted into solely the right to receive, for each Share underlying such MyoKardia Stock Option, without interest and subject to deduction for any required withholding under applicable tax law, an amount in cash from Parent or the surviving corporation equal to the excess of (i) the Offer Price over (ii) the per share exercise price of such MyoKardia Stock Option (the “Option Payment”); from and after the Merger Effective Time, the holder of any cancelled MyoKardia Stock Option will only be entitled to receive the Option Payment in respect of such cancelled MyoKardia Stock Option (See “The Offer—Section 13—The Transaction Documents—The Merger Agreement—MyoKardia Stock Options”);
(b) each MyoKardia RSU Award that is outstanding immediately prior to the Merger Effective Time, whether vested or unvested, will be cancelled and automatically converted into solely the right to receive, for each Share underlying such MyoKardia RSU Award, without interest and subject to deduction for any required withholding under applicable tax law, an amount in cash from Parent or the surviving corporation equal to the Offer Price (the “RSU Award Payment”); from and after the Merger Effective Time, the holder of any cancelled MyoKardia RSU Award will only be entitled to receive the RSU Award Payment in respect of such cancelled MyoKardia RSU Award (See “The Offer—Section 13—The Transaction Documents—The Merger Agreement—MyoKardia RSU Awards”); and
(c) each MyoKardia PSU Award that is outstanding immediately prior to the Merger Effective Time will be cancelled and automatically converted into solely the right to receive, for each Share underlying such MyoKardia PSU Award, without interest and subject to deduction for any required withholding under applicable tax law, an amount in cash from Parent or the surviving corporation equal to the Offer Price, which amount will be payable on the same schedule and subject to the same vesting conditions (including any acceleration of vesting conditions) as applied to the MyoKardia PSU Award immediately prior to the Merger Effective Time (the “PSU Award Payment”); from and after the Merger Effective Time, the holder of any cancelled MyoKardia PSU Award will only be entitled to receive the PSU Award Payment in respect of such cancelled MyoKardia PSU Award (See “The Offer—Section 13—The Transaction Documents—The Merger Agreement—MyoKardia PSU Awards”).
As promptly as reasonably practicable following the date of the Merger Agreement, MyoKardia will take such actions (to the extent not already taken prior to the date of the Merger Agreement) with respect to the MyoKardia Amended and Restated Employee Stock Purchase Plan (the “MyoKardia ESPP”) as may be required to provide that (a) participation following the date of the Merger Agreement will be limited to those employees who participated in the MyoKardia ESPP immediately prior to the execution and delivery of the Merger Agreement, (b) participants may not increase their payroll deductions or purchase elections from those in effect immediately prior to the execution and delivery of the Merger Agreement (unless otherwise required by the Internal Revenue Code of 1986, as amended (the “Code”)), (c) no new offering period will commence, nor will any existing offering period be extended, after the execution and delivery of the Merger Agreement, (d) each participant’s outstanding right to purchase Shares under the MyoKardia ESPP will terminate on the day immediately prior to the day on which the Merger Effective Time occurs (if not earlier terminated pursuant to the terms of the MyoKardia ESPP); provided that all amounts allocated to each participant’s account under the MyoKardia ESPP as of such date will be returned to the participant by MyoKardia pursuant to the terms of the MyoKardia ESPP, and (e) the MyoKardia ESPP will terminate no later than immediately prior to the Merger Effective Time. See “The Offer—Section 13—The Transaction Documents—The Merger Agreement—MyoKardia Amended and Restated Employee Stock Purchase Plan.”
MyoKardia’s board of directors, (the “MyoKardia Board”), at a meeting duly called and held, unanimously adopted resolutions (a) determining that the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Offer and the Merger (the “Transactions”), are advisable, fair to and in the best interests of MyoKardia and its stockholders, (b) authorizing and approving the execution, delivery and performance by MyoKardia of the Merger Agreement and the consummation by MyoKardia of the Transactions, (c) resolving that the Merger will be effected under Section 251(h) of the DGCL and that the Merger will be consummated as soon as practicable following the Offer Acceptance Time and (d) recommending that MyoKardia’s stockholders accept the Offer and tender their Shares in the Offer.
MyoKardia will file its Tender Offer Solicitation/Recommendation Statement on Schedule 14D-9 (the “Schedule 14D-9”) with the SEC and disseminate the Schedule 14D-9 to holders of Shares, in connection with the Offer. The Schedule 14D-9 will include a more complete description of the MyoKardia Board’s reasons for authorizing and approving the Merger Agreement and the transactions contemplated thereby and therefore stockholders are encouraged to review the Schedule 14D-9 carefully and in its entirety.
Notwithstanding any other provision of the Merger Agreement or the Offer and in addition to (and not in limitation of) Purchaser’s right to extend and amend the Offer pursuant to the provisions of the Merger Agreement, Purchaser will not be required to (and Parent will not be required to cause Purchaser to) accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act, pay for any Shares validly tendered and not properly withdrawn pursuant to the Offer if any of the following conditions, among other conditions, exist or have occurred and are continuing at the scheduled Expiration Time of the Offer: (a) the number of Shares validly tendered (and not properly withdrawn) prior to the expiration of the Offer (but excluding Shares tendered pursuant to guaranteed delivery procedures that have not yet been “received”, as defined by Section 251(h)(6) of the General Corporation Law of the State of Delaware (the “DGCL”)), together with the Shares then owned by Parent or Purchaser, does not represent at least one Share more than 50% of the then outstanding Shares (the “Minimum Condition”); (b) any Restraint is in effect enjoining, making illegal or otherwise prohibiting consummation of the Offer or the Merger (the “Restraints Condition”); “Restraints” means any outstanding order, judgment, injunction, ruling, writ, stipulation, settlement, award, finding, determination or decree by any governmental authority enacted, promulgated, issued, entered, amended or enforced or deemed applicable by any governmental authority of competent jurisdiction or any applicable Law; (c) there is an Action instituted or pending by a governmental authority of competent jurisdiction seeking any judgment (i) to prevent, prohibit or make illegal the consummation of the Offer or the Merger, (ii) to prohibit Parent’s ability to vote, transfer, receive dividends or otherwise exercise full rights of ownership with respect to the stock of MyoKardia or (iii) in connection with the Offer or the Merger, to prohibit, limit, restrain or impair in any material respect Parent’s ability to own, control, direct, manage, or operate or to retain or change any material portion of the assets, licenses, operations, rights, product lines, businesses or interests therein of MyoKardia or its subsidiaries or any of the material assets, licenses, operations, rights, product lines, businesses or interests therein of Parent or its subsidiaries (other than, in each case, a Divestiture Action (as defined below) required to be taken by Parent and Purchaser pursuant to the Merger Agreement) (the “Actions Condition”); an “Action” means any pending or, to the knowledge of MyoKardia, threatened legal or administrative claim, audit, arbitration, proceeding, suit, charge, complaint, arbitration or action by or before any governmental authority; (d) the waiting period (and any extension thereof) applicable to the consummation of the Offer or the Merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the “HSR Act”) has neither expired nor has early termination thereof been granted or there is in effect any voluntary agreement between Parent, Purchaser or MyoKardia and the Federal Trade Commission or the Department of Justice pursuant to which Parent, Purchaser or MyoKardia will not consummate the Merger for any period of time (the “Governmental Consents Condition”); (e) there is an inaccuracy in the representations and warranties made by MyoKardia in the Merger Agreement, subject to the materiality and other qualifications set forth in the Merger Agreement, as described in more detail in “The Offer—Section 15—Conditions to the Offer”; (f) MyoKardia has not complied with or performed in all material respects its obligations required to be complied with or performed by it prior to the scheduled Expiration Time under the Merger Agreement; and (g) since the date of the Merger Agreement there has been a Material Adverse Effect (as defined in the Merger Agreement and described in more detail in “The Offer—Section 15—Conditions to the Offer”) that is continuing as of the scheduled Expiration Time.
The Offer is not conditioned upon Parent or Purchaser obtaining financing or the funding thereof. These and other conditions to the Offer are described in “The Offer—Section 15—Conditions to the Offer” and “The Offer—Section 16—Certain Legal Matters; Regulatory Approvals.”
According to MyoKardia, as of the close of business on October 1, 2020, the most recent practicable date, (a) 53,308,689 Shares were issued and outstanding, (b) no Shares were held by MyoKardia as treasury stock, (c) 1,245,815 Shares were reserved and available for issuance pursuant to the MyoKardia Stock Plans, (d) 4,734,132 Shares were subject to MyoKardia Stock Options (which have a weighted average exercise price of $42.60 per share), (e) 891,821 Shares were subject to outstanding MyoKardia RSU Awards, (f) 83,175 Shares were subject to outstanding MyoKardia PSU Awards at target (which is the same as maximum) performance, (g) 1,579,961 Shares were reserved and available for purchase under the MyoKardia ESPP, and (h) no shares of preferred stock were issued or outstanding.

Assuming no additional Shares are issued prior to the expiration of the Offer and based on the Shares outstanding as of October 13, 2020, we anticipate that the Minimum Condition would be satisfied if approximately 26,661,453 Shares are validly tendered and not properly withdrawn pursuant to the Offer prior to the expiration of the Offer (excluding any Shares that have not yet been “received”, as defined by Section 251(h)(6) of the DGCL).
We currently intend, as soon as practicable following (but in any event on the same date as) the Offer Acceptance Time, subject to the satisfaction or waiver of the other conditions set forth in the Merger Agreement and in any event no later than one business day following the satisfaction or waiver of such conditions, to consummate the Merger pursuant to the Merger Agreement. Following the Merger, the directors of Purchaser will be the directors of MyoKardia.
Section 251(h) of the DGCL provides that, if following consummation of a tender offer for any and all shares of a public Delaware corporation that would otherwise be entitled to vote on a merger (other than shares held by the acquiring entity and its affiliates), the stock irrevocably accepted for purchase pursuant to such offer and received by the Depositary, prior to expiration of such offer, plus the stock otherwise owned by the acquiring entity equals at least the amount of shares of each class of stock of the target corporation that would otherwise be required for the stockholders of the target corporation to adopt a merger agreement with the acquiring entity, and each share of each class or series of stock of the target corporation not irrevocably accepted for purchase in the offer is converted into the right to receive the same consideration as was payable in the tender offer, the target corporation can effect a merger without the vote of the stockholders of the target corporation. Therefore, the parties have agreed, and the Merger Agreement requires, that, subject to the conditions specified in the Merger Agreement, the Merger will become effective as soon as practicable after the consummation (within the meaning of Section 251(h) of the DGCL) of the Offer, without a vote of MyoKardia stockholders, in accordance with Section 251(h) of the DGCL. See “The Offer—Section 12—Purpose of the Offer; Plans for MyoKardia; Stockholder Approval; Appraisal Rights.”
The Offer is conditioned upon the fulfillment of the conditions described in “The Offer—Section 15—Conditions to the Offer.” The Offer will expire at midnight (New York City time), one minute after 11:59 p.m. New York City time, on November 16, 2020, unless we extend the Offer. See “The Offer—Section 13—The Transaction Documents— The Merger Agreement—Extensions of the Offer.”
This Offer to Purchase does not constitute a solicitation of proxies, and Purchaser is not soliciting proxies in connection with the Offer or the Merger. If the Minimum Condition is satisfied and Purchaser consummates the Offer, Purchaser will consummate the Merger pursuant to Section 251(h) of the DGCL without the approval of MyoKardia’s stockholders.
THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION, AND YOU SHOULD CAREFULLY READ BOTH IN THEIR ENTIRETY BEFORE YOU MAKE A DECISION WITH RESPECT TO THE OFFER.

THE OFFER
1.	Terms of the Offer
Upon the terms and subject to the conditions of the Offer, we will accept for payment and pay for all Shares that are validly tendered and not validly withdrawn in accordance with the procedures set forth in “—Section 3—Procedures for Tendering Shares” at or prior to the Expiration Time (as defined below). The Offer will expire at midnight (New York City time), one minute after 11:59 p.m. New York City time, on November 16, 2020 (such initial expiration date and time of the Offer, the “Initial Expiration Time”) or, if the Offer has been extended pursuant to and in accordance with the Merger Agreement, the date and time to which the Offer has been so extended (the Initial Expiration Time, or such later expiration date and time to which the Offer has been so extended, the “Expiration Time”). No “subsequent offering period” in accordance with Rule 14d-11 of the Securities Exchange Act of 1934, as amended (together with the rules and regulations promulgated thereunder, the “Exchange Act”) will be available.
The Offer is subject to the conditions (the “Offer Conditions”) set forth in “—Section 15—Conditions to the Offer,” which include, among other things, satisfaction of the Minimum Condition, the Restraints Condition, the Actions Condition and the Governmental Consents Condition. See “—Section 16—Certain Legal Matters; Regulatory Approvals.” Subject to the satisfaction and waiver of the conditions to the Offer, we will accept and pay for all Shares validly tendered and not validly withdrawn pursuant to the Offer promptly after the Expiration Time.
Pursuant to the terms of the Merger Agreement, if, at the then-scheduled Expiration Time, any of the Offer Conditions has not been satisfied or waived by Parent and Purchaser (to the extent such waiver is permitted under the Merger Agreement and applicable Law), then (a) we may, in our sole discretion (and without the consent of MyoKardia or any other person) and (b) upon MyoKardia’s written request, we will, and Parent will cause Purchaser to, extend the Offer on one or more occasions in consecutive increments of up to ten business days each (each such increment to end at 5:00 p.m., New York City time, on the last business day of such increment) in order to permit the satisfaction of such Offer Condition(s); provided, however, that (i) we will not be required to extend the Offer to a date later than the Outside Date (as defined below) and we will not be permitted to extend the offer to a date later than the Outside Date without the prior written consent of MyoKardia and (ii) if at any then scheduled expiration of the Offer, all of the Offer Conditions (other than the Minimum Condition and any Offer Conditions that are by their nature to be satisfied at the Offer Acceptance Time) have been satisfied or waived (to the extent permitted by the Merger Agreement and applicable Law) and the Minimum Condition has not been satisfied, we will not be required to (and Parent will not be required to cause Purchaser to) extend the Offer for more than three additional consecutive increments of ten business days (or such shorter periods as may be agreed to by MyoKardia and Purchaser). We will extend the Offer for the minimum period required by applicable Law, interpretation or position of the SEC or its staff or The NASDAQ Global Select Market (the “NASDAQ”) or its staff. We will not, and Parent will not permit Purchaser to, extend the Offer in any manner except as required or expressly permitted as set forth in this paragraph. See “—Section 4—Withdrawal Rights.”
To the extent permitted by law, Purchaser also expressly reserves the exclusive right to (a) increase the Offer Price, (b) waive any of the Offer Conditions (as defined below) other than the Minimum Condition, the Termination Condition (as defined below), the Restraints Condition or the Governmental Consents Condition and (c) make any other changes to the terms and conditions of the Offer not inconsistent with the terms of the Merger Agreement, provided that MyoKardia’s consent is required for Purchaser to (i) except in connection with a stock split, recapitalization or other like change with respect to the Shares, decrease the Offer Price, (ii) change the form of consideration payable in the Offer, (iii) decrease the maximum number of Shares sought to be purchased in the Offer, (iv) impose any conditions to the Offer other than the Offer Conditions, (v) amend, modify or supplement any of the Offer Conditions in a manner that adversely affects, or would reasonably be expected to adversely affect, the holders of Shares, (vi) amend, modify or waive the Minimum Condition, the Termination Condition, the Restraints Condition or the Governmental Consents Condition, (vii) extend or otherwise change the expiration date of the Offer, except as described under “—Section 13—The Transaction Documents—The Merger Agreement—Extensions of the Offer” or (viii) otherwise amend, modify or supplement any of the other terms of the Offer in any manner that adversely affects, or would reasonably be expected to adversely affect, the holders of Shares.
If we make a material change to the terms of the Offer or waive a material condition to the Offer, we will extend the Offer and disseminate additional tender offer materials, in each case, to the extent required by applicable Law. The minimum period during which a tender offer must remain open following material changes in the terms of the offer, other than a change in price or a change in percentage of securities sought, depends upon the facts and circumstances, including the materiality of the changes. In a published release, the SEC has stated that in its view an offer must remain open for a minimum period of time following a material change in the terms of such offer and that the waiver of a condition such as the Minimum Condition is a material change in the terms of an offer. The release states that an offer should remain open for a minimum of five business days from the date the material change is first published, sent or given to stockholders, and that if material changes are made with respect to information that approaches the significance of price and the percentage of securities sought (including, for the avoidance of doubt, a change in price or percentage of securities sought), a minimum of ten business days generally is required to allow adequate dissemination and investor response. If, prior to the Expiration Time, Purchaser increases the consideration being paid for Shares accepted for payment pursuant to the Offer, such increased consideration will be paid to all stockholders whose Shares are purchased pursuant to the Offer, whether or not such Shares were tendered prior to the announcement of the increase in consideration.
Any extension, termination or amendment of the Offer will be followed as promptly as practicable by a public announcement thereof. Without limiting the manner in which we may choose to make any public announcement, we will have no obligation (except as otherwise required by applicable Law) to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release to a national news service. In the case of an extension of the Offer, we will make a public announcement of such extension no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Time.
The Merger Agreement does not contemplate a subsequent offering period for the Offer.
As soon as practicable following (but in any event on the same day as) the Offer Acceptance Time, subject to the satisfaction or waiver of the other conditions set forth in the Merger Agreement and in any event no later than one business day following the satisfaction or waiver of such conditions, Purchaser and Parent expect to complete the Merger without a vote of the stockholders of MyoKardia pursuant to Section 251(h) of the DGCL. We do not expect there to be a significant period of time between the consummation of the Offer and the consummation of the Merger.
MyoKardia has provided Purchaser with its stockholder list, security position listings and certain other information regarding the beneficial owners of Shares for the purpose of disseminating the Offer to holders of Shares. We will send this Offer to Purchase, the related Letter of Transmittal and other related documents to record holders of Shares and to brokers, dealers, commercial banks, trust companies and other nominees whose names appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of Shares.
2.	Acceptance for Payment and Payment for Shares
Upon the terms and subject to the conditions to the Offer, we will, at or as promptly as practicable following the Expiration Time, accept for payment (such time of acceptance for payment, the “Offer Acceptance Time”) and, at or as promptly as practicable following the Offer Acceptance Time (and in any event within three business days thereafter), pay for, all Shares validly tendered and not properly withdrawn pursuant to the Offer prior to the Expiration Time. For information with respect to approvals or other actions that we are or may be required to obtain prior to the completion of the Offer, including under the HSR Act, see “—Section 16—Certain Legal Matters; Regulatory Approvals.”
We will pay for Shares accepted for payment pursuant to the Offer by depositing the purchase price with the Depositary, which will act as your agent for the purpose of receiving payments from Purchaser and transmitting such payments to you. Upon the deposit of such funds with the Depositary, Purchaser’s obligation to make such payment will be satisfied in full, and tendering stockholders must thereafter look solely to the Depositary for payment of amounts owed to them by reason of the acceptance for payment of Shares pursuant to the Offer.
In all cases, payment for Shares accepted for payment will be made only after timely receipt by the Depositary of (a) certificates for such Shares (or of a confirmation of a book-entry transfer of such Shares into the Depositary’s account at the Book-Entry Transfer Facility (as defined below)), (b) a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof), with any required signature guarantees, or in connection with a book-entry transfer, an Agent’s Message (defined in “—Section 3—Procedures for Tendering Shares—Book-Entry Delivery”) and (c) any other required documents. For a description of the procedures for tendering Shares pursuant to the Offer, see “—Section 3—Procedures for Tendering Shares.” Accordingly, payment may be made to tendering stockholders at different times if delivery of the Shares and other required documents occurs at different times.
For the purposes of the Offer, we will be deemed to have accepted for payment tendered Shares when, as and if we give oral or written notice of our acceptance to the Depositary.

Under no circumstances will we pay interest on the consideration paid for Shares pursuant to the Offer, regardless of any extension of the Offer or any delay in making such payment.
If we do not accept for payment any tendered Shares pursuant to the Offer for any reason, or if you submit certificates for more Shares than are tendered, we will return certificates (or cause to be issued new certificates) representing unpurchased or untendered Shares, without expense to you (or, in the case of Shares delivered by book-entry transfer into the Depositary’s account at the Book-Entry Transfer Facility pursuant to the procedures set forth in “Section 3—Procedures for Tendering Shares,” the Shares will be credited to an account maintained at the Depository Trust Company (the “Book-Entry Transfer Facility”)), promptly following the expiration, termination or withdrawal of the Offer.
We reserve the right to transfer or assign, in accordance with the terms of the Merger Agreement, in whole or from time to time in part, to one or more of our affiliates the right to purchase Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve Purchaser of our obligations under the Offer or prejudice your rights to receive payment for Shares validly tendered and accepted for payment.
3.	Procedures for Tendering Shares
Valid Tender of Shares
Except as set forth below, in order for you to tender Shares in the Offer, the Depositary must receive the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and signed, together with any required signature guarantees, or an Agent’s Message in connection with a book-entry delivery of Shares, and any other required documents, at one of its addresses set forth on the back cover of this Offer to Purchase on or prior to the Expiration Time and either (a) you must deliver certificates for the Shares representing tendered Shares to the Depositary or you must cause your Shares to be tendered pursuant to the procedure for book-entry transfer set forth below and the Depositary must receive timely confirmation of the book-entry transfer of the Shares into the Depositary’s account at the Book-Entry Transfer Facility or (b) you must comply with the guaranteed delivery procedures set forth below.
The method of delivery of Shares, including through the Book-Entry Transfer Facility, and all other required documents, is at your election and sole risk, and delivery will be deemed made only when actually received by the Depositary. If certificates for Shares are sent by mail, we recommend that you use registered mail with return receipt requested, properly insured, in time to be received on or prior to the Expiration Time. In all cases, you should allow sufficient time to ensure timely delivery.
The tender of Shares pursuant to any one of the procedures described above will constitute your acceptance of the Offer, as well as your representation and warranty that (a) you own the Shares being tendered, (b) you have the full power and authority to tender, sell, assign and transfer the Shares tendered, as specified in the Letter of Transmittal and (c) when the Shares are accepted for payment by Purchaser, we will acquire good and unencumbered title thereto, free and clear of any liens, restrictions, charges or encumbrances and not be subject to any adverse claims. Our acceptance for payment of Shares tendered by you pursuant to the Offer will constitute a binding agreement between Purchaser with respect to such Shares, upon the terms and subject to the conditions to the Offer.
Book-Entry Delivery
The Depositary has established or will establish an account with respect to the Shares for the purposes of the Offer at the Book-Entry Transfer Facility. Any financial institution that is a participant in the system of the Book-Entry Transfer Facility may deliver Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary’s account in accordance with the procedures of the Book-Entry Transfer Facility.
However, although delivery of Shares may be effected through book-entry transfer, either the Letter of Transmittal (or a manually signed facsimile thereof) properly completed and duly executed together with any required signature guarantees or an Agent’s Message in lieu of the Letter of Transmittal and any other required documents must, in any case, be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase by the Expiration Time, or the guaranteed delivery procedure described below must be complied with.
“Agent’s Message” means a message transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a book-entry confirmation stating that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares that are the subject of such book-entry confirmation that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that we may enforce that agreement against the participant.
Required documents must be transmitted to and received by the Depositary at one of its addresses set forth on the back cover page of this Offer to Purchase prior to the Expiration Time. Delivery of the enclosed Letter of Transmittal and any other required documents to the Book-Entry Transfer Facility does not constitute delivery to the Depositary.
Signature Guarantees
All signatures on a Letter of Transmittal must be guaranteed by a financial institution (including most banks, savings and loan associations and brokerage houses) that is a member of a recognized Medallion Program approved by The Securities Transfer Association, Inc., including the Securities Transfer Agents Medallion Program (STAMP), the Stock Exchange Medallion Program (SEMP) and the New York Stock Exchange, Inc. Medallion Signature Program (MSP) or any other “eligible guarantor institution” (as such term is defined in Rule 17Ad-15 under the Exchange Act) (each, an “Eligible Institution”), unless the Shares tendered are tendered (a) by a registered holder of Shares who has not completed either the box labeled “Special Payment Instructions” or the box labeled “Special Delivery Instructions” on the Letter of Transmittal or (b) for the account of an Eligible Institution. See Instructions 1 and 5 of the Letter of Transmittal.
If the Shares are certificated and are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made to, or certificates for the Shares for unpurchased Shares are to be issued or returned to, a person other than the registered holder, then the tendered certificates for the Shares must be endorsed or accompanied by appropriate stock powers, signed exactly as the name or names of the registered holder or holders appear on the certificates for the Shares, with the signatures on the certificates for the Shares or stock powers guaranteed by an Eligible Institution as provided in the Letter of Transmittal. See Instructions 1 and 5 of the Letter of Transmittal.
If the Shares are certificated and the certificates representing the Shares are forwarded separately to the Depositary, a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof) must accompany each delivery of certificates for the Shares.
Guaranteed Delivery
If you wish to tender Shares pursuant to the Offer and cannot deliver such Shares and all other required documents to the Depositary or cannot complete the procedure for delivery by book-entry transfer prior to the Expiration Time, you may nevertheless tender such Shares if all of the following conditions are met:
•	such tender is made by or through an Eligible Institution;
•	a properly completed and duly executed Notice of Guaranteed Delivery in the form provided by Purchaser with this Offer to Purchase is received by the Depositary by the Expiration Time; and
•
the certificates for all such tendered Shares (or a confirmation of a book-entry transfer of such Shares into the Depositary’s account at the Book-Entry Transfer Facility), together with a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof) together with any required signature guarantee (or an Agent’s Message) and any other required documents, are received by the Depositary within two NASDAQ trading days after the date of execution of the Notice of Guaranteed Delivery.

The Notice of Guaranteed Delivery may be transmitted by facsimile transmission or mailed to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice.
Backup Withholding
Under the U.S. federal income tax laws, the Depositary generally will be required to withhold at the applicable backup withholding rate (currently 24%) from any payments made to U.S. persons pursuant to the Offer, unless you provide the Depositary with your correct taxpayer identification number and certify that you are not subject to such backup withholding by completing the IRS Form W-9 included in the Letter of Transmittal or otherwise establish an exemption from backup withholding. If you are a non-U.S. person, you generally will not be subject to backup withholding if you certify your foreign status on the appropriate IRS Form W-8.

Appointment of Proxy
By executing a Letter of Transmittal, you irrevocably appoint our designees as your attorneys-in-fact and proxies, with full power of substitution, in the manner set forth in the Letter of Transmittal to the full extent of your rights with respect to the Shares tendered and accepted for payment by Purchaser (and any and all other Shares or other securities issued or issuable in respect of such Shares on or after the date of this Offer to Purchase). All such powers of attorney and proxies are irrevocable and coupled with an interest in the tendered Shares. Such appointment is effective only upon our acceptance for payment of such Shares in accordance with the terms of the Offer. Upon such acceptance for payment, all prior powers of attorney and proxies and consents granted by you with respect to such Shares and other securities will, without further action, be revoked, and no subsequent powers of attorney or proxies may be given nor subsequent written consents executed (and, if previously given or executed, will cease to be effective). Upon such acceptance for payment, our designees will be empowered to exercise all of your voting and other rights as they, in their sole discretion, may deem proper at any annual, special or adjourned meeting of MyoKardia’s stockholders, by written consent or otherwise. We reserve the right to require that, in order for Shares to be validly tendered, immediately upon our acceptance for payment of such Shares, we are able to exercise full voting rights with respect to such Shares and other securities (including voting at any meeting of stockholders then scheduled or acting by written consent without a meeting).
The foregoing powers of attorney and proxies are effective only upon acceptance for payment of Shares pursuant to the Offer. The Offer does not constitute a solicitation of proxies, absent a purchase of Shares, for any meeting of MyoKardia’s stockholders.
Determination of Validity
We will determine, in our sole discretion, all questions as to the form of documents and the validity, eligibility (including time of receipt) and acceptance for payment of any tender of Shares, and our determination will be final and binding. We reserve the absolute right to reject any or all tenders of Shares that we determine not to be in proper form or the acceptance for payment of or payment for which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any defect or irregularity in any tender of Shares. No tender of Shares will be deemed to have been validly made until all defects and irregularities with respect to such tender have been cured or waived. None of Purchaser, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defect or irregularity in tenders or waiver of any such defect or irregularity or incur any liability for failure to give any such notification. Subject to applicable Law as applied by a court of competent jurisdiction, our interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding. Tendering stockholders have the right to challenge our determination with respect to their Shares.
4.	Withdrawal Rights
Except as described in this Section 4, tenders of Shares made in the Offer are irrevocable. You may withdraw some or all of the Shares that you have previously tendered in the Offer at any time before the Expiration Time and, if such Shares have not yet been accepted for payment as provided herein, any time after December 18, 2020, which is 60 days from the date of the commencement of the Offer.
If we extend the period of time during which the Offer is open, are delayed in accepting for payment or paying for Shares or are unable to accept for payment or pay for Shares pursuant to the Offer for any reason, then, without prejudice to our rights under the Offer, the Depositary may, on our behalf, retain all Shares tendered, and such Shares may not be withdrawn except to the extent that you duly exercise withdrawal rights as described in this Section 4.
For your withdrawal to be effective, a written or facsimile transmission notice of withdrawal with respect to the Shares must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase, and the notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of Shares, if different from that of the person who tendered such Shares. If the Shares to be withdrawn have been delivered to the Depositary, a signed notice of withdrawal with (except in the case of Shares tendered by an Eligible Institution) signatures guaranteed by an Eligible Institution must be submitted before the release of such Shares. In addition, such notice must specify, in the case of Shares tendered by delivery of certificates, the serial numbers shown on the specific certificates evidencing the Shares to be withdrawn or, in the case of Shares tendered by book-entry transfer, the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares. Withdrawals may not be rescinded, and Shares withdrawn will thereafter be deemed not validly tendered. However, withdrawn Shares may be retendered at any time before the Expiration Time by again following any of the procedures described in “—Section 3—Procedures for Tendering Shares.”
We will determine, in our sole discretion, all questions as to the form and validity (including time of receipt) of any notice of withdrawal. None of Purchaser, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defect or irregularity in any notice of withdrawal or waiver of any such defect or irregularity or incur any liability for failure to give any such notification. Subject to applicable Law as applied by a court of competent jurisdiction, our determination will be final and binding. Tendering stockholders have the right to challenge our determination with respect to their Shares.
5.	Material U.S. Federal Income Tax Consequences
The following summary discusses the material U.S. federal income tax consequences to U.S. Holders and Non-U.S. Holders (in each case, as defined below) who tender Shares pursuant to the Offer. This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), applicable Treasury regulations promulgated under the Code, administrative interpretations, and judicial decisions as in effect as of the date of this Offer to Purchase, all of which may change, possibly with retroactive effect.
This discussion addresses only the consequences of the tender of Shares pursuant to the Offer held as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment). It does not address all aspects of U.S. federal income taxation that may be relevant to a holder of Shares in light of such holder’s particular circumstances, or to a holder of Shares that is subject to special rules, such as:
•	a financial institution or insurance company;
•	a mutual fund;
•	a pass-through entity or investors in such entity;
•	a tax-exempt organization;
•	a dealer or broker in securities;
•	a person whose functional currency is not the U.S. dollar;
•	a former citizen or former long-term resident of the United States;
•	a regulated investment company or real estate investment trust;
•	a stockholder that holds its Shares through individual retirement or other tax-deferred accounts;
•	a trader in securities who elects to apply a mark-to-market method of accounting;
•	a stockholder that holds Shares as part of a hedge, appreciated financial position, straddle, or conversion or integrated transaction;
•	a stockholder that acquired Shares through the exercise of compensatory options or stock purchase plans or otherwise as compensation;
•	a U.S. expatriate or entity covered by the anti-inversion rules under the Code;
•	a person who actually or constructively owns more than 5% of the Shares;
•	a person who holds both Shares and Bristol-Myers Squibb common stock;
•	a stockholder that entered into the Support Agreement as part of the transactions described in this Offer to Purchase;
•	a person subject to special tax accounting rules (including rules requiring recognition of gross income based on a taxpayer’s applicable financial statement); and
•	a person subject to the base erosion and anti-abuse tax.

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of Shares that is for U.S. federal income tax purposes:
•	an individual who is a citizen or resident of the United States;
•
a corporation, or other entity or arrangement taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or any state therein or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or
•
a trust (a) that is subject to the primary supervision of a court within the United States and all the substantial decisions of which are controlled by one or more U.S. persons or (b) that has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

A “Non-U.S. Holder” is a beneficial owner of Shares that is neither a U.S. Holder nor a partnership for U.S. federal income tax purposes.
If a partnership (including any entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds Shares, the U.S. federal income tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partner and the partnership. A partner of a partnership holding Shares should consult its tax advisors regarding the tax consequences to it of the tender of Shares pursuant to the Offer.
This discussion of material U.S. federal income tax consequences is not a complete description of all potential U.S. federal income tax consequences of the tender of Shares pursuant to the Offer. This discussion does not address tax consequences that may vary with, or are contingent on, individual circumstances. In addition, it does not address any alternative minimum tax, any non-income tax or any non-U.S., state or local tax consequences of the Offer or the potential application of the Medicare contribution tax on net investment income. Accordingly, each holder of Shares should consult its tax advisor to determine the particular U.S. federal, state or local or non-U.S. income or other tax consequences to it of the Offer, including the application and effect of any U.S. federal, state, local and foreign income, estate, gift and other tax laws to the receipt of cash in exchange for Shares pursuant to the Offer.
U.S. Holders
The tender of Shares by a U.S. Holder pursuant to the Offer will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under applicable state, local, non-U.S. and other tax laws. In general, if a U.S. Holder exchanges Shares pursuant to the Offer, such U.S. Holder will recognize gain or loss equal to the difference between its adjusted tax basis in its Shares and the amount of cash received in exchange therefor (determined before the deduction of backup withholding, if any). Gain or loss will be determined separately for each block of Shares (i.e., Shares acquired for the same cost in a single transaction) tendered pursuant to the Offer. Such gain or loss generally will be capital gain or loss and generally will be long-term capital gain or loss if the U.S. Holder’s holding period in the Shares is more than one year as of the date of the tender of such Shares pursuant to the Offer. Long-term capital gains of non-corporate taxpayers generally are subject to U.S. federal income tax at preferential rates. The deduction of capital losses is subject to limitations.
Non-U.S. Holders
Payments made to a Non-U.S. Holder with respect to Shares tendered in the Offer generally will not be subject to U.S. federal income tax, unless:
•
the gain, if any, on Shares is effectively connected with the conduct by the Non-U.S. Holder of a trade or business in the United States (and, if certain income tax treaties apply, is attributable to the Non-U.S. Holder’s permanent establishment in the United States); or

•	the Non-U.S. Holder is an individual who was present in the United States for 183 days or more in the taxable year of sale and certain other conditions are met.
Gain described in the first bullet point above will be subject to tax on a net income basis in the same manner as if the Non-U.S. Holder were a U.S. Holder (unless an applicable income tax treaty provides otherwise). Additionally, any gain described in the first bullet point above of a Non-U.S. Holder that is a corporation also may be subject to an additional “branch profits tax” at a 30% rate (or lower rate provided by an applicable income tax treaty). A Non-U.S. Holder described in the second bullet point above will be subject to tax at a rate of 30% (or a lower rate provided by an applicable income tax treaty) on any capital gain realized, which may be offset by U.S.-source capital losses recognized in the same taxable year.
Information Reporting and Backup Withholding
Proceeds from the sale of Shares pursuant to the tender generally are subject to information reporting, and may be subject to backup withholding at the applicable rate (currently 24%) if the stockholder or other payee fails to provide a valid taxpayer identification number and comply with certain certification procedures or otherwise establish an exemption from backup withholding. Backup withholding is not an additional U.S. federal income tax. Rather, the U.S. federal income tax liability of the person subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund may generally be obtained provided, that the required information is timely furnished to the Internal Revenue Service. See “—Section 3—Procedures for Tendering Shares—Backup U.S. Federal Income Tax Withholding.”
6.	Price Range of Shares; Dividends
According to MyoKardia’s Annual Report on Form 10-K for the period ended December 31, 2019, the Shares are listed and principally traded on NASDAQ under the symbol “MYOK.” The following table sets forth the high and low sale prices per Share on NASDAQ with respect to the periods indicated and as reported by published financial sources:
	High	Low
2018
First Quarter	$62.83	$41.00
Second Quarter	$52.00	$41.90
Third Quarter	$67.45	$49.35
Fourth Quarter	$67.79	$44.99
2019
First Quarter	$56.03	$39.01
Second Quarter	$54.67	$44.68
Third Quarter	$61.88	$47.53
Fourth Quarter	$74.98	$50.49
2020
First Quarter	$78.28	$43.50
Second Quarter	$126.30	$42.65
Third Quarter	$139.22	$88.60
Fourth Quarter (through October 16, 2020)	$224.00	$136.83
MyoKardia does not pay cash dividends on the Shares and, under the terms of the Merger Agreement, MyoKardia is not permitted to establish a record date for, declare, set aside for payment, authorize or pay any dividend on, or any other distribution in respect of, any Shares or other equity or voting interests, other than dividends paid by any wholly owned subsidiary of MyoKardia to MyoKardia or any other wholly owned subsidiary of MyoKardia. If we acquire control of MyoKardia, we currently intend that no dividends will be declared on the Shares prior to the Merger Effective Time.
On October 2, 2020, the last full trading day before the announcement of the Merger Agreement, the Merger and the Offer, the highest reported intraday sale price per Share on NASDAQ was $140.93 in published financial sources. Between October 2, 2020 and October 16, 2020, the highest daily intraday sale price per Share on NASDAQ ranged between $140.93 and $224.00. On October 16, 2020, the last full trading day before the date of this Offer to Purchase, the highest reported intraday sale price per Share on NASDAQ was $222.11. Please obtain a recent quotation for the Shares before deciding whether or not to tender.
7.	Possible Effects of the Offer on the Market for the Shares; Stock Exchange Listing; Registration under the Exchange Act; Margin Regulations
Assuming the Minimum Condition is satisfied and we purchase the Shares in the Offer, no stockholder vote will be required to consummate the Merger. Following the consummation of the Offer and subject to the satisfaction or waiver of the remaining conditions contained in the Merger Agreement, we intend to consummate the Merger as soon as practicable. We do not expect there to be a significant period of time between consummation of the Offer and consummation of the Merger.
Possible Effects of the Offer on the Market for the Shares
While we intend to consummate the Merger as soon as practicable after consummation of the Offer, if the Offer is consummated but the Merger does not occur, the number of stockholders, and the number of Shares that are still in the hands of the public, may be so small that there will no longer be an active or liquid public trading market (or possibly any public trading market) for Shares held by stockholders other than Purchaser. We cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for, or marketability of, the Shares or whether such reduction would cause future market prices to be greater or less than the price paid in the Offer. If the Merger is consummated, stockholders not tendering their Shares in the Offer (MyoKardia, any of its subsidiaries, Parent, Purchaser or any subsidiary of Parent, or any person who has properly exercised his appraisal rights under Section 262 of the DGCL) will receive cash in an amount equal to the price per Share paid in the Offer.
Stock Exchange Listing
While we intend to consummate the Merger as soon as practicable after consummation of the Offer, if the Offer is consummated but the Merger does not occur, depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the standards for continued listing on the NASDAQ Global Select Market, the NASDAQ Global Market or the NASDAQ Capital Market. If, as a result of the purchase of Shares pursuant to the Offer, the Shares no longer meet the criteria for continued listing on any such NASDAQ market, the market for the Shares could be adversely affected. According to NASDAQ’s published guidelines, the Shares would not meet the criteria for continued listing on any such NASDAQ market if, among other things, (a) the number of publicly held Shares were less than 1,000,000, (b) the market value of the listed Shares were less than $8,000,000 or (c) there were fewer than 300 stockholders.
If NASDAQ were to delist the Shares, it is possible that the Shares would trade on another securities exchange or in the over-the-counter market and that price quotations for the Shares would be reported by such exchange or other sources. The extent of the public market for the Shares and availability of such quotations would, however, depend upon such factors as the number of holders and/or the aggregate market value of the publicly held Shares at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration of the Shares under the Exchange Act and other factors.
Registration under the Exchange Act
The Shares are currently registered under the Exchange Act. While we intend to consummate the Merger as soon as practicable after consummation of the Offer, if the Offer is consummated but the Merger does not occur, the purchase of the Shares pursuant to the Offer may result in the Shares becoming eligible for deregistration under the Exchange Act. Registration may be terminated upon application of MyoKardia to the SEC if the Shares are neither listed on a national securities exchange nor held by 300 or more holders of record. Termination of the registration of the Shares under the Exchange Act, assuming there are no other securities of MyoKardia subject to registration, would substantially reduce the information required to be furnished by MyoKardia to holders of Shares and to the SEC and would make certain of the provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b) thereof, the requirement to furnish a proxy statement pursuant to Section 14(a) thereof in connection with a stockholder’s meeting and the related requirement to furnish an annual report to stockholders, and the requirements of Rule 13e-3 thereof with respect to “going private” transactions, no longer applicable to MyoKardia. Furthermore, “affiliates” of MyoKardia and persons holding “restricted securities” of MyoKardia may be deprived of the ability to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended. If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be “margin securities” or eligible for stock exchange listing.
Following the purchase of Shares in the Offer and subject to the satisfaction or waiver of the remaining conditions contained in the Merger Agreement, we will consummate the Merger as soon as practicable, following which the Shares will no longer be publicly traded. Following the consummation of the Merger, we intend to take steps to cause the termination of the registration of Shares under the Exchange Act as promptly as practicable and may in the future take steps to cause the suspension of all of MyoKardia’s reporting obligations under the Exchange Act.

Margin Regulations
The Shares are currently “margin securities” under the regulations of the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”), which has the effect, among other things, of allowing brokers to extend credit on the collateral of such Shares. Depending upon factors similar to those described above regarding listing and market quotations, following the purchase of Shares pursuant to the Offer, the Shares might no longer constitute “margin securities” for the purposes of the Federal Reserve Board’s margin regulations and, therefore, could no longer be used as collateral for loans made by brokers.
8.	Certain Information Concerning MyoKardia
The information concerning MyoKardia contained in this Offer to Purchase has been taken from or based upon publicly available documents and records on file with the SEC and other public sources and is qualified in its entirety by reference thereto.
According to MyoKardia’s public filings with the SEC, MyoKardia was incorporated in Delaware in 2012. MyoKardia’s principal executive offices are located at 1000 Sierra Point Parkway, Brisbane, CA 94005. The telephone number of MyoKardia’s principal executive offices is (650) 741-0900.
The following description of MyoKardia and its business has been taken from MyoKardia’s public filings with the SEC, and is qualified in its entirety by reference to such filings. MyoKardia is a clinical-stage biopharmaceutical company pioneering a precision medicine approach to discover, develop and commercialize targeted therapies for the treatment of serious and neglected rare cardiovascular diseases. MyoKardia’s initial focus is on the treatment of cardiomyopathies, a group of diseases of the heart muscle. MyoKardia’s pipeline includes: mavacamten, MYK-224 and LUS-1, which are being studied for the treatment of hypertrophic cardiomyopathy and for the treatment of diseases of diastolic dysfunction; and danicamtiv (formerly MYK-491) and ACT-1, being studied for the treatment of diseases of systolic dysfunction and atrial cardiomyopathies. MyoKardia also has a series of discovery-stage programs being studied for the treatment of additional genetic cardiomyopathies.
Additional Information
MyoKardia is subject to the informational and reporting requirements of the Exchange Act and in accordance therewith files and furnishes periodic reports, proxy statements and other information with the SEC relating to its business, financial condition and other matters. You may read and copy any such reports, statements or other information at the SEC’s Public Reference Room located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call 1-800-SEC-0330 for further information on the operation of the Public Reference Room. MyoKardia’s filings are also available to the public from commercial document retrieval services and at the SEC’s website at http://www.sec.gov. The SEC’s website address is not intended to function as a hyperlink, and the information contained in the SEC’s website is not incorporated by reference in this Offer to Purchase and you should not consider it as part of the Offer to Purchase.
9.	Certain Information Concerning Purchaser and Parent
We are a Delaware corporation incorporated on October 1, 2020, with principal executive offices at 430 E. 29th Street, 14FL, New York, NY 10016. The telephone number of our principal executive offices is (212) 546-4000. To date, we have engaged in no activities other than those incidental to our formation and the Offer.
Parent is a Delaware corporation, with principal executive offices at 430 E. 29th Street, 14FL, New York, NY 10016. The telephone number of its principal executive offices is (212) 546-4000. Parent is a global biopharmaceutical company whose mission is to discover, develop and deliver innovative medicines that help patients prevail over serious diseases. Parent is engaged in the discovery, development, licensing, manufacturing, marketing, distribution and sale of biopharmaceutical products on a global basis. For more information, please visit www.BMS.com. The information contained in, accessible from or connected to Parent’s website is not incorporated into, or otherwise a part of, this Offer to Purchase or any of Parent’s filings with the SEC. The website address referred to in this paragraph is an inactive text reference and is not intended to be an actual link to the website.
The name, business address, current principal occupation or employment, five-year employment history and citizenship of each director and executive officer of Parent and Purchaser and certain other information are set forth on Schedule I hereto. Neither Parent nor Purchaser is an affiliate of MyoKardia.

We do not believe our financial condition or the financial condition of Parent is relevant to your decision whether to tender your Shares and accept the Offer because (a) the Offer is being made for all outstanding Shares solely for cash, (b) we, through Parent and its controlled affiliates, will have sufficient funds to purchase all Shares validly tendered, and not withdrawn, in the Offer and to provide funding for the Merger, which is expected to follow as soon as practicable following (but in any event on the same day as) the Offer Acceptance Time, subject to the satisfaction or waiver of the other conditions set forth in the Merger Agreement and in any event no later than one business day following the satisfaction or waiver of such conditions, (c) consummation of the Offer is not subject to any financing condition, and (d) if we consummate the Offer, we expect to acquire any remaining Shares for the same cash per Share price in the Merger.
Pursuant to Rule 14d-3 under the Exchange Act, we have filed with the SEC a Tender Offer Statement on Schedule TO (which we refer to as the “Schedule TO”), of which this Offer to Purchase forms a part, and exhibits to the Schedule TO. The Schedule TO and the exhibits thereto, as well as other information filed by Parent and Purchaser with the SEC, are available for inspection at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Copies of such information may be obtainable by mail, upon payment of the SEC’s customary charges, by writing to the SEC at the address above. The SEC also maintains a website on the Internet at www.sec.gov that contains the Schedule TO and the exhibits thereto and other information that Parent has filed electronically with the SEC.
The Purchaser and Parent have made no arrangements in connection with the Offer to provide holders of Shares access to our corporate files or to obtain counsel or appraisal services at our expense. For a discussion of appraisal rights, see “The Offer—Section 12—Purpose of the Offer; Plans for MyoKardia; Stockholder Approval; Appraisal Rights.”
10.	Source and Amount of Funds
We estimate that we will need approximately $13.1 billion to purchase all Shares pursuant to the Offer and the Merger, to pay all amounts in respect of outstanding MyoKardia Stock Options, MyoKardia RSU Awards and MyoKardia PSU Awards held by MyoKardia employees, to pay related fees and expenses and to pay all other amounts that may become due and payable as a result of the Offer and the Merger. Parent and its controlled affiliates expect to contribute or otherwise advance to Purchaser the funds necessary to consummate the Offer and the Merger and to pay the related fees and expenses. It is anticipated that all of such funds will be obtained from Parent’s or its controlled affiliates’ general corporate funds. Neither we nor Parent has any alternative financing plans or arrangements.
The Offer is not conditioned upon any financing arrangements or subject to a financing condition.
11.	Background of the Offer; Contacts with MyoKardia
The following is a description of contacts between representatives of Parent and representatives of MyoKardia that resulted in the execution of the Merger Agreement and the agreements related to the Offer. For a review of MyoKardia’s additional activities, please refer to the Schedule 14D-9 that will be filed by MyoKardia with the SEC and disseminated to holders of Shares in connection with the Offer.
Members of management and the board of directors of Parent (the “Parent Board”) regularly review and assess Parent’s performance and operations, financial condition, and industry and regulatory developments in the context of Parent’s long-term strategic goals and plans. These reviews have included consideration, from time to time, of potential opportunities to enhance stockholder value, including potential strategic acquisitions and divestitures, collaborations, investments and other strategic transactions and opportunities. These reviews also have included consideration of whether such potential opportunities to enhance stockholder value would further Parent’s strategic objectives and its ability to serve patients, as well as the potential benefits and risks of those transactions in light of, among other things, Parent’s competitive position and the business and regulatory environment faced by Parent (including developments in the biopharmaceutical industry).
In March 2019, Parent entered into a confidentiality agreement with MyoKardia to facilitate discussions regarding a potential strategic partnership with respect to danicamtiv, which included meetings among representatives of MyoKardia and Parent at MyoKardia’s offices in San Francisco, California in August 2019 and at the American Heart Association Conference in Philadelphia, Pennsylvania in November 2019. The parties continued to have intermittent discussions through early 2020, including a discussion of MyoKardia’s early stage pipeline and a potential gene therapy collaboration at the J.P. Morgan Annual Healthcare Conference in San Francisco, California in January 2020.

On April 23, 2020, a representative of Parent contacted Jake Bauer, Chief Business Officer of MyoKardia, to request an introductory meeting with Elizabeth Mily, the new Executive Vice President, Strategy & Business Development at Parent, as well as a broadening of the discussions between the parties beyond danicamtiv. Thereafter, on May 20, 2020, June 2, 2020 and June 12, 2020, representatives of MyoKardia and Parent had preliminary, high-level conversations regarding the potential outline for a broader collaboration between the parties.
On July 2, 2020, MyoKardia and Parent entered into a confidentiality agreement, effective as of June 29, 2020, to facilitate discussions regarding a potential strategic partnership between the parties more broadly related to MyoKardia’s programs and technology.
On July 2, 2020, representatives of MyoKardia provided a presentation to representatives of Parent regarding the MyoKardia pipeline including mavacamten in connection with potential strategic partnership discussions.
On July 10, 2020, representatives of Parent provided a presentation to representatives of MyoKardia regarding the capabilities of Parent and a high-level outline of a potential framework for a global strategic partnership.
On August 18, 2020, Giovanni Caforio, M.D., Chairman and Chief Executive Officer of Parent, and Tassos Gianakakos, President and Chief Executive Officer of MyoKardia, spoke telephonically regarding a potential strategic partnership between the parties in the cardiovascular space.
On August 27, 2020, members of the senior leadership teams of MyoKardia and Parent had a meeting to continue discussions regarding potential opportunities for a strategic partnership.
On August 31, 2020, the Science and Technology Committee of the Parent Board convened to discuss pipeline and cardiovascular-related opportunities presented by a potential strategic partnership with MyoKardia. Information sessions were held later in the day, as well as the following day, with other Parent Board directors to review specific financial terms and implications of a range of potential transactions involving MyoKardia, including a potential acquisition of MyoKardia by Parent.
On September 1, 2020, at a special meeting of the Parent Board, members of Parent management and representatives of Gordan Dyal & Co. discussed with the Parent Board the potential merits of engaging in a strategic transaction with MyoKardia. The Parent Board discussed the possibility of making an acquisition proposal to MyoKardia and potential valuation for any such transaction. After discussion, the Parent Board determined that it was advisable to explore a potential acquisition of MyoKardia and, in connection therewith, authorized and directed Dr. Caforio to approach Mr. Gianakakos to indicate Parent’s potential interest in acquiring MyoKardia in an all cash transaction.
On September 2, 2020, Dr. Caforio contacted Mr. Gianakakos via telephone and informed him of Parent’s interest in exploring a potential acquisition of MyoKardia and intent to send a proposal letter to this effect. During this conversation, Dr. Caforio indicated that he had received authority from the Board of Directors of Parent to offer to acquire all of the outstanding Shares at a price of $185.00 per Share in cash. Dr. Caforio also noted that Parent was well-positioned to conduct due diligence quickly. Dr. Caforio indicated that the proposal letter would include a request for an exclusive period of negotiations. Mr. Gianakakos responded that, while MyoKardia’s strategic plan did not contemplate a sale of MyoKardia, he would discuss the proposal with the MyoKardia Board.
Later on September 2, 2020, Dr. Caforio sent a letter to Mr. Gianakakos containing a non-binding proposal to acquire all of the outstanding Shares for $185.00 per Share in cash (the “September 2nd Proposal”), subject to the completion of due diligence and the negotiation and execution of definitive agreements. The letter indicated that Parent was prepared to engage immediately in order to complete due diligence and enter into a definitive agreement by the end of the month, and noted that the proposal assumed a period of exclusivity to negotiate satisfactory terms and finalize a mutually acceptable definitive agreement. The letter stated that the proposal would expire on September 30, 2020. Shortly following receipt of the letter, Mr. Gianakakos reached out to members of the MyoKardia Board to inform them of the September 2nd Proposal.
On September 7, 2020, Mr. Gianakakos spoke telephonically with Dr. Caforio and conveyed the MyoKardia Board’s view that the September 2nd Proposal did not adequately reflect MyoKardia’s value and was insufficient to proceed with further discussions regarding a potential transaction. Mr. Gianakakos further suggested to Dr. Caforio that certain non-publicly disclosed data and events (including regulatory milestones and Company plans to begin certain clinical trials) constituted additional areas of value meriting consideration by the Parent Board.
On September 10, 2020, Dr. Caforio contacted Mr. Gianakakos requesting a time to further speak. Later in the day, Dr. Caforio and Mr. Gianakakos had a telephone conversation during which Mr. Gianakakos provided additional information on the data and events discussed on their September 7, 2020 call, including the Company’s prospects. Dr. Caforio also asked questions of Mr. Gianakakos to better understand MyoKardia’s position and the status of MyoKardia’s products. Following the discussion, Dr. Caforio stated that he would have further discussions with the Parent Board and then follow up with Mr. Gianakakos.
On September 13, 2020, the Parent Board held a meeting, with members of Parent management and representatives of Gordan Dyal & Co. in attendance. At this meeting, Dr. Caforio reported to the Parent Board his conversations with Mr. Gianakakos on September 7, 2020 and September 10, 2020, including the information that had been shared by Mr. Gianakakos during those discussions. Following such discussion, the Parent Board acknowledged the potential for additional areas of value as highlighted by Mr. Gianakakos on the calls on September 7, 2020 and September 10, 2020 subject to further due diligence. The Board authorized Dr. Caforio to make a revised proposal on behalf of Parent to acquire all of the outstanding Shares of MyoKardia.
Later on September 13, 2020, Dr. Caforio contacted Mr. Gianakakos and made a verbal, non-binding proposal on behalf of Parent to acquire all of the outstanding Shares at a price of $210.00 per Share in cash (the “September 13th Proposal”), which reflected the diligence Parent performed to date to confirm value around MyoKardia’s pipeline and additional value identified with respect to MyoKardia’s business. During this telephone call, Dr. Caforio requested a period of exclusive negotiations and reiterated Parent’s desire to complete due diligence and enter into a definitive agreement by the end of the month. Mr. Gianakakos responded that he would discuss the September 13th Proposal with the MyoKardia Board.
On September 16, 2020, Mr. Gianakakos contacted Dr. Caforio and advised him that the MyoKardia Board would not permit Parent to conduct full due diligence until Parent provided an improved proposal acceptable to the MyoKardia Board; however, senior management of MyoKardia would provide Parent with some limited due diligence information if it would assist Parent in re-evaluating its position on value. Dr. Caforio agreed to proceed in this manner.
Later on September 16, 2020, Ms. Mily contacted Mr. Bauer to discuss next steps with respect to the limited due diligence process. Following this conversation, Mr. Bauer provided a new form of confidentiality agreement to Parent to be entered into in connection with the potential acquisition of MyoKardia, which was negotiated over the next few days.
On September 18, 2020, MyoKardia and Parent entered into the confidentiality agreement, effective as of September 17, 2020, which included customary non-disclosure provisions and a standstill provision that prohibited Parent, for an agreed-upon period from the date of the agreement, from offering to acquire or acquiring MyoKardia, and from taking certain other actions, including soliciting proxies, without the prior written consent of MyoKardia. The confidentiality agreement provided for the termination of the standstill provision on customary terms, including upon MyoKardia’s entry into a definitive agreement with a third party providing for a sale of MyoKardia, and also allowed Parent to make confidential acquisition proposals to the MyoKardia Board at any time.
Later on September 18, 2020, Parent sent a list of priority due diligence items to MyoKardia.
On September 19, 2020, Mr. Bauer had a telephone call with Ms. Mily to discuss the priority due diligence items requested by Parent and schedule the related management presentations.
On September 20, 2020, MyoKardia provided access to a virtual data room to representatives of Parent, which contained certain priority due diligence materials.
On September 21, 2020, members of MyoKardia’s senior management made presentations to representatives of Parent regarding MyoKardia and its programs. From September 21 to 23, 2020, Parent made several requests for additional due diligence items, and representatives of MyoKardia had further conversations with representatives of Parent regarding these items. During this period, MyoKardia also provided representatives of Parent with access to certain written materials in response to the priority due diligence items that had been requested.
On September 23, 2020, the Science and Technology Committee of the Parent Board convened to discuss the results of the due diligence conducted to date, including due diligence findings with respect to MyoKardia’s products and product pipeline opportunities.
On September 23, 2020, Dr. Caforio contacted Mr. Gianakakos via telephone to discuss the results of Parent’s priority due diligence review. Dr. Caforio thanked the MyoKardia team for the priority due diligence, noted that the due diligence discussions and materials provided had been helpful, and indicated that he was speaking with his Board of

Directors the following day. During this conversation, Mr. Gianakakos noted that the MyoKardia Board was expecting additional value to be derived from Parent’s priority due diligence review without indicating a specific price. Mr. Gianakakos also noted MyoKardia’s potential as a stand-alone company and the expectation that the price would reflect such potential.
On September 24, 2020, the Parent Board held a special meeting to review, discuss and approve a revised cash proposal for the acquisition of MyoKardia, with members of Parent management and representatives of Gordan Dyal & Co. in attendance. At this meeting, the Parent Board discussed the potential transaction, including with respect to proposed valuation in light of feedback Dr. Caforio had received from Mr. Gianakakos and the preliminary due diligence findings. Following discussion, the Parent Board approved and authorized Dr. Caforio to make a revised proposal on behalf of Parent to acquire all of the outstanding Shares of MyoKardia.
On September 24, 2020, Dr. Caforio contacted Mr. Gianakakos and made a verbal, non-binding proposal on behalf of Parent to acquire all of the outstanding Shares at a price of $220.00 per Share in cash (the “September 24th Proposal”). During this telephone call, Dr. Caforio indicated that the proposal was conditioned on: (1) full confirmatory due diligence starting by the weekend; (2) a target signing date of October 1st and no later than October 5th; (3) entry into an exclusive period of negotiations; and (4) a termination fee of 3.5% of equity value, plus other customary transaction terms. Mr. Gianakakos responded that he would discuss the September 24th Proposal with the MyoKardia Board.
On September 25, 2020, Mr. Gianakakos spoke telephonically with Dr. Caforio. During this conversation, Mr. Gianakakos indicated that the MyoKardia Board had authorized him to continue discussions with Dr. Caforio regarding an improved offer, noted MyoKardia management’s confidence in the prospects of MyoKardia and the value of MyoKardia’s programs and pipeline, and suggested that a more significant premium to the current trading price range was appropriate given MyoKardia’s potential as a stand-alone company. Dr. Caforio indicated that he had very limited, if any, flexibility above the previously offered price of $220.00 per Share and would require further discussion with his Board of Directors. Mr. Gianakakos responded that he would speak with the MyoKardia Board as well and revert to Dr. Caforio later in the day.
Later on September 25, 2020, Mr. Gianakakos spoke telephonically with Dr. Caforio to continue to negotiate the price. During this conversation, Dr. Caforio made a verbal, non-binding proposal on behalf of Parent to acquire all of the outstanding Shares at a price of $225.00 per Share subject to exclusive negotiations between the parties to facilitate a targeted announcement date of October 5, 2020 (the “September 25th Proposal”). Mr. Gianakakos stated that he would recommend to the MyoKardia Board to enter into exclusive negotiations at that price. Mr. Gianakakos and Dr. Caforio also discussed the termination fee previously proposed by Parent without reaching agreement.
In addition, on September 25, 2020, Mr. Bauer had a telephone call with Ms. Mily during which they discussed the confirmatory due diligence process and timing considerations. Thereafter, a representative of Parent sent a draft letter agreement to Mr. Bauer that requested a period of exclusive negotiations through October 12, 2020. Following negotiation between the parties, MyoKardia and Parent entered into a letter agreement providing for exclusive negotiations between the parties until the first to occur of: (1) the execution of a definitive merger agreement between the parties with respect to a transaction; (2) receipt by MyoKardia of written notice from Parent advising MyoKardia that Parent is no longer actively pursuing the transaction; (3) the time at which Parent reduced, or proposed a reduction in, the $225.00 per Share purchase price offered by Dr. Caforio earlier in the day; and (4) 8:00 a.m. (New York time) on October 5, 2020.
Later in the day on September 25, 2020, representatives of Kirkland & Ellis LLP (“Kirkland”), outside counsel to Parent, provided to Goodwin Procter LLP (“Goodwin”) an initial draft of the Merger Agreement for the proposed transaction, which provided for the transaction to be structured as a cash tender offer followed immediately by a back-end merger, and included, among other things, (1) a definition of “Material Adverse Effect”, which generally defines the standard for closing risk, without exceptions for regulatory, clinical or similar events or developments, (2) an indication that Parent was open to discussing appropriate treatment of outstanding Company equity awards in connection with the Transactions, (3) limitations on the efforts obligations of Parent to obtain required antitrust approvals, (4) the right of MyoKardia to accept a Superior Proposal after providing Parent with a right to match such proposal, with a “Superior Proposal” defined as a bona fide proposal to acquire 100% of the stock or assets of MyoKardia that is deemed to be more favorable to MyoKardia’s stockholders from a financial point of view than the Offer and the Merger, (5) a termination fee equal to 3.5% of the equity value of the transaction payable by MyoKardia in certain circumstances, and (6) the request for Mr. Gianakakos to execute the Support Agreement in favor of Parent.

In addition, on September 25, 2020, MyoKardia provided Parent and its representatives with expanded access to the virtual data room in order for Parent to perform its confirmatory due diligence investigation. Following such access to the virtual data room, representatives of MyoKardia and Parent had a number of conference calls to discuss items on due diligence request lists subsequently provided by Parent.
On September 27, 2020, Mr. Bauer had telephone conversations with representatives of Parent regarding the status of their due diligence review.
On September 28, 2020, Goodwin sent a revised draft of the Merger Agreement to Kirkland, which included, among other things, (1) exceptions to the definition of “Material Adverse Effect” for any regulatory, clinical and similar events related to the products or product candidates of MyoKardia or any competitor of MyoKardia, (2) accelerated vesting of all time-based equity awards at closing, (3) more stringent efforts obligations of Parent to obtain required antitrust approvals, (4) a “Superior Proposal” defined as a bona fide proposal to acquire a majority of the stock or assets of MyoKardia that is deemed to be more favorable to MyoKardia’s stockholders from a financial point of view than the Offer and the Merger, and (5) a termination fee equal to 2.5% of the equity value of the transaction.
Also on September 28, 2020, Mr. Bauer had further telephone conversations with representatives of Parent regarding the status of their due diligence review.
Later on September 28, 2020, Kirkland provided to Goodwin an initial draft of the Support Agreement to be executed by Mr. Gianakakos per the request of Parent, under which Mr. Gianakakos would agree, among other things, to tender the Shares beneficially owned by him into the Offer.
On September 30, 2020, Kirkland sent a revised draft of the Merger Agreement to Goodwin that included substantially the same definitions of “Material Adverse Effect” and “Superior Proposal” previously proposed by Parent and a termination fee equal to 3.5% of the equity value of the transaction.
On October 1, 2020, Dr. Caforio and Mr. Gianakakos spoke telephonically regarding the transaction status and timing.
Also on October 1, 2020, Mr. Bauer had a telephone call with Ms. Mily during which they discussed the transaction status and timing, as well as certain open issues in the Merger Agreement.
In addition, on October 1, 2020, Goodwin sent a revised draft of the Merger Agreement to Kirkland. Thereafter, Goodwin had a conference call with Kirkland to discuss the open issues in the Merger Agreement with a focus on the definition of “Company Material Adverse Effect”, the definition of “Superior Proposal”, and the size of the termination fee payable by MyoKardia.
On October 2, 2020, representatives of MyoKardia, Parent, Goodwin and Kirkland had multiple conference calls to discuss and resolve the open items in the Merger Agreement related to the treatment of MyoKardia’s employees in the proposed transaction, including (1) the level of compensation and benefits to be provided generally to Company employees after the closing, (2) the treatment of annual bonuses for fiscal year 2020, (3) the severance benefits payable to certain non-executive employees, (4) employee retention matters, and (5) the limitations on MyoKardia’s ability to hire and compensate new employees prior to the closing.
Also on October 2, 2020, Dr. Caforio contacted Mr. Gianakakos via telephone to discuss the status of the transaction and the remaining open items in the Merger Agreement. Thereafter, Ms. Mily contacted Mr. Bauer to resolve the remaining open items in the Merger Agreement, and Kirkland subsequently sent a revised draft of the Merger Agreement to Goodwin reflecting this discussion, which included MyoKardia’s requested exceptions to the definition of “Material Adverse Effect” and the same definition of “Superior Proposal” and the same termination fee as set forth in Kirkland’s prior draft.
On October 3, 2020, representatives of Goodwin and Kirkland finalized the transaction documentation, including the Merger Agreement and the Support Agreement to be executed by Mr. Gianakakos.
Also on October 3, 2020, at a special meeting of the Parent Board, members of Parent management and representatives of Gordan Dyal & Co. provided the Parent Board with an update on the terms of the proposed transaction. Following a discussion of the terms of the proposed transaction, the Parent Board unanimously approved the execution, delivery and performance of the Merger Agreement and the completion of the transactions contemplated by the Merger Agreement, including the Offer and the Merger.

Also on October 3, 2020, Mr. Bauer had several conversations with representatives of Parent regarding the transaction status, including a telephone call with Ms. Mily during which she confirmed that the transaction had been approved by the Board of Directors of Parent.
Later on October 3, 2020, Mr. Gianakakos informed Dr. Caforio of the MyoKardia Board’s approval of the transaction.
During the evening of October 3, 2020, MyoKardia, Parent and Purchaser executed the Merger Agreement, and Mr. Gianakakos, Parent and Purchaser executed the Support Agreement.
Before the opening of trading of the stock markets on October 5, 2020, MyoKardia and Parent issued a joint press release announcing the execution of the Merger Agreement and the forthcoming commencement of a tender offer by Purchaser to acquire all of the outstanding Shares at the Offer Price, representing a premium of 61% over the closing price of $139.60 on October 2, 2020.
On October 19, 2020, Purchaser commenced the Offer and MyoKardia filed the Schedule 14D-9.
12.	Purpose of the Offer; Plans for MyoKardia; Stockholder Approval; Appraisal Rights
Purpose of the Offer; Plans for MyoKardia
The purpose of the Offer and the Merger is for Parent to acquire the entire equity interest in MyoKardia. The Offer, as the first of two steps in the acquisition of MyoKardia, is intended to facilitate the acquisition of all of the Shares. The purpose of the Merger is to acquire all capital stock of MyoKardia not purchased pursuant to the Offer or otherwise and to cause MyoKardia to become a wholly owned subsidiary of Parent.
We currently intend, as soon as practicable following (but in any event on the same day as) the Offer Acceptance Time, subject to the satisfaction or waiver of the other conditions set forth in the Merger Agreement and in any event no later than one business day following the satisfaction or waiver of such conditions, to consummate the Merger pursuant to the Merger Agreement. As described in “—Section 13—The Transaction Documents—The Merger Agreement—The Merger”, the Shares acquired in the Offer will be canceled in the Merger and the capital stock of MyoKardia as the surviving corporation will be the capital stock of Purchaser. The directors of Purchaser immediately prior to the Merger Effective Time will be the directors of MyoKardia as the surviving corporation immediately following the Merger Effective Time, until their respective successors are duly elected or appointed and qualified or their earlier death, resignation or removal in accordance with the charter and bylaws of MyoKardia as the surviving corporation. The officers of MyoKardia immediately prior to the Merger Effective Time will be the officers of MyoKardia as the surviving corporation until their respective successors are appointed and qualified or their earlier death, resignation or removal in accordance with the charter and bylaws of MyoKardia as the surviving corporation. See “—Section 13—The Transaction Documents—The Merger Agreement—The Merger.” Upon completion of the Merger, the Shares currently listed on the NASDAQ will cease to be listed on the NASDAQ and will subsequently be deregistered under the Exchange Act.
If you sell your Shares in the Offer, you will cease to have any equity interest in MyoKardia or any right to participate in its earnings and future growth. If you do not tender your Shares, but the Merger is consummated, you also will no longer have an equity interest in MyoKardia. Similarly, after selling your Shares in the Offer or the subsequent Merger, you will not bear the risk of any decrease in the value of MyoKardia.
Except as described above or elsewhere in this Offer to Purchase and except for the transactions contemplated in the Merger Agreement, Purchaser has no present plans or proposals that would relate to or result in (a) any extraordinary corporate transaction involving MyoKardia or any of its subsidiaries (such as a merger, reorganization, liquidation, relocation of any operations or sale or other transfer of a material amount of assets), (b) any change in the MyoKardia Board or management, (c) any material change in MyoKardia’s capitalization or dividend policy, (d) any other material change in MyoKardia’s corporate structure or business, (e) any class of equity securities of MyoKardia being delisted from a national securities exchange or ceasing to be authorized to be quoted in an automated quotation system operated by a national securities association or (f) any class of equity securities of MyoKardia becoming eligible for termination of registration pursuant to Section 12(g) of the Exchange Act.
No Stockholder Approval
If the Offer is consummated, we do not anticipate seeking the approval of MyoKardia’s remaining public stockholders before effecting the Merger. Section 251(h) of the DGCL provides that, subject to certain statutory provisions, if following consummation of a tender offer for any and all shares of a public Delaware corporation that would otherwise be entitled to vote on the merger (other than shares held by the acquiring entity and its affiliates), the stock irrevocably accepted for purchase pursuant to such offer and received by the Depositary prior to the expiration of such offer, plus the stock otherwise owned by the acquirer equals at least the amount of shares of each class of stock of the target corporation that would otherwise be required for the stockholders of the target corporation to adopt a merger agreement with the acquiring entity, and each share of each class or series of stock of the target corporation not irrevocably accepted for purchase in the offer is converted into the right to receive the same consideration for their stock in the merger as was payable in the tender offer, the target corporation can effect a merger without the vote of the stockholders of the target corporation. Therefore, the parties have agreed, and the Merger Agreement requires, that, subject to the conditions specified in the Merger Agreement, the Merger will become effective as soon as practicable after the consummation of the Offer, without a vote of MyoKardia stockholders, in accordance with Section 251(h) of the DGCL.
Appraisal Rights
No appraisal rights are available in connection with the Offer. However, if the Merger is consummated, pursuant to the DGCL, stockholders who do not tender their Shares in the Offer, who are entitled to demand and properly demand appraisal of such Shares pursuant to, and who fully comply in all respects with, the applicable provisions of Section 262 of the DGCL, will have the right to choose not to accept the consideration payable for their Shares pursuant to the Merger, and instead to demand an appraisal of their Shares by the Court of Chancery of the State of Delaware and to receive a cash payment of the “fair value” of their Shares as of the Merger Effective Time of the Merger as determined by the Court of Chancery of the State of Delaware. The “fair value” of such Shares may be more than, less than, or equal to the Offer Price.
Under Section 262 of the DGCL, where a merger is approved under Section 251(h), either a constituent corporation before the effective date of the merger, or the surviving corporation within 10 days thereafter, will notify each of the holders of any class or series of stock of such constituent corporation who are entitled to seek appraisal of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and will include in such notice a copy of Section 262 of the DGCL. The Schedule 14D-9 will constitute the formal notice of appraisal rights under Section 262 of the DGCL.
As will be described more fully in the Schedule 14D-9, in order to exercise appraisal rights under Section 262 of the DGCL in connection with the Merger, a stockholder must do all of the following:
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within the later of the consummation of the Offer and 20 days after the mailing of the Schedule 14D-9, deliver to MyoKardia a written demand for appraisal of Shares held, which demand must reasonably inform MyoKardia of the identity of the stockholder and that the stockholder is demanding appraisal;

•	not tender their Shares in the Offer;
•	continuously hold of record the Shares from the date on which the written demand for appraisal is made through the Merger Effective Time; and
•	strictly follow the statutory procedures for perfecting appraisal rights under Section 262 of the DGCL.
Any holder of Shares who wishes to exercise such appraisal rights or who wishes to preserve his, her or its right to do so in connection with the Merger, should review the Schedule 14D-9 and Section 262 of the DGCL carefully because failure to timely and properly comply with the procedures specified will result in the loss of appraisal rights under the DGCL.
The foregoing summary of the rights of MyoKardia’s stockholders to appraisal rights under the DGCL in connection with the Merger does not purport to be a complete statement of the procedures to be followed by the stockholders of MyoKardia desiring to exercise appraisal rights in connection with the Merger and is qualified in its entirety by reference to Section 262 of the DGCL. The proper exercise of appraisal rights in connection with the Merger requires strict adherence to the applicable provisions of the DGCL. A copy of Section 262 of the DGCL is set forth in MyoKardia’s Schedule 14D-9, Annex C, Section 262 of the General Corporation Law of the State of Delaware.

13.	The Transaction Documents
The Merger Agreement
The following summary description of the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, a copy of which Purchaser has included as Exhibit (d)(1) to the Tender Offer Statement on Schedule TO and is incorporated herein by reference. Stockholders and other interested parties should read the Merger Agreement for a more complete description of the provisions summarized below. Capitalized terms used herein and not otherwise defined have the respective meanings set forth in the Merger Agreement. The summary description has been included in this Offer to Purchase to provide you with information regarding the terms of the Merger Agreement and is not intended to modify or supplement any factual disclosures about Parent, Purchaser, MyoKardia or their respective affiliates. The representations, warranties and covenants contained in the Merger Agreement were made only for the purposes of the Merger Agreement, were made as of specific dates, were made solely for the benefit of the parties to the Merger Agreement and may not have been intended to be statements of fact, but rather, as a method of allocating risk and governing the contractual rights and relationships among the parties to the Merger Agreement. In addition, such representations, warranties and covenants may have been qualified by certain disclosures not reflected in the text of the Merger Agreement and may apply standards of materiality and other qualifications and limitations in a way that is different from what may be viewed as material by Parent’s or MyoKardia’s stockholders or under federal securities laws. In reviewing the representations, warranties and covenants contained in the Merger Agreement or any descriptions thereof in this summary, it is important to bear in mind that investors are not third-party beneficiaries under the Merger Agreement and that such representations, warranties, covenants or descriptions were not intended by the parties to the Merger Agreement to be characterizations of the actual state of facts or conditions of Parent, Purchaser, MyoKardia or their respective affiliates. Moreover, information concerning the subject matter of the representations and warranties may have changed or may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in public disclosures. For the foregoing reasons, the representations, warranties, covenants or descriptions of those provisions should not be read alone and should instead be read in conjunction with the other information contained in the reports, statements and filings that Parent, its affiliates and MyoKardia publicly file.
The Offer
Upon the terms and subject to the conditions set forth in the Merger Agreement, Purchaser will commence a cash tender offer (as promptly as practicable, but in no event later than October 19, 2020) for all of the Shares at a purchase price of $225.00 per Share, net to the seller of such Shares in cash, without interest and less any required withholding taxes. Purchaser’s obligation to accept for payment and pay for Shares validly tendered and not properly withdrawn pursuant to the Offer is subject to the satisfaction of the Minimum Condition, the Restraints Condition, the Actions Condition and the Governmental Consents Condition and the satisfaction or waiver of the other conditions set forth in “—Section 15—Conditions to the Offer.”
To the extent permitted by law, Purchaser also expressly reserves the exclusive right to (a) increase the Offer Price, (b) waive any of the Offer Conditions other than the Minimum Condition, the Termination Condition, the Restraints Condition or the Governmental Consents Condition and (c) make any other changes to the terms and conditions of the Offer not inconsistent with the terms of the Merger Agreement, provided that MyoKardia’s consent is required for Purchaser to (i) except in connection with a stock split or other recapitalization, decrease the Offer Price, (ii) change the form of consideration payable in the Offer, (iii) decrease the maximum number of Shares sought to be purchased in the Offer, (iv) impose any conditions to the Offer other than the Offer Conditions, (v) amend, modify or supplement any of the Offer Conditions in a manner that adversely affects, or would reasonably be expected to adversely affect, the holders of Shares, (vi) amend, modify or waive the Minimum Condition, the Termination Condition, the Restraints Condition or the Governmental Consents Condition, (vii) extend or otherwise change the expiration date of the Offer, except as described under “—Section 13—The Transaction Documents—The Merger Agreement—Extensions of the Offer”, or (viii) otherwise amend, modify or supplement any of the other terms of the Offer in any manner that adversely affects, or would reasonably be expected to adversely affect, the holders of Shares.

Extensions of the Offer
Pursuant to the terms of the Merger Agreement, if, at the then-scheduled Expiration Time, any of the Offer Conditions has not been satisfied or waived by Parent and Purchaser (to the extent such waiver is permitted under the Merger Agreement and applicable Law), then (a) Purchaser may, in its sole discretion (and without the consent of MyoKardia or any other person) and (b) upon MyoKardia’s written request, Purchaser will, and Parent will cause Purchaser to, extend the Offer on one or more occasions in consecutive increments of up to ten business days each (each such increment to end at 5:00 p.m., New York City time, on the last business day of such increment) in order to permit the satisfaction of such Offer Condition(s); provided, however, that (i) Purchaser will not be required to extend the Offer to a date later than the Outside Date (as defined below) and Purchaser will not be permitted to extend the offer to a date later than the Outside Date without the prior written consent of MyoKardia and (ii) if at any then scheduled expiration of the Offer, all of the Offer Conditions (other than the Minimum Condition and any Offer Conditions that are by their nature to be satisfied at the Offer Acceptance Time) have been satisfied or waived (to the extent permitted by the Merger Agreement and applicable Law) and the Minimum Condition has not been satisfied, Purchaser will not be required to (and Parent will not be required to cause Purchaser to) extend the Offer for more than three additional consecutive increments of ten business days (or such shorter periods as may be agreed to by MyoKardia and Purchaser). Purchaser will extend the Offer for the minimum period required by applicable Law, interpretation or position of the SEC or its staff or the NASDAQ or its staff. Purchaser will not, and Parent will not permit Purchaser to, extend the Offer in any manner except as required or expressly permitted as set forth in this paragraph.
The Merger Agreement obligates Purchaser, subject to the satisfaction or waiver of the conditions set forth in “—Section 15—Conditions to the Offer,” to, at or as promptly as practicable after the Expiration Time, irrevocably accept for payment and, at or as promptly as practicable after the Offer Acceptance Time (and in any event within three business days thereafter), pay for all Shares validly tendered and not properly withdrawn pursuant to the Offer.
The Merger
As soon as practicable following (but in any event on the same day as) the Offer Acceptance Time, subject to the satisfaction or waiver of the other conditions set forth in the Merger Agreement and in any event no later than one business day following the satisfaction or waiver of such conditions and unless applicable Law prohibits or makes illegal the consummation of the Merger, Purchaser will merge with and into MyoKardia, and MyoKardia will survive as a wholly owned subsidiary of Parent. At the Merger Effective Time, any Shares not purchased pursuant to the Offer (other than Shares owned by MyoKardia, any of its subsidiaries, Parent, Purchaser or any subsidiary of Parent, or any stockholders who have properly exercised their appraisal rights under Section 262 of the DGCL) will be automatically converted into the right to receive, in cash and without interest, less any required withholding taxes, an amount equal to the Offer Price.
The certificate of incorporation of MyoKardia as in effect immediately prior to the Merger Effective Time will be amended and restated by virtue of the Merger at the Merger Effective Time to be identical to the certificate of incorporation included as Exhibit A to the Merger Agreement. The bylaws of MyoKardia as in effect immediately prior to the Merger Effective Time will be amended and restated at the Merger Effective Time to be identical to the bylaws of Purchaser as in effect immediately prior to the Merger Effective Time. The directors of Purchaser immediately prior to the Merger Effective Time will become the directors of MyoKardia as the surviving corporation until their respective successors are duly elected or appointed and qualified or their earlier death, resignation or removal in accordance with the charter and bylaws of MyoKardia as the surviving corporation. The officers of MyoKardia immediately prior to the Merger Effective Time will remain the officers of MyoKardia as the surviving corporation until their respective successors are appointed and qualified or their earlier death, resignation or removal in accordance with the charter and bylaws of MyoKardia as the surviving corporation.
The Merger Agreement provides the Merger will be governed by Section 251(h) of the DGCL and will be effected without a vote of MyoKardia stockholders.
MyoKardia Stock Options
The Merger Agreement provides that, immediately prior to the Merger Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, each MyoKardia Stock Option, whether vested or unvested, that is outstanding and unexercised immediately prior to the Merger Effective Time will be cancelled and automatically converted into solely the right to receive, for each Share underlying such MyoKardia Stock Option, without interest and subject to deduction for any required withholding under applicable tax law, an amount in cash from Parent or the surviving corporation equal to the excess of (a) the Offer Price over (b) the per share exercise price of such MyoKardia Stock Option (the “Option Payment”). From and after the Merger Effective Time, the holder of any cancelled MyoKardia Stock Option will only be entitled to receive the Option Payment in respect of such cancelled MyoKardia Stock Option.
MyoKardia RSU Awards
The Merger Agreement provides that immediately prior to the Merger Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, each MyoKardia RSU Award that is outstanding immediately prior to the Merger Effective Time, whether vested or unvested, will be cancelled and automatically converted into solely the right to receive, for each Share underlying such MyoKardia RSU Award, without interest and subject to deduction for any required withholding under applicable tax law, an amount in cash from Parent or the surviving corporation equal to the Offer Price (the “RSU Award Payment”). From and after the Merger Effective Time, the holder of any cancelled MyoKardia RSU Award will only be entitled to receive the RSU Award Payment in respect of such cancelled MyoKardia RSU Award.
MyoKardia PSU Awards
The Merger Agreement provides that immediately prior the Merger Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, each MyoKardia PSU Award that is outstanding immediately prior to the Merger Effective Time, will be cancelled and automatically converted into solely the right to receive, for each Share underlying such MyoKardia PSU Award, without interest and subject to deduction for any required withholding under applicable tax law, an amount in cash from Parent or the surviving corporation equal to the Offer Price, which amount will be payable on the same schedule and subject to the same vesting conditions (including any acceleration of vesting conditions) as applied to the MyoKardia PSU Award immediately prior to the Merger Effective Time (the “PSU Award Payment”). From and after the Merger Effective Time, the holder of any cancelled MyoKardia PSU Award will only be entitled to receive the PSU Award Payment in respect of such cancelled MyoKardia PSU Award.
Prior to the Merger Effective Time, the MyoKardia Board (or, if appropriate, any committee thereof administering the MyoKardia Stock Plans) will adopt such resolutions and take such other lawful actions (which, in each case, do not involve the payment of any consideration in excess of, or in addition to, the consideration described in the foregoing paragraphs) as may be required to effect the foregoing with respect to the MyoKardia Stock Options, the MyoKardia RSU Awards and the MyoKardia PSU Awards.
MyoKardia Amended and Restated Employee Stock Purchase Plan
The Merger Agreement provides that as promptly as reasonably practicable following the date of the Merger Agreement, MyoKardia will take such actions (to the extent not already taken prior to the date of the Merger Agreement) with respect to the MyoKardia Amended and Restated Employee Stock Purchase Plan (the “MyoKardia ESPP”) as may be required to provide that (a) participation following the date of the Merger Agreement will be limited to those employees who participated in the MyoKardia ESPP immediately prior to the execution and delivery of the Merger Agreement, (b) participants may not increase their payroll deductions or purchase elections from those in effect immediately prior to the execution and delivery of the Merger Agreement (unless otherwise required by the Internal Revenue Code of 1986, as amended (the “Code”)), (c) no new offering period will commence, nor will any existing offering period be extended, after the execution and delivery of the Merger Agreement, (d) each participant’s outstanding right to purchase Shares under the MyoKardia ESPP will terminate on the day immediately prior to the day on which the Merger Effective Time occurs (if not earlier terminated pursuant to the terms of the MyoKardia ESPP); provided that all amounts allocated to each participant’s account under the MyoKardia ESPP as of such date will be returned to the participant by MyoKardia pursuant to the terms of the MyoKardia ESPP, and (e) the MyoKardia ESPP will terminate no later than immediately prior to the Merger Effective Time.
Representations and Warranties
In the Merger Agreement, MyoKardia has made customary representations and warranties to Parent and Purchaser that are subject, in some cases, to specified exceptions and qualifications contained in the Merger Agreement or confidential disclosure schedules that MyoKardia delivered to Parent and Purchaser in connection with the execution and delivery of the Merger Agreement. These representations and warranties relate to, among other things: (a) due organization, good standing, subsidiaries and organizational documents; (b) capitalization and other equity interests; (c) authority and noncontravention; (d) governmental approvals; (e) SEC filings, financial statements, undisclosed liabilities and internal controls; (f) absence of certain changes; (g) legal proceedings; (h) compliance with laws and permits; (i) tax matters; (j) employee benefit plans; (k) labor matters; (l) environmental matters; (m) intellectual property; (n) data protection, privacy and security; (o) stockholder rights agreements and applicable anti-takeover laws; (p) property; (q) contracts; (r) insurance; (s) international trade and anti-corruption; (t) regulatory compliance; (u) broker’s and finder’s fees; (v) interested party transactions; (w) key clinical events; and (x) Offer documents.
In the Merger Agreement, Purchaser and Parent have made customary representations and warranties to MyoKardia that are subject, in some cases, to specified exceptions and qualifications contained in the Merger Agreement. These representations and warranties relate to, among other things: (a) due organization and good standing; (b) authority and noncontravention; (c) government approvals; (d) ownership and operations of Purchaser; (e) sufficiency of funds; (f) broker’s and finder’s fees; (g) no other representations and warranties; (h) Offer documents; (i) legal proceedings; (j) ownership of the Shares; and (k) competing businesses.
The representations and warranties will not survive consummation of the Merger.
Operating Covenants
Pursuant to the Merger Agreement, from the date of the Merger Agreement until the Merger Effective Time, unless Parent otherwise expressly consents in writing in advance (such consent not to be unreasonably withheld, conditioned or delayed), except (a) as required by applicable Law, the rules or regulations of NASDAQ or any judgment, (b) as required or expressly provided by the Merger Agreement, or (c) as disclosed in MyoKardia’s confidential disclosure schedules (the “MyoKardia Disclosure Letter”) that MyoKardia delivered to Parent and Purchaser in connection with the execution of the Merger Agreement, MyoKardia will, and will cause each of its subsidiaries to, (i) carry on its business in the ordinary course in all material respects, and (ii) use commercially reasonable efforts to preserve its and each of its subsidiaries’ business organizations substantially intact and preserve existing relations with employees, customers, suppliers, licensors, licensees, governmental authorities and other persons with whom MyoKardia or its subsidiaries have significant business relationships; provided that, in each case, MyoKardia and its subsidiaries may continue any advisable and reasonably necessary changes in their respective business practices adopted prior to the date hereof in response to COVID-19 and any governmental authority measures in response to COVID-19 (“COVID-19 Measures”), and MyoKardia may take such further actions advisable and reasonably necessary in response to COVID-19 and any COVID-19 Measures, including to (A) protect the health and safety of MyoKardia’s and its subsidiaries’ employees, suppliers, partners and other individuals having business dealings with MyoKardia and its subsidiaries or (B) respond to third-party supply or service disruptions caused by COVID-19 or any COVID-19 Measures in a commercially reasonable manner; provided further that, to the extent permitted by applicable Law, MyoKardia will take reasonable efforts to keep Parent reasonably informed of, and to the extent reasonably practicable, consult with Parent prior to the taking of, any such action(s) that would reasonably be expected to have a material impact on the operations of MyoKardia and its subsidiaries taken as a whole.
Without limiting the generality of the foregoing, from the date of the Merger Agreement until the Merger Effective Time, unless Parent otherwise expressly consents in writing in advance (such consent not to be unreasonably withheld, conditioned or delayed), except (a) as required by applicable Law, the rules or regulations of NASDAQ or any judgment, (b) as required or expressly provided by the Merger Agreement, or (c) as disclosed in the MyoKardia Disclosure Letter, MyoKardia, among other things, subject to certain exceptions, will not, and will not permit its subsidiaries to:
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other than transactions among MyoKardia and its wholly owned subsidiaries or among MyoKardia’s wholly owned subsidiaries and certain transactions with respect to MyoKardia Stock Options, MyoKardia RSU Awards, MyoKardia PSU Awards or the MyoKardia ESPP, (a) issue, sell, pledge, dispose of, encumber or grant any shares of its capital stock or other equity or voting interests, or any other securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for any shares of its capital stock or other equity or voting interests, or any rights, warrants or options to purchase any shares of its capital stock or other equity or voting interests or (b) redeem, purchase or otherwise acquire any of its outstanding shares of capital stock or other equity or voting interests, or any rights, warrants or options to acquire any shares of its capital stock or other equity or voting interests;

•
establish a record date for, declare, set aside for payment, authorize or pay any dividend on, or make any other distribution in respect of, any shares of its capital stock or other equity or voting interests, other than dividends paid by any wholly owned subsidiary of MyoKardia to MyoKardia or any other wholly owned subsidiary of MyoKardia;

•
split, combine, subdivide or reclassify any shares of its capital stock or other equity or voting interests, except for any such transaction by a wholly owned subsidiary of MyoKardia which remains a wholly owned subsidiary after consummation of such transaction;

•
incur, assume, or otherwise become liable for any indebtedness or guarantee any indebtedness of another person, except for intercompany indebtedness among MyoKardia and its wholly owned subsidiaries, letters of credit entered into in the ordinary course of business in connection with certain intercompany agreements among MyoKardia and its wholly owned subsidiaries with respect to real property (“Company Lease”), and other indebtedness not to exceed $10,000,000 in the aggregate;

•	enter into any swap or hedging transaction or other derivative agreements other than in the ordinary course of business;
•	make any loans, capital contributions or advances to any person other than to MyoKardia or any wholly owned subsidiary of MyoKardia;
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other than certain exceptions, sell, assign, license, transfer or lease to any person, or mortgage or otherwise encumber or subject to any lien, in a single transaction or series of related transactions, any of its properties or assets that have a current value in excess of $10,000,000 in the aggregate;

•
make or authorize capital expenditures for property, plant and equipment, except (a) as contemplated by the capital expenditure budget of MyoKardia set forth on the MyoKardia Disclosure Letter, or (b) otherwise in an aggregate amount for all such capital expenditures made pursuant to this clause (b) not to exceed $10,000,000;

•
make (a) any acquisition (including by merger) of the capital stock or a material portion of the assets of any other person (other than any acquisition of supplies, raw materials, inventory or products in the ordinary course of business) or (b) any capital contributions or investments (including through any loans or advances) in any other person (other than MyoKardia or any direct or indirect wholly owned subsidiary of MyoKardia), except for investments in short-term marketable securities in the ordinary course of business;

•
except as required pursuant to the terms of the Company Plans (as defined below) as in effect on the date of the Merger Agreement and set forth on the MyoKardia Disclosure Letter and made available to Parent, (a) increase the level of base compensation, wages, bonuses, incentive compensation, pension, severance or termination pay or any other compensation or benefits, payable or to become payable to any current or former director, officer or employee of MyoKardia or any of its subsidiaries at the Executive Director level or above, (b) establish, adopt, enter into, terminate or amend in any respect any (i) collective bargaining agreement or any other contract with any labor union, works council or other labor organization, or (ii) Company Plan (or any benefit or compensation plan, policy, program, contract, agreement or arrangement that would be a Company Plan if in effect on the date of the Merger Agreement), (c) take any action to accelerate any rights or benefits under any Company Plan, including any action to accelerate the vesting or funding or payment of any compensation or benefit to any current or former director, officer, employee or independent contractor of MyoKardia or any of its subsidiaries, (d) hire any individual to be employed by MyoKardia or any of its subsidiaries at the Executive Director level or above or terminate (other than for cause) the employment of any individual employed by MyoKardia or any of its subsidiaries at the Vice President level or above, (e) (i) pay any compensation, including any retention or transaction bonus (provided that, the foregoing will not restrict the continued payment of base salary in the ordinary course of business consistent with past practice and the payment of compensation expressly permitted by the Merger Agreement), or (ii) provide any benefits, in each case, to any current or former director, officer, employee or independent contractor of MyoKardia or any of its subsidiaries, unless, in the case of each of (e)(i) and (e)(ii), required by any Company Plan (as in effect on the date hereof) that is either (A) set forth on the MyoKardia Disclosure Letter and made available to Parent or (B) immaterial and not required to be set forth on the MyoKardia Disclosure Letter, (f) promote or change the employee grade or title of any employee to a level of Executive Director or above (unless such action does not affect the individual’s compensation or benefits) or demote any employee at the Vice President level or above, (g) implement or announce any facility closings or employment losses that implicate the WARN Act, or similar applicable Laws in any jurisdiction, or (h) recognize any labor union, works council, or other labor organization as the bargaining representative of any employees of MyoKardia or any of its subsidiaries;
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make any material changes in financial accounting methods, principles or practices materially affecting the consolidated assets, liabilities or results of operations of MyoKardia and its subsidiaries, except insofar as may be required (a) by GAAP, (b) by Regulation S-X under the Securities Act, or (c) by any governmental authority or quasi-governmental authority (including the Financial Accounting Standards Board or any similar organization);

•	amend MyoKardia’s certificate of incorporation or bylaws or the comparable organizational documents of any subsidiary of MyoKardia;
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settle, or offer or propose to settle, any action made or pending against MyoKardia or any of its subsidiaries, other than the settlement of any action in the ordinary course of business that require payments by MyoKardia or any of its subsidiaries (net of insurance proceeds) in an amount not to exceed $500,000 individually or $1,000,000 in the aggregate; provided, however, that the foregoing clause will not permit MyoKardia or any of its subsidiaries to (a) settle any action that would involve injunctive or equitable relief, impose any restrictions on the business or operations of MyoKardia or any of its subsidiaries (or, following the Merger, on Parent or any of its affiliates), involve any admission of any wrongdoing by MyoKardia or any of its subsidiaries, or involve any license, cross license or similar arrangement with respect to intellectual property or (b) settle or propose to settle any Transaction Litigations (as defined below), the treatment of which is addressed in the Merger Agreement;

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(a) make, change or revoke any material tax election; (b) change any annual tax accounting period; (c) adopt or change any material method of tax accounting; (d) file any material amended tax Return; (e) consent to any extension or waiver of the limitation period applicable to any material tax claim or assessment; (f) enter into any tax allocation, indemnity or sharing agreement (other than any such agreement entered into in the ordinary course of business the primary purpose of which does not relate to taxes); (g) enter into any material closing agreement with respect to taxes; or (h) settle or surrender any material tax claim, audit or assessment;

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(a) enter into, modify in any material respect, amend in any material respect, terminate (other than expirations in accordance with their terms) or waive any material rights or claims under certain material contracts (“Material Contracts”) set forth in the Merger Agreement, (b) other than in the ordinary course of business, enter into, modify in any material respect, amend in any material respect, terminate (other than expirations in accordance with their terms) or waive any material rights or claims under any other Material Contract, or (c) exercise any options under any Material Contract relating to any material “co-funding”, “co-commercialization” or similar cost-and-profit participation rights (whether an exercise to “opt in” or “opt out” of such rights) with respect to any product to which such Material Contract relates;

•	enter into, fail to renew, amend or terminate in any material respect any Company Lease;
•
(a) sell, assign, transfer, convey, license (as licensor), waive rights, fail to maintain or otherwise dispose of any material intellectual property, except for non-exclusive licenses of intellectual property granted to third parties, customers or distributors of MyoKardia or any of its subsidiaries that are entered into in the ordinary course of business consistent with past practice, (b) fail to diligently prosecute or maintain any material intellectual property registrations or fail to exercise a right of renewal or extension under any contract relating to, or with respect to, any material intellectual property or (c) disclose any trade secrets of MyoKardia or any of its subsidiaries (other than pursuant to written confidentiality agreements entered into in the ordinary course of business or an Acceptable Confidentiality Agreement as permitted under the Merger Agreement); the “Acceptable Confidentiality Agreement” means any confidentiality agreement entered into by MyoKardia either before or after the date of the Merger Agreement that contains provisions that are not materially less favorable in the aggregate to MyoKardia than those contained in the Confidentiality Agreement (as defined below) (it being agreed that such confidentiality agreement need not prohibit the making of a private Takeover Proposal (as defined below) to the MyoKardia Board or otherwise contain any standstill or similar provision that would have the effect of prohibiting the making of a private Takeover Proposal); provided that in no event will an Acceptable Confidentiality Agreement include provisions that prohibit MyoKardia from complying with its obligations under the Merger Agreement;
•	adopt a plan or agreement of complete or partial liquidation or dissolution, merger, consolidation, restructuring or other reorganization of MyoKardia or any of its subsidiaries;
•	qualify a new site for the manufacture of any product, other than in the ordinary course of business consistent with past practice;
•	enter into or amend any interested party transaction; or
•	authorize any of, or commit or agree, in writing or otherwise, to take any of, the foregoing actions.
Pursuant to the Merger Agreement, from the date of the Merger Agreement until the Merger Effective Time, MyoKardia will (a) upon request of Parent, provide Parent with a reasonable opportunity to review the material portions of the Key Product NDA, and any material correspondence or other material communication proposed to be submitted or otherwise transmitted to the FDA by MyoKardia with respect to the Key Product NDA, (b) to the extent reasonably practicable, consult with Parent in connection with any proposed meeting with the FDA relating to the Key Product NDA, and (c) keep Parent reasonably informed of any material communication (written or oral) with or from the FDA regarding the Key Product NDA. The “Key Product NDA” means a new drug application for a drug filed in accordance with 21 C.F.R. Part 314, and all supplements filed pursuant to the requirements of the FDA, including all documents, data and other information concerning the applicable drug which are necessary for FDA approval to market such drug in the United States, and any comparable application submitted to any comparable foreign governmental authority, including a Marketing Authorisation Application in the European Union or a New Drug Submission in Canada (“NDA”) seeking regulatory approval of mavacamten for the treatment of obstructive HCM proposed to be made by MyoKardia.
No Solicitation
Pursuant to the Merger Agreement, MyoKardia will and will cause each of its subsidiaries to, and will instruct and cause its and their Representatives (as defined below) to, among other things:
•
immediately cease any solicitation, discussions or negotiations with any persons that may be ongoing with respect to a Takeover Proposal (as defined below), cease providing any information with respect to MyoKardia and its subsidiaries to such person, and request the prompt return or destruction of all confidential information concerning MyoKardia and its subsidiaries in such person’s possession or control;

from the date of the Merger Agreement until the Merger Effective Time or, if earlier, the valid termination of the Merger Agreement in accordance with terms set forth therein, not, directly or indirectly, (a) initiate, solicit or knowingly encourage (including by way of furnishing non-public information) the submission of any inquiries, proposals or offers that constitute, or would reasonably be expected to lead to, a Takeover Proposal, (b) engage in, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any other person any non-public information in connection with, or for the purpose of, encouraging any inquiry, proposal or offer that constitutes, or would reasonably be expected to lead to, a Takeover Proposal, (c) execute or enter into any letter of intent, memorandum of understanding, agreement in principle, license agreement, merger agreement, acquisition agreement or other similar agreement relating to a Takeover Proposal or (d) resolve, propose or agree to do any of the foregoing. Notwithstanding anything to the contrary contained in the Merger Agreement, MyoKardia and its Representatives may to the extent reasonably necessary inform a person that has made an inquiry, proposal or offer that constitutes, or would reasonably be expected to lead to, a Takeover Proposal of the relevant provisions of the Merger Agreement.
Notwithstanding anything to the contrary set forth in the Merger Agreement, if at any time on or after the date of the Merger Agreement and prior to the Offer Acceptance Time, MyoKardia or any of its Representatives receives a bona fide Takeover Proposal, which Takeover Proposal was made after the date of the Merger Agreement and did not result from a material breach of the restrictions described above:
•
MyoKardia and its Representatives may contact such person or group of persons making the Takeover Proposal solely to clarify the terms and conditions thereof or to request that such Takeover Proposal made orally be made in writing and;

•
if the MyoKardia Board or any committee thereof determines in good faith, after consultation with its financial advisors and outside legal counsel, that such Takeover Proposal constitutes or would reasonably be expected to lead to a Superior Proposal (as defined below), and that failure to take such action would be inconsistent with its fiduciary duties under applicable Law, then MyoKardia and any of its Representatives may (a) enter into an Acceptable Confidentiality Agreement with the person or group of persons making the Takeover Proposal and furnish pursuant to such Acceptable Confidentiality Agreement information (including non-public information) with respect to MyoKardia and its subsidiaries to the person or group of persons who has made such Takeover Proposal and its or their respective Representatives; provided that MyoKardia will substantially concurrently provide to Parent any non-public information concerning MyoKardia or any of its subsidiaries that is provided to any person given such access which was not previously provided to Parent or its Representatives and (b) following the execution of an Acceptable Confidentiality Agreement, engage in or otherwise participate in discussions or negotiations regarding such Takeover Proposal with the person or group of persons making such Takeover Proposal and its or their Representatives.

Prior to the Offer Acceptance Time, MyoKardia will not be required to enforce, and will be permitted to waive, any provision of any standstill or confidentiality agreement that prohibits or purports to prohibit the submission or making of a private Takeover Proposal to the MyoKardia Board.
From and after the date of the Merger Agreement and prior to the Offer Acceptance Time, MyoKardia will promptly (and in any event within 24 hours) notify Parent in writing in the event that MyoKardia or any of its subsidiaries or its or their Representatives receives any inquiry, proposal or offer that constitutes, or would reasonably be expected to lead to, a Takeover Proposal and will disclose to Parent the material terms and conditions of any such inquiry, proposal or offer and the identity of the person or group of persons making such inquiry, proposal or offer (and provide Parent with a copy of any such written proposal or offer and copies of any written materials related thereto exchanged between MyoKardia and such person), and MyoKardia will keep Parent informed on a reasonably prompt basis of the status of, and any material developments with respect to (and in any event within 24 hours of any such development), any such Takeover Proposal (including any changes to the material terms thereof). For the avoidance of doubt, all information provided to Parent pursuant to this paragraph will be subject to the terms of the Confidentiality Agreement.
The term “Representatives” means, with respect to any person, its and its subsidiaries’ and controlled affiliates’ directors, officers, employees, consultants, agents, financial advisors, investment bankers, attorneys, accountants, other advisors, and other representatives (acting in such capacity) retained by or acting on behalf of such person.
The term “Takeover Proposal” means a proposal or offer from any person or “group” (within the meaning of Section 13(d) of the Exchange Act) (other than Parent and its subsidiaries) relating to, in a single transaction or series of related transactions, any direct or indirect (a) acquisition or exclusive license of 20% or more of the consolidated assets of MyoKardia and its subsidiaries (based on the fair market value thereof, as determined in good faith by the MyoKardia Board or any committee thereof), including through the acquisition of equity interests in or other capital stock of one or more subsidiaries of MyoKardia owning such assets, (b) acquisition of beneficial ownership of 20% or more of the Shares, (c) tender offer or exchange offer that if consummated would result in any person or group beneficially owning 20% or more of the Shares, or (d) merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving MyoKardia pursuant to which such person or group (or the stockholders of any person) would acquire, directly or indirectly, 20% or more of the consolidated assets of MyoKardia and its subsidiaries (based on the fair market value thereof, as determined in good faith by the MyoKardia Board or any committee thereof), beneficial ownership of 20% or more of the Shares, or 20% or more of the aggregate voting power of MyoKardia or of the surviving entity in a merger, consolidation, share exchange or other business combination involving MyoKardia or the resulting direct or indirect parent of MyoKardia or such surviving entity; provided, however, that the Merger Agreement and the Transactions will not be deemed a Takeover Proposal.
The term “Superior Proposal” means any bona fide written Takeover Proposal that the MyoKardia Board or any committee thereof has determined in its good faith judgment (a) would be more favorable to MyoKardia’s stockholders from a financial point of view than the Transactions, taking into account all legal, regulatory, financial, financing and other aspects of such proposal and of the Merger Agreement, and (b) is reasonably likely to be completed; provided that for purposes of the definition of “Superior Proposal”, the references to “20%” in the definition of Takeover Proposal will be deemed to be references to “100%”.

The term “Intervening Event” means an event, development or change in circumstances arising or occurring after the date of the Merger Agreement that materially affects MyoKardia and its subsidiaries, taken as a whole, and which was not known or reasonably foreseeable by the MyoKardia Board (or, if known, the material consequences of which were not reasonably foreseeable by the MyoKardia Board) as of or prior to the date of the Merger Agreement; provided that in no event will (a) the receipt, existence or terms of a Takeover Proposal or (b) clearance of the Merger under the HSR Act constitute an Intervening Event.
MyoKardia Board Recommendation
MyoKardia has represented to Purchaser and Parent in the Merger Agreement that the MyoKardia Board, at a meeting duly called and held, unanimously adopted resolutions:
•	determining that the Merger Agreement and the Transactions are advisable, fair to and in the best interests of MyoKardia and its stockholders;
•	authorizing and approving the execution, delivery and performance by MyoKardia of the Merger Agreement and the consummation by MyoKardia of the Transactions;
•	resolving that the Merger will be effected under Section 251(h) of the DGCL and that the Merger will be consummated as soon as practicable following the Offer Acceptance Time; and
•	resolving to recommend that MyoKardia’s stockholders accept the Offer and tender their Shares in the Offer (such recommendation, the “MyoKardia Board Recommendation”).
MyoKardia has also agreed that neither the MyoKardia Board nor any committee thereof will: (a)(i) withhold, withdraw or qualify (or modify in a manner adverse to Parent), or publicly propose to withhold, withdraw or qualify (or modify in a manner adverse to Parent), the MyoKardia Board Recommendation (or fail to include the MyoKardia Board recommendation in the Schedule 14D-9) (any action described in this clause (a)(i), an “Intervening Event Adverse Recommendation Change”), (ii) after public announcement of a Takeover Proposal (other than a tender or exchange offer), fail to publicly reaffirm the MyoKardia Board Recommendation upon a written request therefor by Parent by the earlier of ten business days following a written request by Parent and two business days prior to the then-scheduled Expiration Time; provided that Parent may make only one such request with respect to any Takeover Proposal, (iii) recommend the approval or adoption of, or approve or adopt, or publicly propose to recommend, approve or adopt, any Takeover Proposal or (iv) with respect to a tender or exchange offer constituting a Takeover Proposal, fail to publicly recommend against such tender or exchange offer or fail to publicly reaffirm the MyoKardia Board Recommendation within ten business days of such tender or exchange offer having been commenced within the meaning of Rule 14d-2 under the Exchange Act (any action described in this clause (a) being referred to as an “Adverse Recommendation Change”); provided, however, that it is understood and agreed that the MyoKardia Board or any committee thereof (A) may make or cause MyoKardia to make a customary “stop, look and listen” communication and (B) in the case of a tender or exchange offer constituting a Takeover Proposal, may elect to take no position with respect to such Takeover Proposal until the close of business on the tenth business day after the commencement of such Takeover Proposal pursuant to Rule 14e-2 under the Exchange Act, in each case without such action being considered an Adverse Recommendation Change; or (b) execute or enter into (or cause or permit MyoKardia or any of its subsidiaries to execute or enter into) any letter of intent, memorandum of understanding, agreement in principle, license agreement, merger agreement, acquisition agreement or other similar agreement relating to a Takeover Proposal, other than any Acceptable Confidentiality Agreement (each, a “Company Acquisition Agreement”). Notwithstanding the foregoing limitations but subject to MyoKardia’s compliance with the limitations described in the “—Last Look” section below, prior to the Offer Acceptance Time, but not after, the MyoKardia Board or any committee thereof may (I) make an Adverse Recommendation Change or (II) cause MyoKardia to enter into a Company Acquisition Agreement with respect to a Takeover Proposal that did not result from a material breach of the restrictions described in the Merger Agreement and terminate the Merger Agreement, if the MyoKardia Board or any committee thereof has determined in good faith, after consultation with its financial advisors and outside legal counsel, that (x) in the case of an Intervening Event Adverse Recommendation Change, such Adverse Recommendation Change is not made in response to a Takeover Proposal and is made in response to an Intervening Event (as defined below), and failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable Law and (y) in the case of (a) clause (I) where such Adverse Recommendation Change is made in response to a Takeover Proposal or (b) clause (II), such Takeover Proposal constitutes a Superior Proposal.

Last Look
Prior to taking any of the actions (the “Permitted Actions”) expressly permitted by the last paragraph of the “—MyoKardia Board Recommendation” section above, in the event such action is proposed to be taken in connection with a Superior Proposal, the MyoKardia Board or any committee thereof will not, and will cause MyoKardia not to, take any Permitted Action, unless (a) MyoKardia has first given Parent at least three business days’ prior written notice of its intention to take such action (which notice will specify the identity of the party making such Superior Proposal and the material terms and conditions thereof and will include copies of all material documents related thereto), (b) MyoKardia has negotiated, and has caused its Representatives to negotiate, in good faith with Parent during such three business day notice period following Parent’s receipt of the notice described in clause (a), to the extent Parent wishes to negotiate, to enable Parent to propose in writing an offer to effect revisions to the terms of the Merger Agreement such that it would cause such Superior Proposal to no longer constitute a Superior Proposal, and (c) following the end of such three business day notice period, the MyoKardia Board or any committee thereof will have considered in good faith such written offer, and will have determined in good faith after consultation with its financial advisors and outside legal counsel that (i) the Superior Proposal would continue to constitute a Superior Proposal if the revisions proposed in any such revised written offer by Parent were to be given effect and (ii) the failure to take such action would continue to be inconsistent with the directors’ fiduciary duties under applicable Law (it being understood that MyoKardia will be required to comply again with its obligations under the foregoing clauses (a), (b) and (c) in the event of any change to the financial or other material terms of such Superior Proposal, except that references to three business days above will be deemed to be references to two business days).
Prior to taking any of the Permitted Actions, in the event an Intervening Event Adverse Recommendation Change is proposed to be taken in connection with an Intervening Event, the MyoKardia Board or any committee thereof will not, and will cause MyoKardia not to, make an Intervening Event Adverse Recommendation Change, unless (a) MyoKardia has first given Parent at least three business days’ prior written notice of its intention to effect an Intervening Event Adverse Recommendation Change in connection with such Intervening Event, which notice will specify the nature of the Intervening Event in reasonable detail, (b) MyoKardia has negotiated, and has caused its Representatives to negotiate, in good faith with Parent during such three business day notice period following Parent’s receipt of the notice described in clause (a), to the extent Parent wishes to negotiate, to enable Parent to propose in writing an offer to effect revisions to the terms of the Merger Agreement that would eliminate the need of the MyoKardia Board to effect an Intervening Event Adverse Recommendation Change in connection with such Intervening Event and (c) following the end of such three business day notice period, the MyoKardia Board or any committee thereof will have considered in good faith any such revised written offer by Parent and will have determined in good faith after consultation with its financial advisors and outside legal counsel that the failure to effect such Intervening Event Adverse Recommendation Change would continue to be inconsistent with the directors’ fiduciary duties under applicable Law.
Regulatory Undertaking
See “Section 16—Certain Legal Matters; Regulatory Approvals—Regulatory Undertakings.”
Access to Information
Until the earlier of the Merger Effective Time and the valid termination of the Merger Agreement, other than as prohibited by law and subject to certain confidentiality and other exceptions and limitations (including as a result of COVID-19 or any COVID-19 measures), MyoKardia will give Parent’s Representatives, during normal business hours and upon reasonable notice, reasonable access to the books and records of MyoKardia and its subsidiaries and furnish promptly to Parent all readily available information concerning its business, personnel, assets, liabilities and properties as Parent may reasonably request. Until the Merger Effective Time, MyoKardia will (a) upon Parent’s request, provide Parent with a reasonable opportunity to review the material portions of the Key Product NDA, and any material correspondence or other material communication proposed to be submitted or otherwise transmitted to the FDA by MyoKardia with respect to the Key Product NDA, (b) to the extent reasonably practicable, consult with Parent in connection with any proposed meeting with the FDA relating to the Key Product NDA, and (c) keep Parent reasonably informed of any material communication (written or oral) with or from the FDA regarding the Key Product NDA.

Director and Officer Indemnification and Insurance
The Merger Agreement provides for certain indemnification and insurance rights in favor of any person who at the Merger Effective Time is, or at any time prior to the Merger Effective Time was, a director or officer of MyoKardia or any of its subsidiaries (each, an “Indemnitee” and, collectively, the “Indemnitees”). Specifically, Parent will fulfill and honor in all respects the obligations of MyoKardia pursuant to: (a) each indemnification agreement in effect as of the date of the Merger Agreement between MyoKardia and any Indemnitee; and (b) any indemnification provision (including advancement of expenses) and any exculpation provision set forth in MyoKardia’s certificate of incorporation and bylaws.
From and after the Merger Effective Time, the surviving corporation will (and Parent will cause the surviving corporation to) in each case to the fullest extent permissible by applicable Law, (a) indemnify and hold harmless each Indemnitee with respect to all claims, liabilities, losses, damages, judgments, fines, penalties, costs (including amounts paid in settlement or compromise) and expenses (including fees and expenses of legal counsel) in connection with any action based on or arising out of (i) the fact that an Indemnitee is or was a director or officer of MyoKardia or such subsidiary or (ii) acts or omissions by an Indemnitee in the Indemnitee’s capacity as a director or officer of MyoKardia or such subsidiary or taken at the request of MyoKardia or such subsidiary (including in connection with serving at the request of MyoKardia or such subsidiary as a representative of another person (including any employee benefit plan)), in each case of clauses (i) and (ii), at, or at any time prior to, the Merger Effective Time (including any action relating in whole or in part to the Transactions) and (b) assume (in the case of the surviving corporation, in the Merger without any further action) all obligations of MyoKardia and such subsidiaries to the Indemnitees in respect of indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring at or prior to the Merger Effective Time as provided in the certificate of incorporation and bylaws of MyoKardia and the organizational documents of such subsidiaries as in effect on the date of the Merger Agreement or in the agreements in effect as of the date of the Merger Agreement providing for indemnification between MyoKardia or any of its subsidiaries and any Indemnitee. Without limiting the foregoing, from and after the Merger Effective Time, Parent will cause, unless otherwise required by Law, the certificate of incorporation and bylaws of the surviving corporation to contain provisions no less favorable to the Indemnitees with respect to limitation of liabilities of directors and officers and indemnification than are in certificate of incorporation and bylaws of MyoKardia as in effect as of the date of the Merger Agreement, which provisions will not be amended, repealed or otherwise modified in a manner that would adversely affect the rights thereunder of the Indemnitees. In addition, from the Merger Effective Time, the surviving corporation will (and Parent will cause the surviving corporation to) advance any expenses (including fees and expenses of legal counsel) of any Indemnitee under this section “— Director and Officer Indemnification and Insurance” as incurred to the fullest extent permitted under applicable Law; provided that the Indemnitee to whom expenses are advanced provides an undertaking to repay such expenses if it is ultimately determined that such Indemnitee was not entitled to indemnification under this section “— Director and Officer Indemnification and Insurance”.
Each of Parent, the surviving corporation and the Indemnitees will cooperate to the extent reasonably practicable in the defense of any claim and will provide access to properties and individuals as reasonably requested and furnish or cause to be furnished records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials or appeals, as may be reasonably requested in connection therewith.
For the six-year period commencing immediately after the Merger Effective Time, the surviving corporation will maintain in effect MyoKardia’s current directors’ and officers’ liability insurance covering acts or omissions occurring at or prior to the Merger Effective Time with respect to those individuals who are covered by the MyoKardia’s directors’ and officers’ liability insurance policies on terms and scope with respect to such coverage, and in amount, no less favorable to such individuals than those of such policy in effect on the date of the Merger Agreement (or Parent may substitute therefor policies, issued by reputable insurers, of at least the same coverage with respect to matters existing or occurring prior to the Merger Effective Time, including a “tail” policy); provided that in no event will the surviving corporation be required to expend in any one year an amount in excess of the cap agreed upon by the parties in connection with the Merger Agreement (the “Premium Cap”). MyoKardia will have the right prior to the Merger Effective Time to purchase a six-year prepaid “tail policy” on terms and conditions providing at least substantially equivalent benefits as the current policies of directors’ and officers’ liability insurance maintained by MyoKardia and its subsidiaries with respect to matters existing or occurring prior to the Merger Effective Time, covering without limitation the Transactions, so long as the effective annual premium under such policy does not exceed the Premium Cap. If such prepaid “tail policy” has been obtained by MyoKardia, it will be deemed to satisfy all obligations to obtain insurance pursuant to this paragraph and the surviving corporation will cause such policy to be maintained in full force and effect, for its full term, and to honor all of its obligations thereunder.
Employee Benefits
The Merger Agreement provides that:
(a) for a period beginning at the Merger Effective Time and ending on the earliest of (such earliest period, the “Continuation Period”) (i) the first anniversary of the Merger Effective Time, (ii) January 1, 2022 and (iii) the termination of employment of the relevant employee, provided, that, for the avoidance of doubt, such termination would not affect any severance protections otherwise required pursuant to this clause (a), Parent will, and will cause the surviving corporation to, provide to the employees of MyoKardia or any of its Subsidiaries immediately prior to, and who remain so employed immediately following, the Merger Effective Time (each, a “Continuing Employee”) (A) annual base salary or base wages (as applicable) at least equal to the level that was provided to each such Continuing Employee as of immediately prior to the Merger Effective Time, (B) target annual cash bonus opportunity or target cash commissions opportunity at least equal to the level of target annual cash bonus opportunity or target cash commissions opportunity that was provided to each such Continuing Employee as of immediately prior to the Merger Effective Time, (C) severance and outplacement benefits to each Continuing Employee that are no less favorable than, and pursuant to the terms of, MyoKardia’s severance and/or change in control plans or outplacement arrangements set forth on the MyoKardia Disclosure Letter (in each case, as in effect on, and in the form provided to Parent prior to, the date of the Merger Agreement, subject to any modifications permitted under the Merger Agreement and the MyoKardia Disclosure Letter), and (D) employee benefit plans and arrangements (other than base salaries or base wages, bonus opportunities, severance benefits, defined benefit pension, nonqualified deferred compensation, retiree or post-termination health or welfare benefit, equity or equity based compensation, retention or change in control-related compensation or benefits, long-term incentive or nonqualified deferred compensation or employee stock purchase plans (collectively, the “Specified Arrangements”)) that are no less favorable in the aggregate than the employee benefit plans and arrangements (other than the Specified Arrangements) provided to Continuing Employees immediately prior to the Merger Effective Time under the Company Plans. Notwithstanding the foregoing, commencing on January 1, 2021 through the remainder of the Continuation Period, Parent may satisfy its obligations described in this paragraph by either providing the Continuing Employees with employee benefit plans and arrangements (other than the Specified Arrangements) that are no less favorable in the aggregate than those provided to similarly situated employees of Parent or the same as provided to Continuing Employees immediately prior to the Merger Effective Time under the Company Plans, with such determination of the employee benefits hereunder to be made by Parent in good faith;
(b) if requested by Parent at least five business days prior to the closing of the Merger, MyoKardia will take or will cause to be taken all actions necessary, including the adoption of written resolutions of the appropriate governing body in a form reasonably satisfactory to Parent (copies of which will be provided to Parent prior to the closing date of the Merger), to terminate each Company Plan intended to be qualified under Section 401(a) of the Code (the “MyoKardia 401(k) Plan”), and to fully vest all participants under such MyoKardia 401(k) Plan, such termination and vesting to be effective no later than the business day preceding the closing date of the Merger; provided, however, that the MyoKardia 401(k) Plan termination and full vesting of participants thereunder may be made contingent upon the consummation of the Transactions;
(c) with respect to any 401(k) plan of Parent and its subsidiaries and any vacation, paid time-off and severance plans in which Continuing Employees are eligible to participate after the Merger Effective Time, for purposes of eligibility to participate, level of benefits and vesting, each Continuing Employee’s service with MyoKardia or any of its subsidiaries (as well as service with any predecessor employer of MyoKardia or any such subsidiary, to the extent service with the predecessor employer was recognized by MyoKardia or such subsidiary) will be treated as service with Parent or any of its subsidiaries to the same extent such service was recognized for the same purpose under a similar Company Plan in which such Continuing Employee participated immediately prior to the Merger Effective Time; provided, however, that such service need not be recognized to the extent that such recognition would result in any duplication of benefits or compensation for the same period of service. No Continuing Employee will be credited with his or her years of service with MyoKardia and its subsidiaries and their respective predecessors before the Merger Effective Time for purposes of benefit accruals under any defined benefit pension plans or any retiree medical or life insurance or other welfare-type benefits, or for any purposes under any equity or equity-based plans, that are maintained by Parent and its subsidiaries;
(d) Parent will, or will cause the surviving corporation to, use commercially reasonable efforts to, waive, or cause to be waived, any pre-existing condition limitations, exclusions, actively-at-work requirements and waiting periods under any group health benefit plan maintained by Parent or any of its subsidiaries in which Continuing Employees (and their eligible dependents) will be eligible to participate from and after the Merger Effective Time and in the plan year in which the Merger Effective Time occurs, except to the extent that such pre-existing condition limitations, exclusions, actively-at-work requirements and waiting periods would not have been satisfied or waived under the comparable Company Plan immediately prior to the Merger Effective Time. Parent will, or will cause the surviving corporation to, use commercially reasonable efforts to recognize the dollar amount of all co-payments, deductibles and similar expenses paid by each Continuing Employee (and his or her covered, eligible dependents) during the plan year in which the Merger Effective Time occurs for purposes of satisfying such year’s deductible and co-payment limitations under the relevant group health benefit plans in which they will be eligible to participate from and after the Merger Effective Time and in the plan year in which the Merger Effective Time occurs;
(e) Parent acknowledges that the consummation of the Offer constitutes a “change of control”, a “change in control” or a “sale event” (or a term of similar import) for purposes of any Company Plan set forth on the MyoKardia Disclosure Letter that contains a definition of “change of control”, a “change in control” or a “sale event” (or a term of similar import), as applicable. Annual cash incentive bonuses for calendar year 2020 and MyoKardia’s sabbatical program will be treated as set forth in the MyoKardia Disclosure Letter. For Continuing Employees for whom MyoKardia has been sponsoring their work visas and paying the related expenses, in each case as of immediately prior to the Merger Effective Time, Parent will, and will cause the surviving corporation to, during the Continuation Period, continue to sponsor such Continuing Employees’ work visas on the same terms as apply to similarly-situated employees of Parent for whom Parent sponsors work visas and in all respects subject to applicable Law;
(f) nothing contained in the “employee matters” section of the Merger Agreement, whether express or implied, will be treated as an establishment, termination, amendment or other modification of any benefit or compensation plan, program, agreement, contract, policy or arrangement, or will limit the right of Parent, the surviving corporation or any of their affiliates to establish, amend, terminate or otherwise modify any benefit or compensation plan, program, agreement, contract, policy or arrangement following the Merger Effective Time. Nothing in the “employee matters” section of the Merger Agreement, whether express or implied, will create any rights or remedies whatsoever, including any third-party beneficiary or other rights, in any person not a party to the Merger Agreement, or will be construed to create any right to employment or service with Parent, the surviving corporation or any of its affiliates or continued employment or to any particular term or condition of employment or to limit the ability of Parent or the surviving corporation or any of their affiliates to terminate the employment or service of any service provider (including any Continuing Employee) at any time and for any or no reason. The “employee matters” section of the Merger Agreement will not apply to Continuing Employees while they are terminated or temporarily laid off as a result of COVID-19 related circumstances.
For purposes of the Merger Agreement, “Company Plan” means each (a) “employee benefit plan” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (regardless of whether such plan is subject to ERISA), (b) stock option, stock purchase, stock appreciation right or other stock-based or equity-based plan, program, policy, contract, agreement or other arrangement, (c) employment, individual consulting, severance, termination, retention, change in control or other similar agreement or (d) other benefit or compensation plan, policy, program, practice, arrangement, contract, promise or agreement, whether written or unwritten, including bonus, incentive, deferred compensation, profit-sharing, retirement, post-retirement, vacation, severance or termination pay, retention, change in control, pension, hospitalization, medical, dental or vision benefits, vacation, life insurance, death benefit, sick pay, disability benefit, educational assistance, holiday pay, housing assistance, moving expense reimbursement, or fringe-benefit plan, program, policy, agreement or other arrangement, in each case that is sponsored, maintained or contributed or required to be contributed to by MyoKardia or any of its subsidiaries, or under or with respect to which MyoKardia or any of its subsidiaries has or would reasonably be expected to have any current or contingent liability or obligation, except in each case any of the foregoing that are sponsored or maintained pursuant to applicable Law.

Approval of Compensation Arrangements
Pursuant to the Merger Agreement, prior to the Offer Acceptance Time, the compensation committee of the MyoKardia Board (the “Compensation Committee”) will cause each employment compensation, severance or other employee benefit arrangement pursuant to which consideration is payable to any officer, director or employee who is a holder of any security of MyoKardia to be approved by the Compensation Committee (comprised solely of “independent directors”) in accordance with the requirements of Rule 14d-10(d)(2) under the Exchange Act and the instructions thereto as an “employment compensation, severance or other employee benefit arrangement” within the meaning of Rule 14d-10(d)(2) under the Exchange Act and satisfy the requirements of the non-exclusive safe harbor set forth in Rule 14d-10(d) of the Exchange Act.
Conditions to the Offer
See “—Section 15—Conditions to the Offer.”
Conditions to the Merger
The obligations of each party to consummate the Merger are subject to the satisfaction (or waiver, if permissible under applicable Law) of the following conditions:
•
No outstanding order, judgment, injunction, ruling, writ, stipulation, settlement, award, finding, determination or decree of any governmental authority enacted, promulgated, issued, entered, amended or enforced or deemed applicable by any governmental authority of competent jurisdiction or any applicable Law (“Restraints”) will be in effect enjoining, making illegal or otherwise prohibiting consummation of the Merger; and

•	Purchaser will have accepted for payment all Shares validly tendered and not properly withdrawn pursuant to the Offer.
Termination
The Merger Agreement may be terminated and the Offer and the Merger may be abandoned at any time prior to the Offer Acceptance Time:
•	by mutual written consent of Parent and MyoKardia;
•	by either Parent or MyoKardia:
•
(a) if (i) the Offer Acceptance Time has not occurred on or prior to March 3, 2021; provided that, if as of five business days prior to such date, any of (A) the Restraints Condition (if the Restraint relates to an Antitrust Law), (B) the Actions Conditions (if the Action relates to an Antitrust Law) and (C) the Governmental Consents Condition has not been satisfied or waived (to the extent permitted by the Merger Agreement and applicable Law), then Parent or MyoKardia may extend the Outside Date to April 1, 2021 (March 3, 2021, or as such date may be so extended, the “Outside Date”) or (ii) the Offer has expired pursuant to its terms and the terms of the Merger Agreement (after giving effect to any extensions thereof in accordance with the Merger Agreement) without Purchaser having accepted for payment the Shares validly tendered and not properly withdrawn pursuant to the Offer in accordance with the Merger Agreement on account of the failure to satisfy the Minimum Condition; provided that the right to terminate the Merger Agreement under this clause (a) (such right, the “Outside Date Termination Right”) will not be available to any party to the Merger Agreement if the breach by such party of its representations and warranties set forth in the Merger Agreement or the failure of such party to perform any of its obligations under the Merger Agreement has been a principal cause of or primarily resulted in the events specified in this clause (a) (it being understood that Parent and Purchaser will be deemed a single party for purposes of the foregoing proviso); or

•
(b) if any Restraint enjoining, making illegal or otherwise prohibiting consummation of the Offer or the Merger is in effect and has become final and nonappealable; provided that the right to terminate the Merger Agreement under this clause (b) will not be available to any party whose breach of the Merger Agreement has been a principal cause of or primarily resulted in the entry of such Restraint or that has failed to use the required efforts to remove such Restraint in accordance with its obligations set forth in the Merger Agreement (it being understood that Parent and Purchaser will be deemed a single party for purposes of the foregoing proviso); or

•	by Parent:
•
(a) if MyoKardia has breached any of its representations or warranties or failed to perform any of its covenants or agreements set forth in the Merger Agreement, which breach or failure to perform (i) would give rise to the failure of the Representations Condition or the Compliance Condition and (ii) is incapable of being cured prior to the Outside Date, or if capable of being cured by the Outside Date, MyoKardia has not cured the breach or failure to perform within thirty calendar days (but in no event later than the Outside Date) following receipt by MyoKardia of written notice of such breach or failure to perform from Parent; provided that Parent will not have the right to terminate the Merger Agreement pursuant to this clause (a) (such right, the “Parent Termination Right”) if Parent or Purchaser is then in breach of any of its representations, warranties, covenants or agreements hereunder such that MyoKardia has the right to terminate the Merger Agreement; or

•
(b) if the MyoKardia Board or a committee thereof has made an Adverse Recommendation Change (such right to terminate the Merger Agreement pursuant to this clause (b), the “Adverse Recommendation Change Termination Right”); or

•	by MyoKardia:
•
(a) if Parent or Purchaser has breached any of its representations or warranties or failed to perform any of its covenants or agreements set forth in the Merger Agreement, which breach or failure to perform (i) would give rise to any effect, change, event, fact, circumstance or occurrence that, individually or in the aggregate, would reasonably be expected to prevent or materially delay or materially impair the consummation by Parent or Purchaser of any of the Transactions (a “Parent Material Adverse Effect”) and (ii) is incapable of being cured prior to the Outside Date, or if capable of being cured by the Outside Date, Parent and Purchaser have not cured the breach or failure to perform within thirty calendar days (but in no event later than the Outside Date) following receipt by Parent or Purchaser of written notice of such breach or failure to perform from MyoKardia; provided that MyoKardia will not have the right to terminate the Merger Agreement pursuant to this clause (a) if MyoKardia is then in breach of any of its representations, warranties, covenants or agreements hereunder such that Parent has the right to terminate the Merger Agreement;

•
(b) if the MyoKardia Board has authorized MyoKardia to substantially concurrently enter into a Company Acquisition Agreement providing for a Superior Proposal in accordance with the Merger Agreement; provided that such termination will not be valid unless prior to or substantially concurrently with such termination MyoKardia pays the MyoKardia Termination Fee (such right to terminate the Merger Agreement pursuant to this clause (b), the “Superior Proposal Termination Right”); or

•
(c) if Purchaser fails to commence (within the meaning of Rule 14d-2 under the Exchange Act) the Offer in accordance with the Merger Agreement on or prior to the tenth business day following the date of the Merger Agreement or if Purchaser fails to accept for payment all Shares validly tendered and not properly withdrawn pursuant to the Offer when required to do so in accordance with the terms of the Merger Agreement; provided, however, that the right to terminate the Merger Agreement pursuant to this clause (c) will not be available to MyoKardia if MyoKardia is in breach of any provision of the Merger Agreement that has been a principal cause of or primarily resulted in the events specified in this clause (c).

If the Merger Agreement is terminated pursuant to its terms, the Merger Agreement will be of no further force or effect without liability of any party to the Merger Agreement (or any representative of such party) to each other party; provided that, the termination of the Merger Agreement will not relieve any party from any liabilities or damages arising out of its Willful and Material Breach of any provision of the Merger Agreement or fraud. The “Willful and Material Breach” means material breach that is the consequence of an act or omission by the breaching party with the actual knowledge that the taking of such act or failure to take such act, or the failure to cure such breach, would cause or constitute such material breach.

MyoKardia Termination Fee
MyoKardia will pay Parent a termination fee of $458,000,000 in cash (the “MyoKardia Termination Fee”) in the event that:
•
(a) the Merger Agreement is terminated (i) by MyoKardia or Parent pursuant to the Outside Date Termination Right (provided that (A) at the time of any such termination, all of the Restraints Condition, the Actions Condition and the Governmental Consents Condition are satisfied and the Minimum Condition is not satisfied, and (B) with respect to any such termination by MyoKardia, the Outside Date Termination Right is then available to Parent) or by Parent pursuant to the Parent Termination Right resulting from a Willful and Material Breach of the Merger Agreement by MyoKardia, (ii) a bona fide Takeover Proposal has been publicly made or otherwise communicated or delivered to the MyoKardia Board and has become publicly known after the date of the Merger Agreement and prior to such termination, and such Takeover Proposal has not been irrevocably withdrawn in good faith prior to such termination, and (iii) within twelve months of the date the Merger Agreement is so terminated, MyoKardia (A) enters into a Company Acquisition Agreement with any person or persons with respect to any Takeover Proposal and such Takeover Proposal is subsequently consummated or (B) consummates any Takeover Proposal; provided that, for purposes of sub-clauses (ii) and (iii) of this clause (a), the references to “20%” in the definition of Takeover Proposal will be deemed to be references to “50%”; or

•	(b) the Merger Agreement is terminated (i) by Parent pursuant to the Adverse Recommendation Change Termination Right or (ii) by MyoKardia pursuant to the Superior Proposal Termination Right.
The parties have agreed that payment of the MyoKardia Termination Fee will be deemed to be liquidated damages for any and all losses or damages suffered or incurred by Parent, Purchaser, any of their respective affiliates or any other person in connection with the Merger Agreement (and the termination of the Merger Agreement), the transactions contemplated by the Merger Agreement (and the abandonment thereof) or any matter forming the basis for such termination, and MyoKardia will have no further liability, whether pursuant to a claim in law or in equity, to Parent, Purchaser or any of their respective affiliates or any other person, and none of Parent, Purchaser or any of their respective affiliates or any other person will be entitled to bring or maintain any action against MyoKardia or any of its subsidiaries or affiliates for damages or any equitable relief arising out of or in connection with the Merger Agreement, any of the transactions contemplated by the Merger Agreement, or any matters forming the basis for such termination; provided that nothing in the Merger Agreement will relieve MyoKardia from liability for damages arising from a Willful and Material Breach of the Merger Agreement or from fraud.
Fees and Expenses
Subject to certain exceptions and subject to the provisions described in “—MyoKardia Termination Fee,” whether or not the Transactions are consummated, all fees and expenses incurred in connection with the Merger Agreement and the Transactions will be paid by the party incurring or required to incur such fees or expenses, except as otherwise expressly set forth in the Merger Agreement.
The Confidentiality Agreement
Parent and MyoKardia previously entered into confidentiality agreements dated March 26, 2019 and June 29, 2020, in connection with the exploration of potential strategic partnership opportunities. In connection with the transaction, Parent and the MyoKardia entered into a new confidentiality agreement dated as of September 17, 2020 (the “Confidentiality Agreement”). Under the terms of the Confidentiality Agreement, Parent and MyoKardia agreed that, subject to certain exceptions, certain non-public, confidential and/or proprietary information each may make available to the other in connection with discussions concerning a possible transaction between the parties will not be disclosed or used for any other purpose. The Confidentiality Agreement also includes a standstill provision with a term of one year that is subject to certain exceptions.
The foregoing summary description of the Confidentiality Agreement does not purport to be complete and is qualified in its entirety by reference to the Confidentiality Agreement, a copy of which Purchaser has filed as Exhibit (d)(2) to the Tender Offer Statement on Schedule TO and is incorporated herein by reference.
The Exclusivity Agreement
Parent and MyoKardia entered into a letter agreement dated as of September 25, 2020 (the “Exclusivity Agreement”). Under the terms of the Exclusivity Agreement, MyoKardia agreed not to solicit or enter into discussions or negotiations with regard to any alternative transaction until the first to occur of: (a) the execution of a definitive merger agreement between Parent and MyoKardia with respect to a transaction; (b) receipt by MyoKardia of written notice from Parent advising MyoKardia that Parent is no longer actively pursuing the transaction; (c) the time at which Parent reduces, or proposes a reduction in, the per share purchase price offered by the Chief Executive Officer of Parent to the Chief Executive Officer of the MyoKardia on September 25, 2020; and (d) 8:00 a.m. (New York time) on October 5, 2020. The obligations under the Exclusivity Agreement terminated upon the execution of the Merger Agreement.
The foregoing summary description of the Exclusivity Agreement does not purport to be complete and is qualified in its entirety by reference to the Exclusivity Agreement, a copy of which Purchaser has filed as Exhibit (d)(3) to the Tender Offer Statement on Schedule TO and is incorporated herein by reference.
The Tender and Support Agreement
Concurrently with the execution of the Merger Agreement, Parent, Purchaser and Tassos Gianakakos, MyoKardia’s President and Chief Executive Officer, entered into the Support Agreement. Under the terms of the Support Agreement, such stockholder agreed (a) to irrevocably tender into the Offer all Shares beneficially owned or thereafter acquired by such stockholder as promptly as practicable (but in no event later than the Expiration Time) and not to exercise any appraisal rights in connection with the Merger, (b) not to transfer any of such stockholder’s equity interests in MyoKardia, including any Shares, other than in accordance with the terms and conditions set forth in the Support Agreement, (c) not to take any action that would interfere with the performance of such stockholder’s obligations under, or the transactions contemplated by, the Support Agreement, (d) to vote against any action or agreement that would materially impede, interfere with or prevent the Offer or the Merger, and (e) not to, directly or indirectly, solicit, initiate or knowingly encourage, or participate in discussions with third parties regarding other proposals to acquire MyoKardia. The Support Agreement will terminate upon the earliest of (i) the valid termination of the Merger Agreement, (ii) the Merger Effective Time, (iii) the date of the entry, without the prior written consent of the stockholder, into any material modification or amendment to any provision of the Merger Agreement that reduces the amount, changes the form or otherwise adversely affects the consideration payable to the stockholder pursuant to the Merger Agreement, and (iv) the mutual written consent of Parent, Purchaser and the stockholder. As of October 3, 2020, the outstanding shares of Company Common Stock beneficially owned by Mr. Gianakakos represented 1.2% of the total outstanding shares of Company Common Stock. The Support Agreement provides that Mr. Gianakakos’ obligations thereunder are solely in his capacity as a stockholder of MyoKardia, and not in any other capacity, and the Support Agreement does not limit or otherwise affect any actions in his capacity as an officer or director of MyoKardia, including the taking of any actions (or failure to act) in the exercise of his fiduciary duties as a director or officer of MyoKardia.
The foregoing summary description of the Support Agreement does not purport to be complete and is qualified in its entirety by reference to the Support Agreement, a copy of which Purchaser has filed as Exhibit (d)(4) to the Tender Offer Statement on Schedule TO and is incorporated herein by reference.
14.	Dividends and Distributions
As discussed in “—Section 13—The Transaction Documents—The Merger Agreement—Operating Covenants,” pursuant to the Merger Agreement, from the date of the Merger Agreement until the Merger Effective Time, unless Parent otherwise expressly consents in writing in advance (such consent not to be unreasonably withheld, conditioned or delayed), except (a) as required by applicable Law, the rules or regulations of NASDAQ or any judgment, (b) as expressly required by the Merger Agreement, or (c) as disclosed in the MyoKardia Disclosure Letter, MyoKardia, among other things, subject to certain exceptions, will not, and will not permit its subsidiaries to:
•
other than transactions among MyoKardia and its wholly owned subsidiaries or among MyoKardia’s wholly owned subsidiaries, redeem, purchase or otherwise acquire any of its outstanding shares of capital stock or other equity or voting interests, or any rights, warrants or options to acquire any shares of its capital stock or other equity or voting interests, other than pursuant to the cashless exercise of MyoKardia Stock Options or the forfeiture or withholding of taxes with respect to MyoKardia Stock Options, MyoKardia RSU Awards, MyoKardia PSU Awards or options granted under the MyoKardia ESPP;

•
establish a record date for, declare, set aside for payment, authorize or pay any dividend on, or make any other distribution in respect of, any shares of its capital stock or other equity or voting interests, other than dividends paid by any wholly owned subsidiary of MyoKardia to MyoKardia or any other wholly owned subsidiary of MyoKardia; or

•
split, combine, subdivide or reclassify any shares of its capital stock or other equity or voting interests, except for any such transaction by a wholly owned subsidiary of MyoKardia which remains a wholly owned subsidiary after consummation of such transaction.

15.	Conditions to the Offer
Notwithstanding any other provision of the Merger Agreement or the Offer and in addition to (and not in limitation of) our right to extend and amend the Offer pursuant to the provisions of the Merger Agreement, Purchaser will not be required to (and Parent will not be required to cause Purchaser to) accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act, pay for any Shares validly tendered and not properly withdrawn pursuant to the Offer if any of the following conditions exist or have occurred and are continuing at the scheduled Expiration Time of the Offer:
(a)
the number of Shares validly tendered (and not properly withdrawn) prior to the expiration of the Offer (but excluding Shares tendered pursuant to guaranteed delivery procedures that have not yet been “received”, as defined by Section 251(h)(6) of the General Corporation Law of the State of Delaware (the “DGCL”)), together with the Shares then owned by Parent or Purchaser, does not represent at least one Share more than 50% of the then outstanding Shares (the “Minimum Condition”);

(b)	any Restraint is in effect enjoining, making illegal or otherwise prohibiting consummation of the Offer or the Merger (the “Restraints Condition”);
(c)
there is an Action instituted or pending by a governmental authority of competent jurisdiction seeking any judgment (i) to prevent, prohibit or make illegal the consummation of the Offer or the Merger, (ii) to prohibit Parent’s ability to vote, transfer, receive dividends or otherwise exercise full rights of ownership with respect to the stock of MyoKardia or (iii) in connection with the Offer or the Merger, to prohibit, limit, restrain or impair in any material respect Parent’s ability to own, control, direct, manage, or operate or to retain or change any material portion of the assets, licenses, operations, rights, product lines, businesses or interests therein of MyoKardia or its subsidiaries or any of the material assets, licenses, operations, rights, product lines, businesses or interests therein of Parent or its subsidiaries (other than, in each case, a divestiture action required to be taken by Parent and Purchaser pursuant to the Merger Agreement) (the “Actions Condition”); an “Action” means any pending or threatened legal or administrative claim, audit, arbitration, proceeding, suit, charge, complaint, arbitration or action by or before any governmental authority;

(d)
the waiting period (and any extension thereof) applicable to the consummation of the Offer or the Merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the “HSR Act”) has neither expired nor has early termination thereof been granted or there is in effect any voluntary agreement between Parent, Purchaser or MyoKardia and the Federal Trade Commission or the Department of Justice pursuant to which Parent, Purchaser or MyoKardia will not consummate the Merger for any period of time (the “Governmental Consents Condition”);

(e)
certain representations and warranties of MyoKardia set forth in the Merger Agreement (i) relating to capitalization are not true and correct in all respects as of the date of the Merger Agreement and as of the scheduled Expiration Time, with the same effect as though made as of the scheduled Expiration Time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except for de minimis inaccuracies, (ii) relating to organization, standing, authority, noncontravention, rights agreement, anti-takeover provisions, opinions of financial advisor, brokers and other advisors are not true and correct (disregarding all qualifications or limitations as to “materiality”, “Material Adverse Effect” and words of similar import set forth therein) in all material respects as of the date of the Merger Agreement and as of the scheduled Expiration Time with the same effect as though made as of the scheduled Expiration Time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), (iii) relating to absence of certain changes are not true and correct in all respects as of the date thereof, or (iv) set forth in the Merger Agreement, other than those specifically identified in clauses (i), (ii) and (iii) of this paragraph (e), are not true and correct (disregarding all qualifications or limitations as to “materiality”, “Material Adverse Effect” and words of similar import set forth therein) as of the date of the Merger Agreement and as of the scheduled Expiration Time with the same effect as though made as of the scheduled Expiration Time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except, in the case of this clause (iv), where the failure to be true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Material Adverse Effect that is continuing as of the scheduled Expiration Time (the “Representations Condition”);

(f)
MyoKardia has not have complied with or performed in all material respects its obligations required to be complied with or performed by it prior to the scheduled Expiration Time under the Merger Agreement (the “Compliance Condition”);

(g)
since the date of the Merger Agreement there has been any effect, change, event, fact, circumstance or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect that is continuing as of the scheduled Expiration Time;

(h)
Parent has not have received a certificate signed on behalf of MyoKardia by an executive officer of MyoKardia certifying that none of the conditions in the above clauses (e), (f) and (g) has occurred and is continuing; and

(i)	the Merger Agreement has been terminated in accordance with its terms (the “Termination Condition”).
The Offer Conditions set forth above are for the sole benefit of Parent and Purchaser and, other than the Minimum Condition, the Termination Condition or as otherwise set forth in the Merger Agreement, may be waived by Parent and Purchaser in whole or in part at any time and from time to time in their sole discretion, in each case subject to the terms and conditions of the Merger Agreement and to the extent such waiver is permitted by applicable Law. The failure by Parent, Purchaser or any other affiliate of Parent at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances and each such right will be deemed an ongoing right that may be asserted at any time and from time to time.
The term “Material Adverse Effect” means any effect, change, event, fact, circumstance or occurrence that has or would be reasonably expected to have a material adverse effect on the business, results of operations, assets or financial condition of MyoKardia and its subsidiaries taken as a whole; provided, however, that none of the following (alone or in combination) will constitute or be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur: (a) any effect, change, event, fact, circumstance or occurrence to the extent generally affecting (i) companies in the industry in which MyoKardia and its subsidiaries operate, (ii) business, economic or political conditions in the United States or elsewhere in the world or (iii) the credit, financial, banking, currency or capital markets in the United States or elsewhere in the world, including changes in interest or exchange rates or any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) on any securities exchange or over-the-counter market; (b) any effect, change, event, fact, circumstance or occurrence that results from (i) changes in law or in GAAP or other accounting standards (or the enforcement or interpretation of any of the foregoing by a governmental authority), (ii) the negotiation, execution, announcement or performance of the Merger Agreement, the identity of Parent as the acquiror of MyoKardia, or the consummation of the Transactions (other than for purposes of certain representation or warranty relating to authority, noncontravention, and government approvals set forth in the Merger Agreement), including the impact of any of the foregoing on the relationships, contractual or otherwise, of MyoKardia and its subsidiaries with employees, customers, investors, contractors, lenders, suppliers, vendors, partners, licensors, licensees, payors, Governmental Authorities or other third parties, (iii) acts of hostilities, war (whether or not declared), sabotage, terrorism, cyberterrorism or military actions, or any escalation or worsening of any of the foregoing, (iv) volcanoes, tsunamis, epidemics, pandemics (including COVID-19), plagues, other outbreaks of illness or public health events, earthquakes, hurricanes, tornados, floods, wild fires, weather conditions or other natural or man-made disasters or acts of God, or any escalation or worsening of any of the foregoing, (v) any action taken, or failure to take any action, by MyoKardia or its subsidiaries that is expressly required or prohibited (as applicable) by the Merger Agreement or at Parent’s express written request, or (vi) any claim, demand or action (including any class action or derivative litigation) asserted, commenced or threatened by, on behalf of or in the name of, against or otherwise involving MyoKardia, the MyoKardia Board, any committee thereof and/or any of MyoKardia’s directors or officers relating directly or indirectly to the Merger Agreement, the Offer, the Merger or any of the Transactions (including any such claim or action based on allegations that MyoKardia’s entry into the Merger Agreement or the terms and conditions of the Merger Agreement or any of the Transactions constituted a breach of the fiduciary duties of any member of the MyoKardia Board or any officer of MyoKardia) (a “Transaction Litigation”) or any demand or action for appraisal of the fair value of any Shares pursuant to the DGCL in connection herewith; (c) (i) any change in MyoKardia’s credit ratings, (ii) any decline in the market price, or change in trading volume, of the capital stock of MyoKardia or (iii) any failure to meet, or changes to, any internal or public projections, forecasts, guidance, estimates, milestones, budgets or internal or published financial or operating predictions of revenue, earnings, cash flow or cash position or other financial or performance measures or operating statistics (whether made by MyoKardia or third parties) (it being understood that the exceptions in clauses (c) (i), (ii) and (iii) will not prevent or otherwise affect a determination that the underlying cause of any such change, decline or failure referred to therein is, or would reasonably be expected to be, a Material Adverse Effect); or (d) any regulatory, preclinical or clinical, competitive, pricing, reimbursement or manufacturing effects, changes, events, facts, circumstances or occurrences relating to or affecting any of mavacamten, danicamtiv, MYK-224, LUS-1, ACT-1 and the early stage targets covered by MyoKardia’s genetic cardiomyopathy programs (the “Products”) or any product or product candidate competitive with or related to any Product, in each case, not involving any wrongdoing by MyoKardia or any of its affiliates or Representatives (including (i) any suspension, rejection, refusal of, or request to refile any regulatory application, filing or approval or delay in obtaining, making or maintaining any such regulatory application, filing or approval or launching commercial sales of any Product, (ii) any regulatory actions, requests, recommendations, determinations or decisions of any governmental authority related to any Product, (iii) any delay, hold or termination of any preclinical or clinical study, trial or test related to any Product, (iv) any results, outcomes, data, adverse events, side effects or safety observations arising from any preclinical or clinical studies, trials or tests related to any Product, (v) approval by the United States Food and Drug Administration or any successor agency (the “FDA”) or another governmental authority, market entry or threatened market entry of any product or product candidate competitive with or related to any Product, (vi) any production or supply chain disruption affecting the manufacture of any Product, and (vii) any recommendations, statements, decisions or other pronouncements made, published or proposed by professional medical organizations, payors, Governmental Authorities or representatives of any of the foregoing related to any Product); provided further, however, that any effect, change, event, fact, circumstance or occurrence referred to in clause (a) or clauses (b)(i), (iii) or (iv) may be taken into account in determining whether there has been, or would reasonably be expected to be, a Material Adverse Effect to the extent such effect, change, event, fact, circumstance or occurrence has a disproportionate adverse effect on the business, results of operations, assets or financial condition of MyoKardia and its subsidiaries, taken as a whole, as compared to other companies in the industry in which MyoKardia and its subsidiaries operate.
16.	Certain Legal Matters; Regulatory Approvals
Regulatory Matters
General
Based on our examination of publicly available information filed by MyoKardia with the SEC and a review of certain information furnished by MyoKardia to Purchaser, we are not aware of any governmental license or regulatory permit that appears to be material to MyoKardia’s business that might be adversely affected by our acquisition of Shares pursuant to the Offer or, except as set forth below, of any approval or other action by any government or governmental authority or agency, domestic, foreign or supernational, that would be required for our acquisition or ownership of Shares pursuant to the Offer. Should any such approval or other action be required or desirable, we currently contemplate that such approval or other action will be sought. Except as described below, there is no current intent to delay the purchase of Shares tendered pursuant to the Offer pending the outcome of any such matter. We are unable to predict whether we will determine that we are required to delay the acceptance for payment of or payment for Shares tendered pursuant to the Offer pending the outcome of any approval or other action not described below. There can be no assurance that any such approval or other action, if needed, would be obtained (with or without substantial conditions) or that if such approvals were not obtained or such other actions were not taken adverse consequences might not result to MyoKardia’s business or certain parts of MyoKardia’s business might not have to be disposed of, any of which could cause Purchaser to elect to terminate the Offer without the purchase of Shares thereunder. Our obligation under the Offer to accept for payment and pay for Shares is subject to the conditions set forth in “—Section 15—Conditions to the Offer.”
State Takeover Statutes
As a Delaware corporation, MyoKardia is subject to Section 203 of the DGCL. In general, Section 203 of the DGCL prevents a Delaware corporation from engaging in a “business combination” (defined to include mergers and certain other actions) with an “interested stockholder” (including a person who owns or has the right to acquire 15% or more of a corporation’s outstanding voting stock) for a period of three years following the date such person became an “interested stockholder” unless, among other things, the “business combination” is approved by the board of directors of such corporation before such person became an “interested stockholder.” MyoKardia has represented to Purchaser in the Merger Agreement that, assuming the accuracy of certain representations and warranties made by Purchaser, the MyoKardia Board has taken all action necessary to render Section 203 of the DGCL inapplicable to the Offer and the Merger and the other transactions contemplated by the Merger Agreement.

In addition to Section 203 of the DGCL, a number of other states have adopted laws which purport, to varying degrees, to apply to attempts to acquire corporations that are incorporated in, or which have substantial assets, stockholders, principal executive offices or principal places of business or whose business operations otherwise have substantial economic effects in, such states. MyoKardia, directly or through subsidiaries, conducts business in a number of states throughout the United States, some of which may have enacted such laws. Except as described herein, we do not know whether any of these laws will, by their terms, apply to the Offer or the Merger, and we have not attempted to comply with any such laws. To the extent that certain provisions of these laws purport to apply to the Offer or the Merger, we believe that there are reasonable bases for contesting the application of such laws.
In 1982, in Edgar v. MITE Corp., the Supreme Court of the United States invalidated on constitutional grounds the Illinois Business Takeover Statute which, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. However, in 1987, in CTS Corp. v. Dynamics Corp. of America, the Supreme Court held that the State of Indiana could, as a matter of corporate law, constitutionally disqualify a potential acquirer from voting shares of a target corporation without the prior approval of the remaining stockholders where, among other things, the corporation is incorporated, and has a substantial number of stockholders, in the state. Subsequently, in TLX Acquisition Corp. v. Telex Corp., a U.S. federal district court in Oklahoma ruled that the Oklahoma statutes were unconstitutional as applied to corporations incorporated outside Oklahoma in that they would subject such corporations to inconsistent regulations. Similarly, in Tyson Foods, Inc. v. McReynolds, a U.S. federal district court in Tennessee ruled that four Tennessee takeover statutes were unconstitutional as applied to corporations incorporated outside Tennessee. This decision was affirmed by the United States Court of Appeals for the Sixth Circuit. In December 1988, a U.S. federal district court in Florida held in Grand Metropolitan PLC v. Butterworth that the provisions of the Florida Affiliated Transactions Act and the Florida Control Share Acquisition Act were unconstitutional as applied to corporations incorporated outside of Florida.
If any government official or third party seeks to apply any state takeover law to the Offer or the Merger, we will take such action as then appears desirable, which action may include challenging the applicability or validity of such statute in appropriate court proceedings. If it is asserted that one or more state takeover statutes is applicable to the Offer or the Merger and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer or the Merger, we may be required to file certain information with, or to receive approvals from, the relevant state authorities or holders of Shares, and we may be unable to accept for payment or pay for Shares tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer or the Merger. In such case, we may not be obligated to accept for payment or pay for any tendered Shares. See “—Section 15—Conditions to the Offer.”
U.S. Antitrust
Under the HSR Act and the rules that have been promulgated thereunder, certain acquisition transactions may not be consummated unless Premerger Notification and Report Forms have been filed with the Federal Trade Commission (the “FTC”) and the Antitrust Division of the United States Department of Justice (the “Antitrust Division”) and certain waiting period requirements have been satisfied. The purchase of Shares pursuant to the Offer and the Merger is subject to such requirements.
Each of Parent and MyoKardia will file a Premerger Notification and Report Form under the HSR Act with respect to the Offer and the Merger with the Antitrust Division and the FTC on October 19, 2020. The waiting period applicable to the purchase of Shares pursuant to the Offer will expire at 11:59 p.m., New York City time, on November 3, 2020, but this period may be shortened if the FTC or the Antitrust Division, as applicable, grants “early termination” of the waiting period, or it may change if Parent voluntarily withdraws and refiles its Premerger Notification and Report Form in order to restart the 15-day waiting period, or if the reviewing agency issues a formal request for additional information and documentary material. If such a request is made, the waiting period will be extended until 11:59 p.m., New York City time, ten calendar days after substantial compliance with such request. Thereafter, such waiting period can be extended only by court order or agreement of Parent, MyoKardia, Purchaser and the Antitrust Division or the FTC, as applicable. See “—Section 15—Conditions to the Offer” for certain conditions to the Offer, including conditions with respect to certain governmental actions and “—Section 13—The Transaction Documents—The Merger Agreement—Termination” for certain termination rights pursuant to the Merger Agreement with respect to certain governmental actions. It is also possible that Parent and MyoKardia could enter into a timing agreement with the reviewing agency that could affect the timing of the closing of the transactions contemplated by the Merger Agreement.

Other Antitrust Approvals
MyoKardia and its subsidiaries also transact business outside of the United States. Under the antitrust or merger control statutes or regulations of certain of these foreign countries, certain acquisition transactions require the filing of information with, or the obtaining of the approval of, antitrust or competition authorities therein. We do not believe that the purchase of Shares by Purchaser in the Offer or the Merger is subject to such requirements.
Regulatory Undertakings
The parties to the Merger Agreement have agreed that:
(a) subject to the terms and conditions of the Merger Agreement, each of the parties will cooperate with the other parties and use (and will cause their respective subsidiaries and affiliates to use) their respective reasonable best efforts (unless, with respect to any action, another standard of performance is expressly provided for in the Merger Agreement) to promptly (i) take, or cause to be taken, all actions, and do, or cause to be done, and assist and cooperate with the other parties in doing, all things necessary, proper or advisable to cause the conditions to the closing of the Merger to be satisfied as promptly as reasonably practicable and to consummate and make effective, in the most expeditious manner reasonably practicable, the Transactions, including preparing and filing promptly and fully all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents, (ii) obtain all approvals, consents, registrations, waivers, permits, authorizations, orders and other confirmations from any governmental authority or third party necessary, proper or advisable to consummate the Transactions and (iii) execute and deliver any additional instruments necessary to consummate the Transactions, other than, in the case of each of clauses (i) through (iii), with respect to filings, notices, petitions, statements, registrations, submissions of information, applications and other documents, approvals, consents, registrations, permits, authorizations and other confirmations relating to Antitrust Laws (as defined below), which are addressed in the paragraph (c) below. Notwithstanding anything to the contrary in the Merger Agreement, prior to the Merger Effective Time, no party will be required to, and MyoKardia will not without the consent of Parent, pay any consent or other similar fee, “profit-sharing” or other similar payment or other consideration in any form (including increased rent or other similar payments or commercial accommodation or agree to enter into any amendments, supplements or other modifications to (or waivers of) the existing terms of any contract), or provide additional security (including a guaranty) or otherwise assume or incur or agree to assume or incur any liability, to obtain any consent of any person (other than any governmental authority) under any contract;
(b) each of the parties will use its reasonable best efforts to make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the Transactions, as soon as practicable and advisable after the date of the Merger Agreement, but in no event later than ten business days after the date of the Merger Agreement, and to utilize reasonable best efforts to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act. Parent will pay all filing fees applicable for filings made pursuant to this paragraph (b). Further, each party will use its reasonable best efforts to eliminate each and every impediment and obtain all consents under the HSR Act or any other such Antitrust Laws that may be required by any foreign or U.S. federal, state or local governmental authority pursuant thereto, in each case with competent jurisdiction, so as to enable the parties to consummate the Transactions prior to the Outside Date. Without limiting the foregoing, Parent’s and Purchaser’s reasonable best efforts will include (i) committing to or effecting, by consent decree, hold separate order, trust, or otherwise, the divestiture, sale, license, transfer, assignment or other disposition of assets or businesses of MyoKardia or its subsidiaries, (ii) terminating, relinquishing, modifying, transferring, assigning, restructuring, or waiving existing agreements, collaborations, relationships, ventures, contractual rights, obligations or other arrangements of MyoKardia or its subsidiaries, and (iii) creating or consenting to create any relationships, ventures, contractual rights, obligations, behavioral undertakings or other arrangements of MyoKardia or its subsidiaries (and, in each case, to enter, or offer to enter, into agreements and stipulate to the entry of an order or decree or file appropriate applications with any governmental authority in connection with any of the foregoing and in the case of actions by or with respect to any of MyoKardia or its businesses or assets, by consenting to such action by MyoKardia) (each a “Divestiture Action”); provided, that Parent and Purchaser will not be required to take a Divestiture Action or any other action pursuant to this paragraph (b) (A) if such Divestiture Action or other action would reasonably be expected to have, individually or in the aggregate, a material adverse impact on, or as measured in comparison to, the expected benefits of the Transactions to Parent and Purchaser and (B) unless such Divestiture Action or other action is necessary to consummate the Transactions prior to the Outside Date. In no event will Parent, MyoKardia or their respective affiliates be required to proffer, consent to or agree to or effect any undertaking or other action relating to any objections asserted by any governmental authority with respect to the

Transactions under any Antitrust Laws unless such action is conditioned upon the consummation of the Merger. Neither MyoKardia nor its subsidiaries will, without the express written consent of Parent, take or agree to take any action relating to any objections asserted by any governmental authority with respect to the Transactions under any Antitrust Laws with respect to its business or operations, but, if requested by Parent in writing, MyoKardia will, and will cause its subsidiaries to, subject to this paragraph (b), take any such actions to obtain any of the governmental approvals contemplated in this paragraph (b);
(c) each of the parties will use its reasonable best efforts to (i) cooperate in all respects with each other in connection with any filing or submission with a governmental authority in connection with the Transactions and in connection with any investigation or other inquiry by or before a governmental authority relating to the Transactions, including any proceeding initiated by a private person, and (ii) subject to applicable Laws relating to the exchange of information, consult with the other parties with respect to information relating to the other parties and their respective subsidiaries, as the case may be, that appears in any filing made with, or written materials submitted to, any third person or any governmental authority in connection with the Transactions, other than “4(c) documents” and “4(d) documents” as these terms are used in the rules and regulations under the HSR Act. To the extent reasonably practicable, all telephone calls and meetings with a governmental authority regarding the Transactions will include representatives of Parent and MyoKardia, and each party must inform the other of any communications with a governmental authority relating to any Antitrust Laws. Except as otherwise restricted by this paragraph (c), Parent and MyoKardia or their outside counsel will have the right to review in advance all written materials submitted or communications made to any governmental authority in connection with the Transactions, in each case, to the extent such materials or communications are related to any Antitrust Laws; provided that materials required to be provided pursuant to this paragraph (c) may be redacted (A) to remove references concerning the valuation of MyoKardia, (B) as necessary to comply with contractual arrangements, (C) as necessary to comply with applicable Law, and (D) as necessary to address reasonable privilege or confidentiality concerns; provided further, that a party may reasonably designate any competitively sensitive material provided to another party under this paragraph (c) as “Outside Counsel Only”. Notwithstanding the foregoing, Parent will, following consultation with MyoKardia and after giving due consideration to its views and acting reasonably and in good faith, direct and control all aspects of each party’s efforts to gain regulatory clearance either before any governmental authority or in any action brought to enjoin the Transactions pursuant to any Antitrust Laws; and
(d) neither Parent nor Purchaser will, nor will they permit their subsidiaries or controlled affiliates to, acquire or agree to acquire any rights, interests, assets, business, person or division thereof (through acquisition, license, joint venture, collaboration or otherwise), if such acquisition would reasonably be expected to materially increase the risk of not obtaining any applicable clearance, consent, approval or waiver under the HSR Act or other Antitrust Laws with respect to the Offer or the Merger or the other Transactions or otherwise not complying with the requirements described in this section “—Regulatory Undertakings.”
“Antitrust Laws” means the Sherman Act, the Clayton Act, the HSR Act, the Federal Trade Commission Act, all applicable foreign antitrust laws and all other applicable Laws issued by a governmental authority that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.
Notification of Certain Matters; Litigation Related to the Merger
Prior to the Merger Effective Time, Parent and MyoKardia will give prompt notice to the other of (a) any Actions commenced or, to such party’s Knowledge, threatened against such party which relates to the Merger Agreement or the Transactions, (b) any fact, event or circumstance that (i) has had or would reasonably be expected to result in any Material Adverse Effect or Parent Material Adverse Effect, as applicable, or (ii) is reasonably likely to result in any of the Offer Conditions not being able to be satisfied prior to the Outside Date, and (c) any Clinical Event.
“Clinical Event” means any action, or any adverse inspection or audit finding that would reasonably be expected to result in an action, by a governmental authority to place a clinical hold order on, or otherwise terminate, suspend or restrict in any material respect, any ongoing clinical trial conducted by MyoKardia or any of its subsidiaries with respect to any mavacamten, danicamtiv, MYK-224, LUS-1, ACT-1 and the early stage targets covered by MyoKardia’s genetic cardiomyopathy programs (each, a “Product”) which would reasonably be expected to result in a material delay or material impairment in the ability of MyoKardia to obtain any regulatory authorizations from any governmental authority relating to such Product.

MyoKardia (a) will (i) give Parent the opportunity to participate in, but not control, the defense and settlement of any Transaction Litigation against MyoKardia or its directors relating to the Merger Agreement or the Transactions (to the extent that the attorney-client privilege is not undermined or otherwise adversely affected) and (ii) keep Parent reasonably informed with respect to the status thereof, and (b) will not offer or propose to settle, settle or agree to settle any such Transaction Litigation without Parent’s prior written consent (which will not be unreasonably withheld, conditioned or delayed).
Lawsuits arising out of or relating to the Offer, the Merger or any other transactions referenced herein may be filed in the future.
17.	Fees and Expenses
We have retained MacKenzie Partners, Inc. to act as the Information Agent and Equiniti Trust Company to act as the Depositary in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone and personal interviews and may request brokers, dealers, commercial banks, trust companies and other nominees to forward materials relating to the Offer to beneficial owners. The Information Agent and the Depositary each will receive reasonable and customary compensation for their respective services, will be reimbursed for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection therewith, including certain liabilities under the U.S. federal securities laws.
We will not pay any fees or commissions to any broker or dealer or any other person (other than the Information Agent and the Depositary) for soliciting tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks, trust companies and other nominees will, upon request, be reimbursed by Purchaser for reasonable and necessary costs and expenses incurred by them in forwarding materials to their customers.
18.	Miscellaneous
The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares in any U.S. or foreign jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the laws of such jurisdiction. In those jurisdictions where the applicable Laws require that the Offer be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction to be designated by Purchaser. We are not aware of any jurisdiction where the making of the Offer is prohibited by any administrative or judicial action pursuant to any valid state statute. If we become aware of any valid state statute prohibiting the making of the Offer or the acceptance of the Shares, we will make a good faith effort to comply with that state statute. If, after a good faith effort, we cannot comply with the state statute, we will not make the Offer to, nor will we accept tenders from or on behalf of, the holders of Shares in that state.
No person has been authorized to give any information or make any representation on behalf of Purchaser, Parent or any of their respective affiliates, not contained in this Offer to Purchase or in the related Letter of Transmittal and, if given or made, such information or representation must not be relied upon as having been authorized.
We have filed with the SEC a Schedule TO, together with exhibits thereto, furnishing certain additional information with respect to the Offer, and may file amendments to our Schedule TO. In addition, MyoKardia has filed the Schedule 14D-9, together with the exhibits thereto, setting forth the MyoKardia Board Recommendation and furnishing certain additional related information. Our Schedule TO, the Schedule 14D-9 and any exhibits or amendments thereto may be examined and copies may be obtained from the SEC in the manner described in “—Section 8—Certain Information Concerning MyoKardia” and “—Section 9—Certain Information Concerning Purchaser and Parent” above.
Gotham Merger Sub Inc.
October 19, 2020

SCHEDULE I
DIRECTORS AND EXECUTIVE OFFICERS OF PARENT
The name, age, country of citizenship, current principal occupation or employment and material occupations, positions, offices or employment for the past five years of each director and executive officer of Parent are set forth below. Unless otherwise indicated, each occupation set forth opposite an individual’s name refers to a position with Parent. Unless otherwise indicated, the business address of each director, executive officer is 430 E. 29th Street, 14FL, New York, NY 10016. Directors are identified by an asterisk.
Name	Current Principal Occupation or Employment and Five-Year Employment History	Country of Citizenship
Giovanni Caforio, M.D.*
Dr. Caforio has served as Chairman of the Board since May 2017 and Chief Executive Officer since May 2015. He has been a director since 2014. He served as Chief Operating Officer from June 2014 to May 2015, Executive Vice President and Chief Commercial Officer from November 2013 to June 2014, President, U.S. from October 2011 to November 2013, Senior Vice President, Global Commercialization and Immunology from May 2010 to October 2011, Senior Vice President, Oncology, U.S. and Global Commercialization from March 2009 to May 2010, Senior Vice President, U.S. Oncology from January 2007 to March 2009, Senior Vice President, European Marketing and Brand Commercialization from May 2004 to January 2007.
USA and Italy
Vicki L. Sato, Ph.D.*
Dr. Sato is a Lead Independent Director. She has served as a director since 2006. She has served as Chairman of the Board of Denali Therapeutics, Inc. since August 2016 and a director of that company since April 2015. She served as Professor of management practice at the Harvard Business School from July 2005 to June 2017 and Professor of the practice of molecular and cell biology at Harvard University from July 2005 to October 2014.
USA
Peter J. Arduini*
Mr. Arduini has served as a director since 2016. He has served as President and Chief Executive Officer at Integra LifeSciences Holdings Corporation, a global medical technology company since January 2012 and President and Chief Operating Officer at that company from November 2010 to January 2012. He served as Corporate Vice President and President of Medication Delivery at Baxter Healthcare from 2005 to 2010.
USA
Robert Bertolini*
Mr. Bertolini has served as a director since 2017. He served as President and Chief Financial Officer of Bausch & Lomb Incorporated from February 2013 to August 2013. Prior to that, he served as Executive Vice President and Chief Financial Officer at Schering Plough Corp. through its merger with Merck & Co., Inc. from November 2003 to November 2009.
USA
Sch I-1

Name	Current Principal Occupation or Employment and Five-Year Employment History	Country of Citizenship
Michael W. Bonney*
Mr. Bonney has served as a director since 2019. He previously served as Chief Executive Officer and Chairman of Kaleido Biosciences, Inc. from June 2017 to August 2018 and has served as the Executive Chair of the Board of that company since August 2018. Prior to that, Mr. Bonney was Partner of Third Rock Ventures, LLC from January 2016 to July 2016. Before that, he was Chief Executive Officer and a member of the Board of Directors of Cubist Pharmaceuticals Inc. until it was acquired by Merck & Co., Inc. from June 2003 to December 2014. Mr. Bonney served as Chair of the Board of Trustees of Bates college from 2010 to 2019.
USA
Matthew W. Emmens*
Mr. Emmens has served as a director since 2017. From 2003 to 2008, he served as Chief Executive Officer of Shire PLC and subsequently served as Chairman of the Board from 2008 to 2014. Mr. Emmens was also Chairman, President and Chief Executive Officer of Vertex Pharmaceuticals Incorporated from 2009 to 2012. Before that, he served as President, Worldwide Pharmaceuticals of Merck KGaA from 1999 to 2003. Prior to that, he was Chief Executive Officer, Commercial Operations of Astra Merck Inc. from 1992 to 1999.
USA
Julia A. Haller, M.D.*
Dr. Haller has served as a director since 2019. Dr. Haller has served as Ophthalmologist-in-Chief of Wills Eye Hospital in Philadelphia, PA, where she holds the William Tasman, M.D. Endowed Chair since 2007. She is currently Professor and Chair of the Department of Ophthalmology at Sidney Kimmel Medical College at Thomas Jefferson University and Thomas Jefferson University Hospitals. Prior to that she was a member of the Johns Hopkins faculty, where she held the Katharine Graham Chair in Ophthalmology until 2007.
USA
Dinesh C. Paliwal*
Mr. Paliwal has served as a director since 2013. He served as President and Chief Executive Officer at Harman International from 2007 to April 2020 and served as Chairman of that company from July 2008 until March 2017. Mr. Paliwal is currently serving as Senior Advisor to the Harman International board of directors and chief executive officer until December 2020. Prior to that, Mr. Paliwal was a member of the Group Executive Committee of ABB Ltd. from January 2001 to June 2007, President of Global Markets and Technology of that company from January 2006 to June 2007, Chairman and Chief Executive Officer of ABB North America from January 2004 to June 2007, and served as President and Chief Executive Officer of ABB Automation Technologies Division from October 2002 to December 2005.
USA
Sch I-2

Name	Current Principal Occupation or Employment and Five-Year Employment History	Country of Citizenship
Paula A. Price*
Ms. Price has served as a director since September 2020. Most recently, she served as Executive Vice President and Chief Financial Officer of Macy’s, Inc. until May 2020. She currently remains an advisor to the renowned retailer. Prior to that, she was a full-time Senior Lecturer for Harvard Business School in the Accounting and Management Unit from 2014 - 2018. Before that, Ms. Price also served as EVP and CFO for Ahold USA, Controller and Chief Accounting Officer (CAO) of CVS Caremark Corporation, and in senior leadership positions at JPMorgan Chase, Prudential Financial, Diageo, and Kraft Foods. A Certified Public Accountant (CPA), she began her career at Arthur Andersen & Co. Ms. Price currently serves on the Boards of Directors of Accenture plc and Western Digital Corp. She previously served on the Board of Directors of Dollar General Corporation.
USA
Derica W. Rice*
Mr. Rice has served as a director since September 2020. From March 2018 to February 2020, he served as EVP of CVS Health and President of its pharmacy benefits management (PBM) business, CVS Caremark, where he led the PBM business. Prior to that, he served as the EVP of global services and CFO for Eli Lilly and Company from 2006 to 2017. He is currently a member of The Walt Disney Company’s Board of Directors and previously served on the Board of Directors of Target Corporation.
USA
Theodore R. Samuels*
Mr. Samuels has served as director since 2017. He was President of the Capital Guardian Trust Company from 2010 to 2016. He was also a representative of Capital Group for Focusing Capital on the Long Term from 2014 to 2015. At Capital Group, Mr. Samuels served as a member of the board from 2005 to 2009, served on both the Audit and Finance Committees from 2013 to 2016.
USA
Gerald L. Storch*
Mr. Storch has served as a director since 2012. Mr. Storch has served as Chief Executive Officer of Storch Advisors since November 2017 and also held the position from November 2013 to January 2015. From January 2015 to November 2017, he was Chief Executive Officer of Hudson’s Bay Company, a leading owner and operator of department stores, including Saks Fifth Avenue, Lord & Taylor, Hudson’s Bay Department Stores, Home Outfitters, Saks OFF 5th, Kaufhof, Inno and the e commerce business Gilt. Before that, Mr. Storch was Chairman of Toys “R” Us, Inc., from February 2006 to November 2013 and was Chief Executive Officer February 2006 to May 2013.
USA
Sch I-3

Name	Current Principal Occupation or Employment and Five-Year Employment History	Country of Citizenship
Karen H. Vousden, Ph.D.*
Dr. Vousden has been a director since 2018. She has also been Senior Group Leader at the Francis Crick Institute in London since February 2017 and has been Chief Scientist of Cancer Research UK since July 2016. Prior to that, Dr. Vousden was Director of the Cancer Research—UK (CRUK) Beatson Institute in Glasgow from 2002 to 2016.
United Kingdom
Phyllis R. Yale*
Ms. Yale has served as director since 2019. She is an Advisory Partner at Bain & Company. Ms. Yale joined Bain in 1982 where she has been a leader in building Bain’s healthcare practice and has served in a number of leadership roles. She is Chair of the Board of Blue Cross Blue Shield of Massachusetts and a member of the advisory board of Harvard Business School Healthcare Initiative.
USA
Nadim Ahmed
Mr. Ahmed has served as Executive Vice President and President, Hematology since 2019. He was Executive Vice President/President Hematology/Oncology at Celgene from 2017 to 2019, Senior Vice President Worldwide Markets at Celgene from 2016 to 2017 and Corporate Vice President, U.S. Commercial at Celgene from 2014 to 2016.
USA
Christopher Boerner, Ph.D.
Dr. Boerner has served as Executive Vice President and Chief Commercialization Officer since 2018. He was President and Head, International Markets from 2017 to 2018, President and Head of U.S. Commercial from 2015 to 2017 and Executive Vice President at Seattle Genetics from 2014 to 2015.
USA
Adam Dubow
Mr. Dubow has served as Senior Vice President, Chief Compliance and Ethics Officer since 2018. He was Vice President and Associate General Counsel, Research and Development from 2015 to 2018 and Vice President and Assistant General Counsel, China, Japan and Intercon Region and EMAC Region from 2013 to 2015.
USA
Joseph E. Eid, M.D.
Dr. Eid has served as Senior Vice President and Head of Global Medical Affairs since 2017. He was Head of Global Medical from 2017 to 2019 and Vice President, Head of Oncology Global Medical Affairs at Merck from 2014 to 2017.
USA
David V. Elkins
Mr. Elkins has served as Executive Vice President and Chief Financial Officer since 2019. He was Chief Financial Officer at Celgene from 2018 to 2019, Worldwide Vice President and Chief Financial Officer, Consumer Products, Medical Development and Corporate Functions at Johnson & Johnson from 2017 to 2018 and Group Vice President and Chief Financial Officer, Consumer and Consumer Medicines at Johnson & Johnson from 2014 to 2017.
USA
Sch I-4

Name	Current Principal Occupation or Employment and Five-Year Employment History	Country of Citizenship
Samit Hirawat, M.D.
Dr. Hirawat has served as Executive Vice President, Chief Medical Officer, Global Drug Development since 2019. He was Executive Vice President, Head of Oncology Development at Novartis from 2017 to 2019 and Senior Vice President & Global Program Head at Novartis from 2012 to 2016.
USA
Sandra Leung
Ms. Leung has served as Executive Vice President and General Counsel since 2015. She was Executive Vice President, General Counsel and Corporate Secretary from 2014 to 2015 and General Counsel and Corporate Secretary from 2007 to 2014.
USA
Kathryn Metcalfe
Ms. Metcalfe has served as Executive Vice President, Corporate Affairs since 2020. She was Chief Communications Officer at CVS Health Corporation from 2018 to 2019, Chief Communications Officer at Aetna, Inc. from 2016 to 2018 and Chief Communications Officer at Deloitte, LLP from 2011 to 2016.
USA
Elizabeth A. Mily	Ms. Mily has served as Executive Vice President, Strategy & Business Development since March 2020.	USA
Ann M. Powell
Ms. Powell has served as Executive Vice President, Chief Human Resources Officer since 2019. She was Senior Vice President, Chief Human Resources Officer from 2016 to 2019, Senior Vice President, Global Human Resources from 2013 to 2016 and Chief Human Resources Officer at Shire Pharmaceuticals from 2009 to 2013.
USA
Lou Schmukler
Mr. Schmukler has served as Executive Vice President and President, Global Product Development & Supply since 2019. He was Senior Vice President and President, Global Product Development and Supply from 2017 to 2019 and President, Global Product Development and Supply from 2011 to 2017.
USA
Rupert Vessey, D.Phil.	Dr. Vessey has served as Executive Vice President and President, Research and Early Development since 2019. He was President of Research and Early Development at Celgene from 2015 to 2019.	USA
Paul von Autenried
Mr. von Autenried has served as Executive Vice President, Chief Information Officer since 2019. He was Senior Vice President, Chief Information Officer from 2016 to 2019 and Senior Vice President, Enterprise Services and Chief Information Officer from 2012 to 2016.
USA
Sch I-5

DIRECTORS AND EXECUTIVE OFFICERS OF PURCHASER
The name, age, country of citizenship, current principal occupation or employment and material occupations, positions, offices or employment for the past five years of each director and executive officer of Purchaser are set forth below. Unless otherwise indicated, each occupation set forth opposite an individual’s name refers to a position with Purchaser. Unless otherwise indicated, the business address of each director and executive officer of Purchaser is 430 E. 29th Street, 14FL, New York, NY 10016. Directors are identified by an asterisk.
Name	Current Principal Occupation or Employment and Five-Year Employment History	Country of Citizenship
Elizabeth A. Mily*
Ms. Mily has served as Director, President and Chief Executive Officer of Purchaser since October 2020. Ms. Mily has also served as Executive Vice President, Strategy & Business Development for Parent since March 2020.
USA
Jeffrey Galik*	Mr. Galik has served as Director and Vice President and Treasurer of Purchaser since October 2020. Mr. Galik has also served as Senior Vice President and Treasurer for Parent since 2010.	USA
Brian Heaphy*
Mr. Heaphy has served as Director and Vice President of Purchaser since October 2020. Mr. Heaphy has also served as Vice President, Corporate Development, Cardiovascular & Neuroscience Business Development since 2019 for Parent, and Executive Director, Business Development, since 2011 for Parent.
USA
Katherine Kelly	Ms. Kelly has served as Secretary of Purchaser since October 2020. Ms. Kelly has also served as Vice President and Corporate Secretary for Parent since 2015.	USA
Sch I-6

Manually signed facsimile copies of the Letter of Transmittal will be accepted. The Letter of Transmittal and certificates for Shares and any other required documents should be sent to the Depositary at one of the addresses set forth below:
The Depositary for the Offer is:
Equiniti Trust Company
***By Mail: By 5:00 p.m. NYC time on Expiration Date Equiniti Trust Company Shareowner Services Voluntary Corporate Actions P.O. Box 64858 St. Paul, Minnesota 55164-0858	***By Overnight Courier: By 5:00 p.m. NYC time on Expiration Date Equiniti Trust Company Shareowner Services Voluntary Corporate Actions 1110 Centre Pointe Curve, Suite 101 Mendota Heights, Minnesota 55120
If you have questions or need additional copies of this Offer to Purchase and the Letter of Transmittal, you can call the Information Agent at their respective addresses and telephone numbers set forth below. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.
The Information Agent for the Tender Offer is:

1407 Broadway
New York, New York 10018
(212) 929-5500
or
Call Toll-Free 1-800-322-2885
Email: tenderoffer@mackenziepartners.com